                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED



Filed by the Registrant:                      /x/
Filed by a Party other than the Registrant:   / /


Check the appropriate box:

     / /  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     /x/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           ILM II SENIOR LIVING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                           ILM II SENIOR LIVING, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)


Payment of Filing Fee (Check the appropriate box):

     / /  No fee required.
     /x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


          1) Title of each class of securities to which the transaction applies: common stock, $.01 par value, of ILM II Senior Living, Inc. (ILM II Common Stock).



          2) Aggregate number of securities to which the transaction applies:
             5,181,236 shares of ILM II Common Stock.



          3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11. The fee has been calculated as follows:



             Pursuant to Rule 0-11(c)(1) under the Exchange Act, a fee of $15,808.10 previously was paid to the Commission in connection with the filing of the Registrant's initial preliminary proxy materials on April 26, 1999 (at which time the maximum aggregate value of the transaction was $74,110,000).



          4) Proposed maximum aggregate value of the transaction: $67,571,000.



          5) Total fee paid herewith: -0- (previously paid; see item 3).



     /x/  Fee previously paid.


     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                           ILM II SENIOR LIVING, INC.
                       1750 TYSONS BOULEVARD, SUITE 1200
                         TYSONS CORNER, VIRGINIA 22102
                                 (888) 257-3550





                                  May 18, 2000



Dear ILM II Shareholders:



     Your Board of Directors has unanimously approved the merger of ILM II Senior Living, Inc. into a 100% owned subsidiary of Capital Senior Living Corporation.



     In the merger you will receive $13.04 in cash for each share of ILM II common stock you own and your former shares of ILM II common stock will be canceled. Accordingly, by virtue of the merger you no longer will have any ownership interest in ILM II and you will not participate in the potential future earnings and growth of ILM II or Capital.



     We have described the details of the merger in the accompanying proxy statement and encourage you to read the proxy statement and the appendices to that document carefully and in their entirety before deciding how to vote on the merger.



     Before we can complete the merger, you must vote to approve the transaction. A vote "FOR" the merger by the holders of at least 66- 2/3% of the outstanding ILM II common stock is required for the merger to occur.



     We have studied with our attorneys and financial advisors the terms, conditions, timing and effects of the merger, and we have reviewed and considered alternatives to the merger. We have received the written opinion of a nationally recognized investment banking firm confirming that the $13.04 to be paid to you in cash in the merger for each share of your ILM II common stock is fair to you, from a financial point of view. You can find the full text of the fairness opinion in Appendix B to the proxy statement. Please read the opinion carefully and in its entirety.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


     TO PROPERLY VOTE YOUR SHARES you can use the enclosed proxy card or attend the special meeting that will be held specifically for this very important vote. The special meeting will be held at 12:30 p.m., local time, on June 22, 2000 at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209.



     If you use the enclosed proxy card, please complete, sign, date and return it to us in the enclosed envelope as soon as possible. The envelope requires no postage if mailed in the United States.


     YOUR VOTE IS VERY IMPORTANT. To approve the merger, you must indicate a "FOR" vote by following the instructions appearing on the enclosed proxy card. IF YOU DO NOT VOTE, IT WILL COUNT AS A VOTE AGAINST THE MERGER.
                                                         Sincerely,
                                             /s/ J. WILLIAM SHARMAN, JR.
                                             ----------------------------------
                                                 J. William Sharman, Jr.
                                             Chairman of the Board of Directors,
                                                President and Chief Executive
                                                         Officer


THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



THE ATTACHED PROXY STATEMENT DATED MAY 18, 2000 IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 18, 2000.

                           ILM II SENIOR LIVING, INC.
                       1750 TYSONS BOULEVARD, SUITE 1200
                         TYSONS CORNER, VIRGINIA 22102
                                 (888) 257-3550



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



Dear ILM II Shareholders:



     We invite you to attend a special meeting of the shareholders of ILM II Senior Living, Inc. to be held at 12:30 p.m., local time, on June 22, 2000 at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209. The special meeting will be held for the following very important purposes:



          1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated October 19, 1999, as amended on April 18, 2000, among ILM II Senior Living, Inc., a Virginia finite-life corporation, Capital Senior Living Corporation, a Delaware corporation, and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, whereby ILM II will be merged with Capital Acquisition upon the terms and subject to the conditions of the merger agreement described in the attached proxy statement; and


          2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described for you in detail in the attached proxy statement and in the appendices to the attached document. We encourage you to read these materials very carefully and in their entirety.


     Only holders of record of ILM II common stock at the close of business on May 16, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of holders eligible to vote at the special meeting will be available for inspection at the special meeting and for a period of 10 days prior to the special meeting during regular business hours at ILM II's address indicated above.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


     PLEASE DO NOT SEND US YOUR ILM II STOCK CERTIFICATES AT THIS TIME.


                                               BY ORDER OF YOUR BOARD OF
                                          DIRECTORS

                                          /s/ J. WILLIAM SHARMAN, JR.
                                          -------------------------------------
                                                 J. William Sharman, Jr.
                                           Chairman of the Board of Directors,
                                          President and Chief Executive Officer


Tysons Corner, Virginia
May 18, 2000



     IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING, THE ATTACHED PROXY STATEMENT OR THE PROCEDURES FOR VOTING, PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO. INC., TOLL FREE AT 1-800-735-3591.

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................     1
SUMMARY....................................................................................................     3
   The Parties in the Merger...............................................................................     3
      Capital Senior Living Corporation....................................................................     3
      ILM II Senior Living, Inc............................................................................     3
   The Merger..............................................................................................     3
      The Payment You Will Receive in the Merger for Your Shares of ILM II Stock...........................     3
      The Merger Agreement.................................................................................     3
      There Are Conditions to Completing the Merger........................................................     3
      Termination of the Merger Agreement..................................................................     4
      Termination Fees.....................................................................................     4
   Our Recommendation to You...............................................................................     5
   Vote Required...........................................................................................     5
   Purposes and Reasons for the Merger.....................................................................     5
   Opinion of Our Financial Advisor........................................................................     6
   Payments Previously Made and to be Made to Our Financial Advisors.......................................     6
   Conduct of ILM II's Business if the Merger is not Completed.............................................     7
   Plans and Proposals of ILM II and Capital if the Merger Occurs..........................................     7
   You Have No Appraisal Rights............................................................................     7
   U.S. Federal Income Tax Consequences....................................................................     7
   Accounting Treatment....................................................................................     7
   Conflicts of Interest of ILM II Management..............................................................     8
   Third Party Financing of the Merger.....................................................................     8
   Litigation Pertaining to the Merger.....................................................................     9
   Concurrent ILM Merger...................................................................................     9
   Merger Procedures.......................................................................................     9
ILM II's CORPORATE STRUCTURE...............................................................................    10
SELECTED HISTORICAL FINANCIAL DATA.........................................................................    11
THERE IS NO ESTABLISHED MARKET FOR ILM II'S COMMON STOCK; DIVIDENDS........................................    13
THE SPECIAL MEETING........................................................................................    14
      Purpose of Special Meeting...........................................................................    14
      Record Date for the Special Meeting..................................................................    14
      Vote Required for Approval of the Merger Agreement...................................................    14
      Proxies; Solicitation and Revocation.................................................................    14
      Beneficial Ownership by Directors....................................................................    16
      People with Disabilities.............................................................................    16
      Confidential Voting..................................................................................    16
      Solicitation of Proxies by Soliciting Agent..........................................................    16
      Annual Meeting.......................................................................................    16
WHERE YOU CAN FIND MORE INFORMATION........................................................................    17
      A Very Important Warning About Our Forward-Looking Statements........................................    17
SPECIAL FACTORS............................................................................................    19


                                      (i)

                                                                                                             PAGE
                                                                                                             ----
   The Merger..............................................................................................    19
   History.................................................................................................    19
   Background of the Merger................................................................................    26
   Recommendation of the ILM II Board......................................................................    52
   Purposes, Alternatives, Timing and Reasons for the Merger...............................................    56
   Determination of Merger Consideration...................................................................    57
   Opinion of Cohen & Steers...............................................................................    57
   Plans and Proposals of ILM II and Capital...............................................................    67
   Present Intentions and Recommendations of Certain Persons with Regard to the Merger.....................    67
   Conduct of ILM II's Business if the Merger is not Completed.............................................    67
   Interests of Certain Persons in the Merger..............................................................    68
   No Independent Committee................................................................................    69
   The Merger Agreement....................................................................................    69
      The Merger...........................................................................................    69
      Effective Time.......................................................................................    69
      Conversion of Shares.................................................................................    70
      Exchange of Certificates.............................................................................    70
      Representations and Warranties.......................................................................    70
      Conduct of ILM II's Business Prior to the Merger.....................................................    72
      Conduct of Capital's Business Prior to the Merger....................................................    73
      Conditions to Completing the Merger..................................................................    73
      No Solicitation of Alternative Transactions..........................................................    74
      Termination of the Merger Agreement..................................................................    75
      Termination Fees; Reimbursement of Expenses..........................................................    76
   Proxy Statement; The Special Meeting....................................................................    77
   Accounting Treatment....................................................................................    77
   Simultaneous ILM Merger.................................................................................    77
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................................................    77
   Federal Income Tax Consequences of the Merger...........................................................    78
      Tax Characterization of the Merger to ILM II.........................................................    78
      Tax Consequences to ILM II Shareholders..............................................................    78
      Back-up Withholding Requirements.....................................................................    78
      Alien Holders........................................................................................    79
ESTIMATED COSTS AND FINANCING OF THE MERGER................................................................    80
   Financing; Source and Amount of Funds...................................................................    80
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILM II............    82
   General.................................................................................................    82
   Liquidity and Capital Resources.........................................................................    82
   Growth Strategies.......................................................................................    84
   Year 2000...............................................................................................    85
   Results of Operations for ILM II........................................................................    85
      Six Months Ended February 29, 2000 versus Six Months Ended February 28, 1999.........................    85


                                      (ii)

                                                                                                             PAGE
                                                                                                             ----
      Three Months Ended February 29, 2000 versus Three Months Ended February 28, 1999.....................    86
      1999 Compared to 1998................................................................................    86
      1998 Compared to 1997................................................................................    87
CERTAIN INFORMATION WITH RESPECT TO ILM II.................................................................    88
   General.................................................................................................    88
   Properties..............................................................................................    88
   Asset Management........................................................................................    89
   Legal Proceedings.......................................................................................    90
   Competition.............................................................................................    92
   Regulations.............................................................................................    92
   Employees...............................................................................................    93
   Insurance...............................................................................................    93
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................    94
SHAREHOLDER PROPOSALS......................................................................................    98
OTHER MATTERS..............................................................................................    98
EXPERTS....................................................................................................    98
NO APPRAISAL RIGHTS........................................................................................    98


                               LIST OF APPENDICES


Appendix A         Composite Merger Agreement
Appendix B         Opinion of Cohen & Steers Capital Advisors LLC


                                     (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1. Q: WHO IS SOLICITING MY PROXY?


   A: ILM II's Board of Directors.


2. Q: WHAT AM I BEING ASKED TO VOTE ON?


   A: You are being asked to vote to approve the merger agreement so that ILM II can be merged into a 100% owned subsidiary of Capital Senior Living Corporation.


3. Q: WHO IS CAPITAL?


   A: Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity. Capital has been the manager of ILM II's senior living communities since 1996.


4. Q: WHAT WILL I RECEIVE IN THE MERGER FOR EACH OF MY SHARES?


   A: You will receive $13.04 in cash for each share of your ILM II common stock. No interest will be paid on this amount.



5. Q: WHERE DOES CAPITAL INTEND TO OBTAIN THE FUNDS WHICH ARE NECESSARY TO PAY $13.04 PER SHARE IN CASH TO ALL HOLDERS OF ILM II'S COMMON STOCK?



   A: Capital has obtained the commitment of GMAC Commercial Mortgage Corporation to provide to Capital prior to the effective time of the merger $12.85 of the $13.04 per share in cash required by the merger agreement, and Capital has segregated in its accounts and reserved for payment to ILM II's shareholders the remaining $0.19 per share. GMAC's commitment to provide these funds is, however, subject to a variety of conditions and termination events, and expires by its terms on July 31, 2000.





6. Q: WHAT DO I NEED TO DO NOW?



   A: Please sign, date and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares of ILM II common stock can be represented at the special meeting.



7. Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?



   A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give it these instructions.



8. Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?


   A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.


9. Q: WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES OF ILM II STOCK IN PERSON AT THE SPECIAL MEETING?



   A: If you don't return your proxy card or vote your shares of ILM II stock in person at the special meeting, each share of your stock will be treated as a vote AGAINST approval of the merger agreement.



10. Q: SHOULD I SEND IN MY CERTIFICATES NOW?



     A: No. If the merger is completed, you will receive detailed written instructions for delivering your ILM II stock physically or electronically.



11. Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?



     A: A vote by the holders of at least 66- 2/3% of the outstanding ILM II common stock "FOR" approval of the merger agreement is required to approve the merger agreement.

12. Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED BY SEPTEMBER 30, 2000?



     A: The merger agreement will terminate and the merger of ILM II into Capital will not occur, unless the September 30, 2000 expiration date is extended to a subsequent date by the parties. There is no requirement or present intention to extend the September 30, 2000 expiration date.



13. Q: WILL I HAVE APPRAISAL RIGHTS IN THE MERGER?



     A: No. You will not have any right to dissent from the merger and receive a value for your shares of ILM II common stock determined by a court.



14. Q: WHEN WILL I RECEIVE $13.04 IN CASH FOR EACH SHARE OF MY ILM II COMMON STOCK?



     A: If the merger is completed you will receive $13.04 in cash for each share of ILM II common stock you own, promptly after we receive from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical stock certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your ILM II common stock.



15. Q: HOW WILL I KNOW THE MERGER HAS OCCURRED?



     A: If the merger occurs, ILM II and Capital will make a public announcement and you will receive notice of such fact by mail.



16. Q: ARE THERE ANY SIGNIFICANT RISKS IN THE MERGER THAT I SHOULD BE AWARE OF?



     A: Yes. There are significant risks involved with the merger. Before making any decision on how to vote on the merger or whether to vote, we encourage you to read carefully and in its entirety the "Special Factors--Interests of Certain Persons in the Merger" section of this document beginning on page 68.



17. Q: WHAT HAPPENS TO MY ILM II COMMON STOCK DIVIDENDS AFTER THE MERGER?



     A: If the merger occurs, you no longer will receive any dividends after the merger is completed because you no longer will be an ILM II shareholder and you will not become a Capital shareholder in the merger.

                                    SUMMARY


      THE FOLLOWING SUMMARY HIGHLIGHTS VERY IMPORTANT INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT BUT DOES NOT CONTAIN ALL OF THE INFORMATION IN THIS PROXY STATEMENT THAT IS IMPORTANT TO YOUR VOTING DECISION.



      YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ALL OF THE ATTACHED DOCUMENTS BEFORE YOU DECIDE HOW TO VOTE. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 17.


THE PARTIES IN THE MERGER

   CAPITAL SENIOR LIVING CORPORATION
      14160 Dallas Parkway, Suite 300
      Dallas, Texas 75240
      (972) 770-5600

      Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity.


      Capital Senior Living Acquisition, LLC is a Delaware limited liability company that is 100% owned by Capital and was formed primarily to effect the merger.



      Capital Acquisition has the same address and phone number as Capital.



   ILM II SENIOR LIVING, INC.
      1750 Tysons Boulevard, Suite 1200
      Tysons Corner, Virginia 22102
      (888) 257-3550



      ILM II and its subsidiaries own six senior living communities in five states with a total resident capacity of approximately 936 residents. The ILM II senior living communities have been managed by Capital since 1996.



THE MERGER


      If ILM II's shareholders approve the merger and all conditions to the merger are met, ILM II will be merged into Capital Acquisition and ILM II's separate corporate existence will terminate.



      After the merger you no longer will have any ownership interest in ILM II and you no longer will participate in the potential future earnings and growth of ILM II.



   THE PAYMENT YOU WILL RECEIVE IN THE MERGER FOR YOUR SHARES OF ILM II COMMON STOCK (SEE PAGE 70)



      After the merger occurs you will receive $13.04 in cash for each share of ILM II common stock you own. No interest will be paid on that amount. Under certain circumstances, this amount could be reduced by stock transfer and withholding taxes applicable to you.



   THE MERGER AGREEMENT (SEE PAGE 69)



      A composite version of the merger agreement is attached to this document as Appendix A. We encourage you to read that document in its entirety because it is the legal document that governs all of the terms and conditions of the merger.



   THERE ARE CONDITIONS TO COMPLETING THE MERGER (SEE PAGE 73)


      Completion of the merger depends on satisfying a number of conditions. These conditions include the:


      o approval of the merger agreement by the holders of at least 66- 2/3% of the outstanding ILM II common stock;



      o receipt of all authorizations, consents and approvals from government authorities relevant to the business and operations of the parties;



      o absence of any government or court order preventing or significantly delaying the occurrence of the merger;


      o accuracy of the representations and warranties made by the parties in the merger agreement;


      o performance by the parties of their respective obligations under the merger agreement;



      o receipt of all consents and approvals necessary for Capital to become the owner of and successor to ILM II's business and properties after the merger; and



      o receipt by Capital of all funds necessary to pay to you in the merger $13.04 in cash for each share of ILM II common stock you own.



   TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 75)


      The merger agreement can be terminated:


      o by ILM II and Capital if we mutually agree to do so;



      o by ILM II or Capital, if:



         -- any government or court order prevents the merger from occurring;



         -- ILM II's shareholders do not approve the merger agreement by September 29, 2000; or


         -- the merger is not completed by September 30, 2000.

      o by Capital, if:


         -- the ILM II Board withdraws or changes its recommendation to you to approve the merger agreement;



         -- the ILM II Board approves or recommends that you vote to approve a transaction involving the sale of ILM II to a party other than Capital on terms financially superior to the merger with Capital;



         -- ILM II signs an agreement for a transaction to merge ILM II with or sell ILM II to a party other than Capital;



         -- ILM II violates the merger agreement or its representations and warranties in the merger agreement are inaccurate; or



         -- there has been or there is likely to be a significant negative change in ILM II's business, operations or condition.



      o by ILM II, if:



         -- ILM II signs an agreement for a transaction involving the sale of ILM II to a party other than Capital on terms financially superior to the merger with Capital;


         -- Capital violates the merger agreement or its representations and warranties in the merger agreement are inaccurate;


         -- Capital fails to complete the merger for any reason after all conditions to do so are met under the merger agreement; or



         -- there has been or there is likely to be a significant negative change in Capital's business, operations or condition.



   TERMINATION FEES (SEE PAGE 76)



      ILM II must pay Capital a fee of $1,858,200, plus reimburse Capital for up to $2.0 million of its expenses incurred in the merger if:



      o the merger agreement is terminated by Capital because the ILM II Board withdraws or changes its recommendation to you to approve the merger agreement;


      o the merger agreement is terminated by Capital because the ILM II Board approves or recommends that you vote to approve a transaction involving the sale of ILM II to a party other than Capital on terms financially superior to the merger with Capital;





      o the merger agreement is terminated by Capital because ILM II signs an agreement for a transaction to merge ILM II with or sell ILM II to a party other than Capital;



      o the merger agreement is terminated by ILM II because it signs an agreement for a transaction involving the sale of ILM II to a party other than Capital on terms financially superior to the merger with Capital; or



      o ILM II violates its obligations under the merger agreement not to initiate or solicit offers and proposals for corporate transactions with parties other than Capital and a corporate transaction involving ILM II and a party other than Capital is completed within 16 months after Capital terminates the merger agreement because of ILM II's violation.



      Capital must pay ILM II a fee of $1,540,000 if ILM II terminates the merger agreement because Capital fails for any reason to complete the merger after the conditions for completion of the merger have been met, including Capital's failure to obtain the cash funds necessary to pay $13.04 per share in cash to all holders of ILM II's common stock.



      Neither Capital nor ILM II is entitled to receive any termination fees or reimbursement of expenses if they fail to meet their obligations under the merger agreement or any of their representations or warranties in the merger agreement are inaccurate.



OUR RECOMMENDATION TO YOU (SEE PAGE 52)


      After careful consideration of a number of factors and circumstances which are described in this proxy statement, your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable.


      Your Board of Directors has adopted the merger agreement and we recommend that you vote "FOR" approval of the merger agreement.



VOTE REQUIRED (SEE PAGE 14)



      Approval of the merger agreement requires the affirmative vote of the holders of not less than 66- 2/3% of the outstanding ILM II common stock.



PURPOSES AND REASONS FOR THE MERGER (SEE PAGE 56)



      Your Board of Directors considered a number of factors when it adopted the merger agreement. Those factors included:



      o general economic, industry and market conditions, including the continued significant deterioration of financial conditions in the senior living industry during the past 12 months;



      o the strategic financial alternatives available to ILM II to maximize the value of your shares of ILM II common stock;



      o the overall consolidation trend in the assisted living industry;



      o ILM II's financial condition, liquidity and profitability;

      o the likelihood of completing the merger with Capital;



      o the lack of any viable transactions with parties other than Capital having terms financially superior to the merger with Capital;



      o ILM II's finite-life status;



      o the opinion of ILM II's financial advisor, Cohen & Steers Capital Advisors LLC, delivered orally on April 17, 2000 to ILM II's Board, confirmed in writing on April 18, 2000 and reconfirmed in writing on the date of this proxy statement, that, as of those dates, the $13.04 in cash to be paid to you in the merger for each share of your ILM II common stock was fair to you, from a financial point of view;



      o the requirement for approval of the merger agreement by the holders of at least 66- 2/3% of the outstanding ILM II common stock;



      o ILM II's strengths and weaknesses as an independent public company;



      o the matters described on page 68 of this proxy statement under "Interests of Certain Persons in the Merger;"


      o the fully taxable nature of the merger;


      o ILM II's termination fee and expense reimbursement obligations to Capital;



      o the receipt by Capital of GMAC Commercial Mortgage Corporation's written commitment to provide to Capital $12.85 of the $13.04 in cash to be paid to you in the merger for each share of your ILM II common stock;



      o ILM II's historical commercial arrangements and familiarity with Capital;


      o the lack of any burdensome regulatory requirements for completion of the merger;



      o the simplicity of paying you cash in the merger as opposed to stock or other property;



      o the going-concern and the liquidation value of ILM II's properties; and



      o Capital's limited right of first and last offer in the case of transactions involving the sale or transfer of ILM II's properties.



      The purpose of the merger is to sell to Capital 100% of your ILM II common stock and for Capital to acquire 100% control of ILM II.



OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE 57)



      Cohen & Steers delivered on April 17, 2000 to ILM II's Board its oral opinion, which was confirmed in writing on April 18, 2000, and reconfirmed in writing on the date of this proxy statement that the $13.04 per share in cash to be received by you in the merger for each share of your ILM II common stock was fair to you on such dates, from a financial point of view.



      The full text of Cohen & Steers' opinion, which states the assumptions made, the matters considered and the limitations on Cohen & Steers' review, is attached as Appendix B to this proxy statement and should be read by you carefully and in its entirety.



PAYMENTS PREVIOUSLY MADE AND TO BE MADE TO OUR FINANCIAL ADVISORS (SEE PAGE 66)



      ILM II and ILM paid $700,000 to Cohen & Steers for certain past services provided to ILM II and ILM, and an additional $125,000 for its opinion (and a similar opinion furnished to the ILM Board) that the $13.04 in cash to be paid to you in the merger for each share of your ILM II common stock was, on the dates of such opinion, fair to you, from a financial point of view.



      Cohen & Steers will receive an additional $900,000 from ILM II and ILM upon completion of the merger with Capital. ILM II and ILM will seek from Cohen & Steers a prorated allocation of that amount if the ILM II merger is consummated but the ILM merger is not consummated, or vice versa.



CONDUCT OF ILM II'S BUSINESS IF THE MERGER IS NOT COMPLETED (SEE PAGE 67)



      If the Merger is not completed ILM II intends to operate its business as presently operated and, because ILM II is a finite-life entity, the ILM II Board will continue to review ILM II's strategic financial alternatives to maximize the value of your common stock.



PLANS AND PROPOSALS OF ILM II AND CAPITAL IF THE MERGER OCCURS (SEE PAGE 67)



      If the merger occurs, ILM II's corporate existence will end and all of its assets and liabilities will be owned by and become the obligations of Capital Acquisition.



      Capital has advised ILM II that it does not have any specific plans, proposals or agreements involving the liquidation or sale of ILM II's properties or involving any mergers or reorganizations of ILM II or its assets after the merger is completed.



      Capital also has informed ILM II that it has no specific plans, proposals or agreements to change the day-to-day management or operation of ILM II's business after the merger is completed.


      Capital may, however, change its intentions and plans at any time and from time to time in its discretion.



YOU HAVE NO APPRAISAL RIGHTS (SEE PAGE 98)



      You will not have any right to object to the merger and receive a judicially determined value for your shares of ILM II common stock.



U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 77)



      For U.S. federal income tax purposes, the merger will be treated as a sale of ILM II's assets to Capital followed by the termination of ILM II's existence. As an ILM II shareholder you will recognize gain or loss for tax purposes equal to the difference between (i) $13.04 for each share of your ILM II common stock and (ii) the amount of your adjusted cost of each share of your ILM II common stock as determined under applicable tax laws.



      Any gain or loss will be treated as a long-term capital gain or loss if at the time of the merger you have held your ILM II common stock for more than 12 months. Under U.S. federal income tax law, long-term capital gains are taxable at a maximum rate of 20% for individuals and 35% for corporations. You also may be subject to state and local taxes.



      DETERMINING THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU FROM A TAX POINT OF VIEW.



ACCOUNTING TREATMENT (SEE PAGE 77)



      For accounting and financial reporting purposes the merger will be accounted for in accordance with the "purchase method" of accounting.

CONFLICTS OF INTEREST OF ILM II MANAGEMENT (SEE PAGE 68)



      In considering the recommendation of your Board of Directors to vote for approval of the merger agreement you should know that certain directors of ILM II have relationships or interests in the merger that are different from or in addition to your interests as a shareholder:



      o After the merger is completed the current directors of ILM II will become members of a new advisory board of Capital and for seven years thereafter Capital will indemnify ILM II's officers and directors against liabilities arising from all claims that may be made against them in their capacity as officers and directors of ILM II.



      o Also, Capital will maintain at its expense liability insurance for the benefit of ILM II's officers and directors for seven years following the merger.



      o Notwithstanding ILM II's long-standing relationships, familiarity and commercial dealings with Capital and certain of its executive officers, directors and controlling shareholders, neither ILM II nor your Board of Directors appointed or hired a special representative to negotiate the terms of the merger agreement directly on your behalf.



      These interests and financial arrangements described may create significant actual or potential conflicts with your interests as an ILM II shareholderand you should evaluate these conflicts carefully before deciding how to vote on the merger.



THIRD PARTY FINANCING OF THE MERGER (SEE PAGE 80)



      Capital has obtained the written commitment of GMAC Commercial Mortgage Corporation to provide Capital with cash funds to pay to you $12.85 of the $13.04 payable to you in the merger for each share of ILM II common stock you own. Capital has segregated in its accounts and reserved the remaining $0.19 per share necessary to complete the merger.



      The GMAC commitment expires on July 31, 2000 and is subject to a number of closing conditions, including: the negotiation and signing of definitive loan documents, GMAC's receipt of written third party appraisals confirming the fair market value of the ILM II properties and certain Capital properties comprising the collateral for GMAC's loans to Capital, the review by GMAC of environmental and engineering reports with respect to ILM II's properties, the attainment and maintenance of minimum loan-to-value requirements for ILM II's properties and certain of Capital's properties, Capital's satisfaction of certain minimum cash flow-to-debt service ratios, and there not having occurred any significant negative changes in the financial condition of Capital.



      If GMAC's commitment expires unfunded or is terminated prior to July 31, 2000, Capital will remain contractually obligated to ILM II under the merger agreement until September 30, 2000, to obtain at its expense all funds necessary to pay the full $13.04 in cash payable to you in the merger for each share of your ILM II common stock. If GMAC fails to fund the commitment, Capital has no alternative source of financing at this time and there can be no assurance that any alternative financing would be obtained.

LITIGATION PERTAINING TO THE MERGER (SEE PAGE 90)



      See the description of "Legal Proceedings" on page 90 for information concerning the class action litigation commenced against ILM II and its directors and a certain Capital director regarding litigation claims prior to and involving the merger, and the terms and conditions of the October 15, 1999 class action settlement of these litigation claims.



CONCURRENT ILM MERGER (SEE PAGE 77)



      ILM Senior Living, Inc. is a finite-life and month-to-month corporation with some shareholders in common with ILM II. On April 18, 2000 ILM signed an amended merger agreement with Capital very similar to the amended merger agreement signed by ILM II and Capital. Completion of the merger described in this proxy statement and completion of the ILM merger are not conditioned upon one another.



MERGER PROCEDURES (SEE PAGE 70)



      Shortly after completion of the merger you will receive a letter of transmittal and instructions on how to surrender your ILM II common stock for $13.04 per share in cash.



      Please sign, date and complete your proxy card and promptly return it to us in the enclosed envelope. The envelope requires no postage if mailed in the United States.



      PLEASE DO NOT SEND US ANY OF YOUR ILM II STOCK CERTIFICATES AT THIS TIME.

                          ILM II'S CORPORATE STRUCTURE


                                  [FLOW CHART]




     The chart above illustrates the organizational structure of ILM II, its affiliated entities and their relationship with Capital. ILM Senior Living, Inc. has an identical structure to that of ILM II, with ILM Holding, Inc. owning the senior living communities which are subject to the mortgages held by ILM, and ILM Lease Corporation leasing the senior living communities from Holding.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data of ILM II with respect to each year in the five-year period ended August 31, 1999 is derived from the consolidated financial statements of ILM II. These consolidated financial statements have been audited by Ernst & Young LLP, ILM II's independent auditors.


     The financial data of ILM II for the six and three months ended
February 29, 2000 and February 28, 1999 has been derived from ILM II's unaudited consolidated financial statements for the periods ending February 29, 2000 and February 28, 1999. The operating results for the three and six months ended February 29, 2000 are not necessarily indicative of results for the full fiscal year.


     The following data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ILM II appearing later in this proxy statement, and also should be read together with the consolidated financial statements of ILM II and the notes thereto included at the end of this proxy statement.


     The unaudited historical financial statement data for ILM II as of February 29, 2000 and for the six and three months ended February 29, 2000 have been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of the management of ILM II, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.



                             THREE MONTHS ENDED             SIX MONTHS ENDED
                        ----------------------------  ----------------------------            YEAR ENDED AUGUST 31,
                        FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   -------------------------------------------
                           2000           1999           2000           1999         1999     1998     1997     1996     1995
                        -------------  -------------  -------------  -------------  -------  -------  -------  -------  -------
Revenues:
  Rental and other
    income.............    $ 1,369        $ 1,333        $ 2,721        $ 2,644     $ 5,265  $ 4,988  $ 4,416  $    --  $11,789
  Interest income
    earned on cash
    equivalents........         11             13             25             31          56       77       99       46       87
                           -------        -------        -------        -------     -------  -------  -------  -------  -------
                             1,380          1,346          2,746          2,675       5,321    5,065    4,515       46   11,876

Expenses:
  Depreciation and
    amortization.......        338            332            684            656       1,235    1,285    1,275       --    1,313
  Management fees......         --             --             --             --         184       --      103      130      857
  Property operating
    expenses...........         --             --             --             --          --       --       --       --    7,446
  General and
    administrative.....         68             76            122            177         344      222      563      246      277
  Professional fees....        279            590            585            762       1,778      540      308      233      528
  Director
    compensation.......         23             27             43             47          83      111       82       24       24
                           -------        -------        -------        -------     -------  -------  -------  -------  -------
                               708          1,025          1,433          1,642       3,624    2,158    2,331      633   10,445
                           -------        -------        -------        -------     -------  -------  -------  -------  -------
Operating income
  (loss)...............        672            321          1,313          1,033       1,697    2,907    2,184     (587)   1,431
Equity in income of
  properties securing
  mortgage loans(1)....         --             --             --             --          --       --       --    2,674       --
                           -------        -------        -------        -------     -------  -------  -------  -------  -------
Net income.............    $   672        $   321        $ 1,313        $ 1,033     $ 1,697  $ 2,907  $ 2,184  $ 2,087  $ 1,431
                           =======        =======        =======        =======     =======  =======  =======  =======  =======
Earnings per share of
  common stock.........    $  0.06        $  0.13        $  0.20        $  0.25     $  0.32  $  0.56  $  0.42  $  0.40  $  0.27
                           =======        =======        =======        =======     =======  =======  =======  =======  =======
Cash dividends paid per
  share of common
  stock................    $  0.21        $  0.21        $  0.43        $  0.43     $  0.85  $  0.73  $  0.61  $  0.50  $  0.43
                           =======        =======        =======        =======     =======  =======  =======  =======  =======

                                                                                     AUGUST 31,
                                                    FEBRUARY 29,    -----------------------------------------------
                                                       2000         1999      1998      1997      1996      1995
                                                    ------------   -------   -------   -------   -------   -------
Balance Sheet Data:
  Cash and cash equivalents......................     $    965     $ 1,913   $ 1,896   $ 2,361   $ 1,694   $ 2,409
  Total assets...................................       29,972      31,376    32,383    33,355    33,976    35,552
  Equity.........................................       28,442      29,331    32,038    32,887    33,876    34,881
Book value per share of common stock.............     $   5.78     $  6.06   $  6.25   $  6.44   $  6.56   $  6.86



                                                                                        AUGUST 31,
                                                       FEBRUARY 29,   -----------------------------------------------
                                                          2000         1999      1998      1997      1996      1995
                                                       ------------   -------   -------   -------   -------   -------
Other Data (at end of period):
  Wholly-owned facilities...........................       5             5         5         5         5         5
  Joint venture facilities(2).......................       1             1         1         1         1         1


------------------

(1) Balance relates to ILM II's interest in ILM II Holding. ILM II acquired control over ILM II Holding in fiscal 1997. As a result, ILM II Holding has been included in ILM II's consolidated financial statements beginning in 1997. The balance was presented using the equity method of accounting in 1996 because ILM II did not control the majority of the voting common equity of ILM II Holding during the year, although ILM II participated in 99% of the operating results.



(2) ILM II is a tenant-in-common with ILM for the Villa Santa Barbara, California senior living community. ILM II owns a 75% undivided ownership interest in that community.

                  THERE IS NO ESTABLISHED MARKET FOR ILM II'S
                            COMMON STOCK; DIVIDENDS



     ILM II's common stock is neither listed (or admitted to unlisted trading privileges) on a national securities exchange nor included in a U.S. inter-dealer automated quotation system of a registered national securities association or any other established securities market. ILM II's common stock trades irregularly ("by appointment") among available buyers and sellers and, therefore, trading volume and price information is limited, sporadic and not always current.



     Dividends on ILM II's common stock have been declared and paid quarterly since inception. For the fiscal year ended August 31, 1998 aggregate per share dividends were $.78, and for the fiscal year ended August 31, 1999 aggregate per share dividends were $.85. For fiscal year ended August 31, 2000, to date, aggregate per share dividends were $.42.



     ILM II is a real estate investment trust for U.S. federal income tax purposes and is required to distribute annually, in the form of a cash dividend, at least 95% of its taxable income to its shareholders.

                              THE SPECIAL MEETING


     The ILM II Board is using this proxy statement to solicit proxies from the holders of ILM II's common stock at the special meeting. This document and the accompanying form of proxy was first mailed to you on or about May 18, 2000.


         Purpose of Special Meeting


     The special meeting of holders of ILM II common stock will be held on June 22, 2000 at 12:30 p.m., local time, at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 so that you can consider and vote upon a proposal to approve the merger agreement.


     AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THIS PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE. YOUR BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         Record Date for the Special Meeting


     The ILM II Board has fixed May 16, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on the record date will be entitled to vote at the special meeting. At the close of business on the record date, there were outstanding 5,181,236 shares of ILM II common stock, each of which is entitled to one vote on each matter properly submitted to a vote at the special meeting. On that date, there were 2,789 holders of record of ILM II common stock. ILM II's common stock is the only outstanding class or series of ILM II's voting securities.


         Vote Required for Approval of the Merger Agreement


     The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of ILM II common stock will constitute a quorum. A quorum is necessary for the special meeting to be valid. The affirmative vote by the holders of at least 66- 2/3% of the outstanding shares of ILM II common stock entitled to vote is required to approve the merger agreement. The failure to vote, either by abstention or broker non-vote, will have the same effect as a vote against approval of the merger agreement.


         Proxies; Solicitation and Revocation


     Your ILM II common stock, represented by a properly executed and unrevoked proxy, will be voted in accordance with the directions given by you in the proxy. PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING YOUR COMMON STOCK WITH YOUR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR ILM II STOCK CERTIFICATES WILL BE MAILED TO YOU SHORTLY AFTER THE MERGER IS COMPLETED. If you return an executed and unrevoked proxy, but do not direct
ILM II how to vote, your ILM II common stock represented by that proxy will be voted "FOR" the approval of the merger agreement.

     If signed and returned, the proxy will authorize the persons named as your appointed proxies to vote on the matters referred to in the proxy.


     You may revoke your proxy at any time before its use at the special meeting. A proxy may be revoked by either (a) submitting to the Secretary of ILM II a written revocation or a new signed proxy bearing a later date (any written notice revoking a proxy for the special meeting should be sent to ILM II Senior Living, Inc. at 1750 Tysons Boulevard, Suite 1200, Tysons Corner, Virginia 22102, Attention: Corporate Secretary, or you may hand deliver your proxy to the Secretary at the special meeting at or before the taking of the vote), or (b) attending the special meeting, and voting in person. If you hold your shares in a brokerage account and have instructed your broker how to vote, you must follow your broker's instructions regarding how to change your vote. However, if you hold your shares in a brokerage account, you cannot vote in person at the special meeting.



     The ILM II Board does not know of any matters other than those described in the notice of the special meeting that will be addressed at the special meeting. If any other matters are properly presented at the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies with respect to the merger agreement or to permit the dissemination of information regarding any material developments relating to the merger or otherwise pertinent to the special meeting, one or more persons named in the ILM II proxy will vote the shares represented by the proxy on such matter as determined in their discretion, but no proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement to solicit additional proxies. At any subsequent time of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original time of the special meeting (except for any proxies which previously have been properly revoked or withdrawn), even though they may have been properly voted on the same or any other matter at a previously held special meeting date.



     ILM II and Capital will share the costs of soliciting proxies from ILM II shareholders. In addition to soliciting proxies by mail, directors, officers and employees of ILM II may solicit proxies by telephone, in person or otherwise, without receiving any additional compensation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to send solicitation materials to the beneficial owners of shares of ILM II common stock held of record by such persons, and arrangements may be made for reimbursement of reasonable out-of-pocket expenses incurred by these persons and entities in connection with the solicitation.



     Shares of ILM II common stock represented at the special meeting but not voted for or against the merger agreement, such as abstentions or "broker non-votes," will be counted in determining a quorum. A "broker non-vote" means shares represented at the special meeting in person or by proxy by a broker or nominee where the broker or nominee fails to vote the shares because it (1) did not receive voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (2) does not have discretionary voting power on the matter. If your shares of ILM II common stock are held in your name and you either fail to return your proxy card or vote in person at the special meeting, the effect will be a vote against the merger. Also, if your shares of ILM II common stock are held in a brokerage account and you fail to instruct your broker how to vote your shares, the effect will be a vote against approval of the merger agreement.


         Beneficial Ownership by Directors

     On the record date, none of the officers or directors of ILM II owned any shares of ILM II common stock or any shares of Capital common stock.


         People with Disabilities

     We can provide you with reasonable assistance to help you attend the special meeting in person if you tell us about your disability.


     If you fall into this category and plan to attend the special meeting in person, please call or write to the Secretary of ILM II at least two weeks before the special meeting at the telephone number or address stated under "Where You Can Find More Information" on page 17.


         Confidential Voting


     Independent inspectors will count votes at the special meeting. Your individual vote will be kept confidential from ILM II unless special circumstances exist. For example, we will receive a copy of your proxy card if you write comments on the card.


         Solicitation of Proxies by Soliciting Agent


     D.F. King & Co. Inc., as the soliciting agent, has signed a solicitation agreement with ILM II and Capital pursuant to which it will use its best efforts to solicit ILM II shareholder approval of the merger agreement. D.F. King & Co. Inc. will receive approximately $6,000 in consideration for its solicitation services, as well as reimbursement of its reasonable out-of-pocket expenses (including telephone, mailing and legal expenses), all of which will be shared by ILM II and Capital.


         Annual Meeting

     ILM II will hold an annual meeting for the election of directors in calendar year 2000 only if the merger has not already been completed. If the merger is not completed and such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM II's proxy statement for the calendar year 2000 annual meeting of ILM II's shareholders will be October 15, 2000.

                         WHERE YOU CAN FIND MORE INFORMATION


     This document contains important business and financial information about ILM II and Capital derived from documents that are not being delivered to you. However, this information is available to you without charge at your oral or written request. You can obtain these documents (other than exhibits to those documents) by requesting them in writing, by telephone or, in the case of Capital, by e-mail, as follows:



ILM II Senior Living, Inc.                    Capital Senior Living Corporation
1750 Tysons Boulevard,                        14160 Dallas Parkway, Suite 300
Suite 1200                                    Dallas, Texas 75240
Tysons Corner, Virginia 22102                 (972) 770-5600
(888) 257-3550                                www.capitalsenior.com



     If you would like to request documents, please do so before June 7, 2000 so you can receive them before the special meeting.



     We have not authorized anyone to give you any information or to make any representation about ILM II, Capital or the proposed merger that differs from or adds to the information contained in this document or in the documents that ILM II and Capital have filed with the SEC. Therefore, if anyone gives you any different or additional information, you should not rely on it.


     The information contained in this document speaks only as of the date indicated on the cover page of this document unless the information specifically indicates that another date applies.


     The information in this document regarding ILM II is supplied entirely by ILM II and the information in this document regarding Capital is supplied entirely by Capital.



     ILM II and Capital file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy such materials at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at existing published rates by writing to the Public Reference Section of the SEC at, 450 Fifth Street, N.W., Washington D.C. 20549. When requesting such materials and information from the SEC, in the case of Capital, please reference Capital's SEC File Number "1-13445" and, in the case of ILM II, please reference ILM II's SEC File number "0-18942".



     Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. You can also find SEC filings relating to ILM II and Capital at the SEC's website at "http://www.sec.gov."



A VERY IMPORTANT WARNING ABOUT OUR FORWARD-LOOKING STATEMENTS:



     ILM II makes various forward-looking statements in this document. These forward-looking statements are subject to many risks and uncertainties, and there can be no certainty that such statements will prove to be correct.

     When words and expressions such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable" or similar words or expressions are used in this proxy statement, as well as statements beginning or ending with phrases such as "in our view," "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty," forward-looking statements are being made in all of these instances.


     These forward-looking statements speak as of the date of this proxy statement.


     All subsequent written and oral forward-looking statements regarding the merger attributable to ILM II or Capital, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to above. Neither ILM II nor Capital intend to update or revise any forward-looking statements to reflect any changes in general economic, competitive or market conditions and developments beyond their control.

                                SPECIAL FACTORS


THE MERGER



     The merger agreement provides for the merger of ILM II into Capital Acquisition. Capital Acquisition, which is 100% owned by Capital, will be the surviving entity in the merger and ILM II's separate corporate existence will terminate. The aggregate consideration to be paid by Capital in the merger to the holders of ILM II's outstanding common stock is $67,571,000 in cash. If the merger is completed, each share of ILM II common stock outstanding immediately prior to the effective time of the merger automatically will be converted into the right to receive $13.04 in cash (less applicable withholding taxes). No interest will be paid on that amount.



     ILM II and Capital intend to complete the merger as soon as possible after the approval of the merger agreement by ILM II's shareholders and after all of the conditions contained in the merger agreement have been satisfied or, to the extent permitted by applicable law, waived. If ILM II's shareholders approve the merger agreement it is expected that the merger will be completed during the Summer of calendar year 2000.


HISTORY


     In 1990 PaineWebber Independent Living Mortgage Inc. II was incorporated and sponsored by PaineWebber Properties Incorporated as a finite-life corporation for the purpose of making construction and participating mortgage loans secured by rental housing communities for independent senior citizens.
ILM II elected to qualify and be taxed as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended. In May 1991 ILM II completed its initial public offering and invested the net proceeds therefrom in participating mortgage loans secured by senior housing communities.



     The loans originally were made to Angeles Housing Concepts Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing communities. The properties securing the ILM II mortgage loans did not generate cash flows from tenant rentals sufficient to service the mortgage indebtedness and in February 1993 AHC announced that it was experiencing liquidity problems that subsequently resulted in mortgage payment defaults.



     In May 1993 AHC's parent, Angeles Corporation, commenced a bankruptcy case under Title 11 of the United States Code. Pursuant to a settlement agreement entered into and approved by the bankruptcy court in April 1994 ILM II's predecessor became the owner (indirectly through its subsidiaries) of the senior housing communities presently comprising the ILM II portfolio.



     The terms of ILM II's articles of incorporation provide for the liquidation of ILM II not later than December 31, 2001.



     From April 1994 to July 1996, AHC was the property manager for ILM II and ILM. As described later in this proxy statement, AHC was terminated as property manager in July 1996.



     In March 1995 ILM II received an unsolicited expression of interest from Columbia Pacific Management, Inc., on behalf of Holiday Retirement Corporation, to acquire the ILM II and ILM properties for $114.0 million, subject to receipt of financing, the completion of due diligence and other conditions. Shortly thereafter, ILM II held informal discussions with third parties regarding possible transactions involving its properties. PaineWebber Properties Incorporated, the sponsor of ILM II's properties and ILM II's advisor, approached approximately 10 candidates (which included Holiday Retirement Corporation, The Forum Group, Inc., Kisco Retirement Communities, Capital Senior Living Corporation, American Retirement Corporation, The Fountains Retirement Properties, Inc., Meditrust Corp., Nationwide Health Properties Inc., and Health Retirement Properties Trust) from whom expressions of interest were received setting forth their desire to explore the potential purchase of the ILM II and ILM properties for aggregate amounts which ranged from approximately $80.0 million to $120.0 million in cash.



     In August 1995 the Board was informed by PaineWebber Properties about a potential corporate level built-in-gains tax liability that would result from the sale of the ILM II and ILM assets. Accordingly, the Board engaged Senior Valuation Services, Inc., an independent appraiser specializing in the valuation of senior living properties, to conduct an appraisal of ILM II's properties. Senior Valuation reported to the Board that as of October 30, 1995 the appraised value of the combined ILM II and ILM properties was approximately $108.5 million, of which $44.5 million was attributed to ILM II and $64.0 million was attributed to ILM.



     During the appraisal process the Board suspended its review and consideration of the foregoing expressions of interest and so informed each of the candidates named above. PaineWebber Properties was then requested to make an assessment of the expected returns on investment to shareholders through the scheduled finite-life terms of ILM II and ILM IIlifesnnn, (i.e., December 31, 2001 and December 31, 1999).



     The Board noted both the preliminary and speculative nature of the 10 expressions of interest, the fact that no formal due diligence was conducted by any of the transaction candidates, the uncertainty as to the values that might result from any actual sale transaction at such time, and the fact that the scheduled liquidation dates for the ILM II and ILM properties, which were set forth in the articles of incorporation for those entities, were not until December 31, 2001 and December 31, 1999, respectively. Accordingly, the Board decided not to pursue any specific or formal discussions with any of the named candidates, but instead, decided to continue to manage and operate the properties and consider alternative means to maximize the value of the ILM II common stock. No specific course of action, plans or proposals were adopted by the Board at this time to maximize such value.



     In January 1996 PaineWebber Properties met with AHC to review AHC's performance and strategies for enhancing the value of the ILM II and ILM properties. At this meeting AHC stated that it was unwilling to inform PaineWebber Properties about AHC's strategies to enhance such value and that AHC was interested in purchasing properties in locations contiguous to the ILM II properties. Accordingly, ILM II believed that AHC intended to compete directly with ILM II.



     On February 26, 1996 Holiday Retirement Corporation increased the consideration referred to in its March 1995 expression of interest to $127.0 million, subject to the same due diligence, financing and other conditions communicated to ILM II and ILM in March 1995.



     At a Board meeting held on February 29, 1996 at which Messrs. J. William Sharman Jr., Jeffry R. Dwyer and Lawrence A. Cohen were present, the Board reviewed with PaineWebber and PaineWebber Properties various alternatives to owning and operating the ILM II properties until December 31, 2001, including a sale and liquidation analysis, and certain corporate restructuring alternatives. The Board determined that in view of the matters disclosed by AHC to PaineWebber Properties and AHC's unsatisfactory performance as property manager to date, AHC had a conflict of interest with respect to its continuing role as property manager and that a replacement manager should promptly be identified and engaged on commercially reasonable terms. Accordingly, the Board requested PaineWebber to identify and contact potential candidates to serve as replacement property manager for the ILM II properties. Approximately 20 such candidates were contacted.



     To assist the Board in its overall strategic financial decisional process, it invited National Westminster Bank, PLC, New York branch, a nationally recognized financial advisor with significant expertise in the assisted living industry, to discuss industry trends and conditions and to provide advice on possible methods to maximize the value of ILM II's common stock.



     At a special meeting of the Board convened on April 29, 1996 at which Messrs. J. William Sharman, Jr., Jeffry R. Dwyer and Lawrence A. Cohen were present, NatWest expressed its view that ILM II should consider, among other means to maximize shareholder value, expansion through the selective acquisition of other senior living communities, the direct lease of the senior living communities to a third party operator, listing ILM II's common stock (as well as the shares of ILM II's affiliate leasing entity--Lease II) on a national securities exchange or The Nasdaq Stock Market, combining (by means of merger or otherwise) ILM II with Lease II, or combining Lease II with Lease I (ILM's affiliate leasing entity). NatWest then noted that a liquidation or public auction of the ILM II properties at that time would be premature in view of ILM II's December 31, 2001 scheduled liquidation date.



     In April 1996, of the 20 potential senior living property managers PaineWebber Properties had contacted, the Board narrowed the field to five candidates (including Sunrise Assisted Living, Inc., Marriot Corporation, Manor Care Inc., ARV Assisted Living, Inc. and Capital). Each of these five candidates was interviewed by PaineWebber Properties.



     Following due diligence reviews with respect to the qualifications and performance history of the five candidates and a review of the proposals received from each candidate (including fee quotations and termination provision proposals), the ILM II Board and the boards of directors of Lease I and Lease II, respectively, met in mid-July 1996 to discuss the prospective engagement of Capital Senior Management 2, Inc. (a wholly-owned subsidiary of Capital) as property manager to replace AHC.



     At a Board meeting held on July 17, 1996 at which Messrs. Jeffry R. Dwyer,
J. William Sharman Jr. and Lawrence A. Cohen were present, Mr. Cohen, then the President and a director of ILM II, informed the Board that senior management of Capital recently had asked him whether he was interested in joining Capital in an executive capacity. Mr. Cohen indicated that he had no immediate plans to pursue or accept such a position with Capital or any other entity engaged in the senior living industry and, although he had no understanding or agreement with Capital as to any such employment, he wanted to preserve his ability to pursue such an opportunity in the future and, therefore, believed it was prudent to disclose these facts to ILM II's Board. Thereafter, Mr. Cohen was recused from all ILM II Board presentations, discussions and decisions regarding any commercial relationships or transactions with Capital.

     The Board asked PaineWebber Properties about its impressions of Capital and PaineWebber Properties observed that Capital had a good industry reputation, was experienced in the management, ownership and operation of assisted living communities, and appeared well-suited to assume the role of successor property manager of the ILM II properties.



     Considerable discussion then ensued among the directors of ILM II as to the qualifications of Capital relative to the other four candidates. The proposals made by each of the five candidates were reviewed and it was noted that Capital's proposed fees were the lowest of all proposals. The Board noted that all proposals included customary termination (or "break-up") fees and that in view of the scheduled liquidation of ILM II in approximately three and one-half years, it would not be commercially prudent to enter into an agreement providing for the payment of such fees.



     Accordingly, the Board determined that an alternative to such fees should be proposed and in view of Capital's overall lower cost proposal, determined that Capital was the most attractive replacement property manager. ILM II communicated to Capital's representatives that it would not agree to any termination fees, but instead, would grant to Capital a limited right of first and last offer pertaining to the sale of ILM II's assets to an unaffiliated third party. ILM II also informed Capital that any such right would have to permit ILM II to terminate any pending asset sale transaction in its sole discretion so that ILM II could retain the right not to sell its facilities to Capital or any other party--irrespective of whether a transaction was solicited by ILM II or was unsolicited.



     Thereafter, the management agreement with AHC was terminated for cause and the Lease II Board resolved to enter into a management agreement with Capital substantially in accordance with a draft term sheet previously reviewed by such board and ILM II's Board, with the exception that a limited right of first and last offer would be provided for in lieu of Capital's requested termination fee. The Board instructed PaineWebber to report directly to Mr. Dwyer for further negotiating instructions regarding the management agreement with Capital. Negotiations continued and a management agreement was entered into with Capital Senior Management 2, Inc. in July 1996.



     The management agreement provides that in consideration for services provided, Lease II pays Capital Senior Management 2, Inc. a base management fee of 4% of the monthly gross operating revenues of the ILM II properties, plus an incentive management fee of 25% of the amount by which certain net cash flows of the properties exceed certain base amounts. The management agreement is guaranteed by Capital.



     At a special meeting of the Board held on May 13, 1996 at which Messrs. Jeffry R. Dwyer, J. William Sharman Jr. and Lawrence A. Cohen were present, representatives of PaineWebber addressed ILM II's directors concerning possible financial transactions relating to ILM II's properties. The Board reviewed a marketing analysis of the assisted living industry which indicated that property values in the industry were at a near-peak.



     PaineWebber again recommended that the Board pursue a current sale of ILM II's properties. PaineWebber's reasons included that (i) the nature of the investment of ILM II's shareholders had changed substantially since 1990 because ILM II initially had been organized as a mortgage REIT (i.e., an investment directly in a pool of mortgage loans secured by underlying properties) and subsequently was reorganized as an equity REIT (i.e., an investment directly in senior living properties with the consequent ability to participate in the appreciation in value, if any, of those properties), and
(ii) ILM II's common stock was neither listed on a national securities exchange or The Nasdaq Stock Market, nor traded in any established securities market--thus there was virtually no liquidity for the ILM II common stock.



     The Board did not authorize or pursue a sale of its senior living properties at this time noting, among other reasons, that (i) an asset sale most likely would not be reflective of the going-concern value of ILM II, (ii) the transition period associated with the retention of a new manager for the properties would be disruptive and costly, (iii) it was necessary first to stabilize occupancy rates and improve ILM II's net operating income, and
(iv) the Board intended to study means to simplify ILM II's corporate ownership structure.



     The Board believed that if ILM II remained an independent corporation and viable strategic plans were adopted by the Board and implemented by management, that the objectives stated above could be realized prior to December 31, 2001 (ILM II's scheduled liquidation date) and the value of ILM II's common stock could be maximized. This was deemed a more reasonable and well-considered course of action compared with pursuing an immediate liquidation at a time when industry property values reportedly were below peak.



     No definitive plans were adopted by the Board at this time and it resolved to continue to study and receive advice on strategic financial alternatives to maximize shareholder value. The Board noted the overall growth and emergence of publicly traded assisted living companies and the fact that the mean and median per share sale prices for ILM II's common stock were increasing and converging with the book value of the ILM II common stock. The mean and median sales prices of ILM II common stock had been $5.59 and $5.06 per share respectively. For the calendar quarter ended June 30, 1996 such values were higher than the book value of ILM II's common stock which, at May 31, 1996, was $6.51 per share. Although the Board did not undertake a liquidation or "break-up" analysis at this time, it believed the purchase price that could be obtained pursuant to a sale of ILM II as a going-concern would be greater than the purchase price that might be realized for shareholders upon a partial or complete liquidation of the properties.



     Shortly after the May 13th Board meeting PaineWebber indicated that the ILM II Board should conduct an immediate auction of the ILM II and ILM properties. Due to PaineWebber's sponsorship of the property portfolio and its previous common stock underwriting role for ILM II and ILM, the Board believed that PaineWebber had an actual or apparent conflict of interest with respect to its strategic financial advice to the ILM II Board. In this connection the Board noted that: (i) PaineWebber Properties had been the sponsor of ILM II's corporate predecessor, (ii) PaineWebber Incorporated was exclusive underwriter for the initial public offering of ILM II's predecessor (and that the initial investors in the IPO included a significant number of PaineWebber customers), and (iii) PaineWebber had until 1996 a nominee on the ILM II Board.



     PaineWebber was informed of the Board's view and NatWest subsequently was requested to provide strategic financial advice based primarily on its reputation and its expertise in the representation and valuation of private and publicly-held corporations, REITs and other participants in the healthcare and assisted living industry. The Board noted the fact that NatWest had no prior relationship to ILM II or ILM (or any of their directors) and did not own any securities of ILM II or ILM. The Board believed it should seek to maximize shareholder value and that an independent expert such as NatWest should advise the Board so that it could be fully informed as to any commercially viable strategic alternatives that might be available toward that end.



     The Board believed that absent a compelling financial reason (whether of a general economic, market, industry or corporate nature), liquidating ILM II in accordance with PaineWebber's recommendation approximately five and a one-half years earlier than ILM II's December 31, 2001 scheduled finite-life liquidation date would be both imprudent and premature.



     At a meeting of the Board held on January 10, 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer were present, PaineWebber indicated that because Capital had been engaged by ILM II as the new property manager and had been performing with greater success than AHC, and because of seemingly improved trends in the real estate and capital markets, it was an appropriate time for ILM II to sell its properties to realize for shareholders the appreciation of ILM II's senior living portfolio.



     PaineWebber stated that ILM II was not an appropriate vehicle for long-term investment due to the illiquid nature of ILM II's common stock, ILM II's limited access to capital and lack of critical mass, and in its view, the absence at ILM II of experienced, proactive and entrepreneurial management. PaineWebber repeated its recommendation for an immediate sale of the ILM II properties by means of auction.



     PaineWebber further stated that if the Boards of ILM II and ILM agreed within 30 days to sell the combined ILM II and ILM property portfolios in such an auction, PaineWebber would participate in the auction as the opening or "floor" bidder at a guaranteed minimum purchase price of $127.0 million (i.e., before deductions for the payment of corporate level built-in gains taxes generated on the sale of the properties and other fees and out-of-pocket expenses, including professional advisory fees, relating to the transaction).



     The Board noted that after deducting up to approximately $5.2 million of built-in gains taxes payable in connection with a property liquidation and after paying related transaction expenses, PaineWebber's $127.0 million guaranteed opening bid, if the successful bid, would result in aggregate net consideration to ILM II and ILM shareholders of approximately only $120.0 million (representing approximately three to five million dollars more than the aggregate investment basis of the ILM II and ILM shareholders). The Board did not believe this was an attractive return to shareholders on their investment.



     At the January 10 Board meeting PaineWebber stated that it believed the market for assisted living properties had peaked and that recently completed initial public offerings of companies in the industry had not been well-priced. PaineWebber stated that if the Board decided not to pursue the property liquidation, it would resign as ILM II's advisor.



     After further review and consideration of PaineWebber's recommendation, it was the view of the Board that because PaineWebber Properties repeatedly failed to recommend any alternatives to a liquidation of ILM II's properties (well in advance of ILM II's December 31, 2001 scheduled finite-life termination date), PaineWebber probably was not in a position to analyze impartially all strategic financial alternatives available to ILM II to maximize shareholder value. Accordingly, the Board sought to engage a nationally recognized investment banking firm with considerable expertise in the industry regarding the strategic financial alternatives available to ILM II.

     At the request of the Board Jeffry R. Dwyer was instructed to obtain proposals from nationally recognized independent financial advisors. Mr. Dwyer initially contacted Donaldson, Lufkin and Jenrette Securities Corporation, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and NatWest. After consideration of the proposals received from these financial advisory candidates, ILM II retained NatWest as its exclusive financial advisor because of NatWest's ability to devote significant attention to ILM II, NatWest's industry experience and overall reputation, and its performance on recent assignments.



     In February 1997 the Board requested PaineWebber to extend its 30-day minimum bid guarantee for an additional 30 days to provide ILM II with additional time for NatWest to complete its investigatory analyses. PaineWebber agreed and the Board held discussions with NatWest during this time to explore a potential corporate reorganization that would enhance shareholder value and requested NatWest to report its findings to the full Board at the next scheduled Board meeting.



     Having completed its analyses, at a Board meeting held in March 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer were present, NatWest advised ILM II that the sale of the ILM II properties at that time was not the optimum means to maximize shareholder value. NatWest expressed its view that the senior living market was likely to continue to appreciate and that the ILM II property portfolio would probably increase in value over the next several years.



     Moreover, based upon equity valuations in the assisted living and healthcare REIT industries at that time, NatWest believed that ILM II should explore a restructuring which would separate ILM II into a real estate holding company, as lessor, and an operating company, as lessee. NatWest stated that such a restructuring could maximize shareholder value by obtaining a going-concern premium in relation to the lower values to be obtained upon a direct sale of ILM II's properties. In addition, NatWest believed that such a transaction was likely to provide ILM II and ILM with the flexibility to expand or divest either their operating companies or their real estate entities.



     After the meeting the Board informed PaineWebber that based, in part, on the advice of NatWest, it decided not to liquidate its properties at that time, that other potential strategic financial alternatives were available and in the best longer-term interests of ILM II's shareholders, and that the Board was prepared to accept the resignation of PaineWebber Properties as its advisor. PaineWebber Properties thereupon resigned.



     At a Board meeting held on August 20, 1997 at which J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen (who was recused from the Schroders presentation portion of the meeting), Carl J. Schramm and Jeffry R. Dwyer were present, the Board received a presentation from Schroder & Co. Inc. which recently was retained by the Board to replace NatWest as ILM II's financial advisors when the individual NatWest investment bankers who worked for NatWest on the ILM II account resigned from NatWest and joined Schroders. Schroders outlined alternatives for restructuring the combined companies and noted that market conditions had changed since earlier in 1997 when NatWest had suggested a corporate reorganization of ILM II into a real estate holding company and an operating company.

     Due to the increase in public market valuations since earlier in the year for assisted living companies relative to the slight contraction in the public market valuation for healthcare REITs during that same period of time, Schroders believed that restructuring ILM II into an independent publicly traded corporation to own and operate senior living communities while, at the same time, seeking a strategic merger or business combination partner with expertise in managing and operating senior living communities would be an appropriate strategy to maximize shareholder value.



     To passively test the market, the Board asked Schroders to identify prospective strategic financial and business combination partners. However, Schroders was not authorized to contact or initiate any discussions with these companies. Schroders did identify for the ILM II Board approximately 10 senior living companies (including American Retirement Corporation, Brookdale Living Communities Inc., Capital, Sunrise Assisted Living, Inc., Alterra Healthcare Corporation, Assisted Living Concepts, Inc., CareMatrix Corporation, Balanced Care Corporation, Integrated Living Communities, Inc., and Emeritus Corporation). ILM II did not seek at this time to formulate the terms or ascertain the value of any prospective transaction with any of the foregoing companies.



     At no time during the foregoing time period did the ILM II Board authorize or resolve to recapitalize or reorganize ILM II or sell control of ILM II or any of its properties, nor did the Board solicit offers for a merger or other business combination transaction or instruct Schroders to do so on its behalf. At all times during the foregoing time period, the ILM II Board continued to receive advice as to the availability of strategic financial alternatives to maximize the value of ILM II's common stock.



     Although no Board determination was made to proceed with any particular transaction or to propose, structure or negotiate the potential terms thereof, the Board believed that of the approximately 10 candidates identified to ILM II by Schroders, Capital's successful performance as manager of the ILM II properties and, thus, its familiarity with ILM II's business and operations, made Capital a viable potential merger or business combination partner if the Board later resolved to pursue and negotiate the terms of such a transaction.



     The Board also believed that Capital's performance as property manager was strong and that a second change in property manager (soon after the termination of AHC) would be disruptive to ILM II's management and the administration and operation of ILM II's senior living communities, potentially adversely affect ILM II's operating results and the level of services provided to its residents, and have a potentially negative impact on the overall value of ILM II.


BACKGROUND OF THE MERGER


     THE TIMING, STRUCTURE, TERMS AND CONDITIONS OF THE MERGER AND THE MERGER AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN REPRESENTATIVES OF ILM II AND REPRESENTATIVES OF CAPITAL.



     SET FORTH BELOW IS A SUMMARY OF THE MATERIAL ASPECTS OF THE BACKGROUND OF THE PROCESS AND NEGOTIATIONS WHICH RESULTED IN THE EXECUTION OF THE ORIGINAL MERGER AGREEMENT BETWEEN ILM II AND CAPITAL ON FEBRUARY 7, 1999 (WHICH WAS TERMINATED ON OCTOBER 19, 1999), AND CULMINATED WITH THE EXECUTION AND DELIVERY OF THE AMENDED AND RESTATED MERGER AGREEMENT BETWEEN ILM II AND CAPITAL ON OCTOBER 19, 1999, AS AMENDED BY THE FIRST AMENDMENT THERETO ON APRIL 18, 2000. SEE APPENDIX A TO THIS PROXY STATEMENT.

     At a meeting of ILM II's Board convened on August 20, 1997 at which
J. William Sharman, Jr., Julien G. Redele, Lawrence A. Cohen, Jeffry R. Dwyer and Carl J. Schramm were present, the Board determined to explore a potential strategic financial transaction with Capital and established a special committee comprised of Messrs. Jeffry R. Dwyer and J. William Sharman, Jr. Messrs. Dwyer and Sharman were at that time the Board's two most senior members with extensive familiarity with ILM II and its property portfolio.



     Neither Mr. Dwyer nor Mr. Sharman (i) had any material economic or pecuniary interest in ILM II, ILM, Capital or any of their affiliated companies,
(ii) was a participant in any director, executive or employee compensation plan or arrangement of either ILM II, ILM or Capital, or (iii) was party to any employment, change-in-control or similar contract, arrangement or understanding with ILM II, ILM or Capital. Accordingly, it was determined that Messrs. Dwyer and Sharman were disinterested directors and the best qualified candidates to serve on the special committee.



     Messrs. Dwyer and Sharman were authorized at the August 20, 1997 meeting to approach Capital and ILM II's financial advisors to discuss the feasibility of a merger or business combination transaction with Capital. The special committee's mandate was to determine whether a transaction which would maximize the value of ILM II's common stock was feasible.



     The Board decided at its August 20th meeting that prospectively, with respect to all matters concerning Schroders or any potential extraordinary corporate transactions involving ILM II, ILM or their assets, Mr. Cohen would be required to recuse himself entirely from all Board discussions, communications, deliberations and presentations.



     Mr. Cohen was, in fact, so recused for the remainder of his tenure (through July 1998) at ILM II and ILM. In addition, the minutes of all Board meetings were redacted so that Mr. Cohen would not receive complete copies of the minutes of the Board or the special committee with respect to discussions, communications and deliberations with Capital, ILM II's financial advisors or any potential alternative transactions or financial strategies.



     At an August 25, 1997 meeting of the Board at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Mr. Dwyer indicated that he had contacted James A. Stroud, then the Co-Chairman of Capital, and informed him that in addition to other potential strategic financial alternatives, ILM II was exploring the possibility of a merger with a senior living operating company and was interested in discussing the possibility of such a transaction with Capital.



     Mr. Dwyer informed Capital that because Capital was a closely-held company, ILM II would need to obtain all relevant financial and operating data for Schroders to perform an analysis as to whether such a merger was feasible and whether a transaction could be structured in a manner which was commercially advantageous to ILM II. Capital indicated its willingness to pursue exploratory discussions relating to such a transaction and, shortly thereafter, a reciprocal confidentiality and standstill agreement was entered into with Capital and each of ILM II and ILM to begin a preliminary investigatory process, including the commencement of initial due diligence investigations by each party.



     At approximately this time a representative of Capital requested an initial meeting with the ILM II Board to begin discussions and Mr. Dwyer informed such representative that such a meeting would be premature until Schroders had completed its preliminary financial review of Capital and reported its results to the ILM II Board.

     On September 17, 1997 Mr. Dwyer reported to the Board, at a meeting thereof at which J. William Sharman, Jr., Jeffry R. Dwyer, Julien G. Redele and Carl J. Schramm were present, that Capital had provided Schroders with a copy of its pending Registration Statement on Form S-1 that recently had been filed publicly with the SEC in connection with Capital's planned initial public offering. However, as a result of the pending SEC registration process, Capital did not pursue any transaction discussions with ILM II at that time. Capital subsequently consummated its initial public offering on November 5, 1997.



     At a meeting of the ILM II Board convened on December 8, 1997 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, the Board discussed with Schroders a hypothetical merger between ILM II and Capital. The Board believed that the combined ILM II and ILM properties could be valued in the approximate range of $160.0 million to $170.0 million, to be allocated approximately 40% to ILM II and approximately 60% to ILM.



     Schroders stated that it was not certain whether Capital or another bona fide prospective purchaser would be willing to assign such a value to the combined ILM II and ILM properties. Mr. Redele asked whether it would be appropriate at this time for ILM II to actively solicit interest from multiple prospective buyers or potential business combination partners even though there had been no Board decision to sell ILM II or seek a business combination. The Board determined that because ILM II was not scheduled to liquidate until December 31, 2001, it was not in the best interest of ILM II's shareholders at that time to conduct an auction for the sale of the properties or stock of ILM II and that ILM II should remain an independent public company.



     The Board further believed that in lieu of soliciting proposals from multiple prospective bidders or initiating a public auction process at that time, there were three primary reasons for continuing to privately explore a potential merger or business combination transaction with Capital: (i) the limited right of first and last offer provided by Lease II to Capital in lieu of a management agreement termination fee limited ILM II's ability to engage in transactions involving the sale of its property portfolio even though such right of first and last offer did not apply to merger transactions; (ii) in view of Capital's extensive familiarity with ILM II's business and properties, a merger or other business combination transaction with Capital was likely to involve a significantly less extensive due diligence process, potentially lower transaction costs and more simple transaction documentation and a deal with Capital providing maximum value for ILM II's common stock was likely to be well received by ILM II's shareholder constituency; and (iii) the process of dealing with multiple prospective bidders could create a "free-for-all" or "fire sale" atmosphere and result in considerable management and administrative distraction at a time when ILM II's properties were being well managed by Capital and ILM II had just recently recovered from the operational disruption and transition of replacing AHC with Capital.



     The Board also believed that although it had not considered or proposed any specific forms of merger consideration at the time, if a deal could be structured in which ILM II's shareholders could receive equity securities in a surviving merger entity or newly combined company, the Board would need to consider carefully the probability and magnitude of any potential negative impact on revenues from any operational and administrative disruptions during the post-closing transition from one property manager to another.

     Although the ILM II Board acknowledged that if it approached other potential purchasers they hypothetically could value ILM II's portfolio higher than the valuation which ultimately might be ascribed to ILM II pursuant to negotiations with Capital, the Board did not seek to engage in speculation and continued to believe that privately pursuing a singular transaction with Capital was the best course of action for ILM II and its shareholders at the time.



     The Board further believed that a transaction with Capital would be less likely to adversely affect occupancy rates and, therefore, earnings of a successor or newly combined company because Capital already was successfully managing the ILM II properties and a prospective transaction with Capital, pursuant to which ILM II's shareholders could receive publicly traded equity securities, would provide enhanced liquidity to ILM II's shareholders because Capital's common stock was listed on the NYSE and ILM II's common stock was not listed or actively traded.



     The Board realized that ILM II was under a contractual obligation to honor Capital's limited right of first and last offer relating to the purchase of ILM II's properties, but the terms of such right permitted ILM II to terminate, in its discretion, any pending sale of the properties and not to proceed with a sale to Capital or any other party. The Board believed that if it was unable to structure a transaction with Capital which, in the opinion of ILM II's independent financial advisors was fair from a financial point of view and otherwise in the best interests of ILM II's shareholders, ILM II would always have the ability to pursue other strategic alternatives to maximize the value of ILM II's common stock and would not enter into any contractual obligations to preclude or restrict its ability to do so.



     At the December 8, 1997 meeting the ILM II directors discussed these matters with Schroders and the Board contacted Capital to ascertain whether Capital would be interested in pursuing a merger with ILM II and ILM at an aggregate price of approximately $170.0 million.



     The Board continued to believe that a widespread solicitation of potential purchasers or an auction of ILM II's properties (of the nature previously recommended by PaineWebber Properties), as opposed to focusing on a specific transaction with a single potential buyer with whom ILM II had extensive familiarity and an on-going successful commercial relationship, would be materially disruptive to the management and administration of ILM II's day-to-day operations. The Board further believed that dealing with multiple parties could result in the receipt of artificially lower (or "low ball") bids from industry competitors for the purpose of initiating a protracted auction process which would not be in the best interests of ILM II shareholders.



     At a Board meeting held in January 1998 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders reviewed and discussed the historical stock price performance of Capital and reviewed preliminary merger and business combination scenarios involving Capital--using publicly available financial information. The Board requested Schroders to examine the likelihood of a transaction with Capital and to consider the consequences and potential risks if ILM II were to continue as an independent public company.



     Although the Board sought advice as to other strategic financial alternatives, it did not request Schroders to solicit and Schroders did not solicit offers from other potential merger candidates because ILM II was not held out for sale and the Board believed that Capital was the best potential transaction candidate at the time. Accordingly, other than Capital, neither the ILM II Board nor Schroders sought to evaluate specific alternative transaction candidates at this time and Schroders was not instructed to identify or contact alternative merger or business combination partners.



     The Board held a meeting on February 10, 1998 at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm, Jeffry R. Dwyer, Schroders, Capital and Lehman Brothers (Capital's financial advisor) were present, to begin focused discussions regarding a potential merger or other form of business combination between ILM II and Capital. At that meeting representatives of ILM II, Schroders, Capital and Lehman Brothers discussed the structure and timing for a possible transaction and how to expedite their respective due diligence investigations in view of the commercial relationship between them, and thus the familiarity of, the parties. Mr. Dwyer stated to Capital and Lehman Brothers that any transaction consideration would need to have a minimum or floor value of approximately $170.0 million. Intermittent discussions ensued between the parties during the next three months.



     In May of 1998 Andrew A. Feldman and Jeri Feldman, as trustees for the Andrew A. and Jeri Feldman Revocable Trust, commenced a putative class action lawsuit on behalf of that trust and all similarly situated shareholders of ILM II (see "Certain Information with Respect to ILM II--Legal Proceedings") alleging violations by the ILM II directors' of their fiduciary duty to ILM II's shareholders. The plaintiffs hired E.M. Capital, Inc. as their financial advisor and authorized E.M. Capital to contact various companies in the assisted living industry to elicit expressions of interest to acquire
ILM II and ILM.



     On June 4, 1998 Redwood Investors LLC commenced an unsolicited tender offer to purchase up to 9.65% of the outstanding ILM II common stock at $8.00 per share, net in cash. Schroders advised the ILM II Board that Redwood's offer was inadequate and not fair to ILM II's shareholders, from a financial point of view. Schroders' determination was based primarily on the fact that Redwood's tender offer price was not reflective of the going-concern value of ILM II that might be obtained in a negotiated merger or business combination transaction. Schroders' conclusions were derived from financial analyses which included median and mean equity values of ILM II's common stock in comparison to comparable publicly traded assisted living companies and discounted cash flow analyses of projected free cash flows of ILM II on a C-corporation basis. Based, in part, on Schroders' determination, the Board recommended to ILM II's shareholders in its Schedule 14D-9 that they reject the Redwood tender offer because the consideration being offered was inadequate. The Redwood tender offer subsequently expired without any shares being tendered, accepted for payment or paid for.



     The Board believed that the Redwood offer could spur the commencement of additional unsolicited offers to buy non-control or "toe-hold" positions in ILM II at inadequate prices or at prices not reflecting the control premium which might be paid in a transaction involving the purchase of a substantial majority or all of ILM II's outstanding common stock. Commencing in 1997 and continuing periodically in 1998 and in 1999, unsolicited tender offers were commenced by prospective purchasers for ILM II's outstanding common stock at prices ranging from $7.00 to $8.90 net per share in cash. The Board believed that these offers (which involved "mini tender offers" to purchase less than 5% of the outstanding ILM II common stock and, therefore, were not subject to comprehensive SEC disclosure and filing regulations pursuant to Regulation 14D under the Exchange Act) did not represent the fair value of ILM II's common stock at that time nor the value of the underlying assets of ILM II and did not offer any control premium to shareholders for their investment in ILM II. To the Board's knowledge, none of these mini-tenders resulted in the purchase or sale of any ILM II common stock.



     In early June 1998, ILM II received letters of inquiry from Brookdale Living Communities, Inc., American Retirement Corporation and Sunrise Assisted Living Inc. Because the Board believed that the pending AHC contract litigation and Feldman litigation had to be resolved prior to pursuing any transaction to maximize the value of ILM II's common stock, the Board's attention was focused on expeditiously resolving such litigation and attending to the day-to-day operations of ILM II.



     ILM II responded to these letters of inquiry noting that in view of the uncertainty created by the pending litigation matters and the attendant disruption and distraction to ILM II's management and business, ILM II was not inclined to pursue any discussions of the type referred to in the letters of inquiry until after a satisfactory settlement or resolution of the pending litigation. The Board then ceased all discussions regarding a potential strategic transaction with Capital.



     Brookdale's June 1998 indication of interest referred to the payment of $165.0 million in cash, subject to the execution of definitive purchase agreements, commencement and completion of due diligence, receipt of requisite approvals, and the termination of the management agreements with Capital and the leases with Lease I and Lease II. Brookdale acknowledged Capital's right of first and last offer with respect to the sale of ILM II's assets and indicated that if Capital did not exercise such right Brookdale would expect to enter into a 30-day exclusive negotiation period to draft and negotiate definitive purchase agreements and commence a full due diligence review which it anticipated could be completed within approximately 60 days. Brookdale expressed its intention to finance 75% of the $165.0 million purchase price and that its letter of inquiry would expire on June 30, 1998.



     The Board regarded Brookdale's June 1998 correspondence as preliminary and noted that it failed to set forth a specific transaction structure and lacked details on its possible methods of financing. Brookdale did not request any further information or materials from ILM II and did not submit to ILM II any due diligence request lists or confidentiality agreements related to a potential due diligence review of ILM II.



     During the Summer of 1998 the Board continued to focus on the existing litigation involving AHC. Several of the directors prepared for depositions and ILM II also became increasingly focused on the pending tortious interference suit filed by AHC against Capital because such litigation involved alleged damages which, if resolved adversely, could have subjected ILM II to material liability under the management agreements with Capital. At this point the Board decided to hold in abeyance any further exploration of a strategic financial transaction or the possibility of a merger or other form of business combination until these matters successfully were resolved. Brookdale was orally informed of this decision.



     At a July 7, 1998 meeting of the Board at which J. William Sharman, Jr., Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders addressed the performance of the overall capital markets, publicly traded senior health care and senior living companies, and publicly traded healthcare REITs. The Board requested from Schroders a more detailed discussion concerning the senior living industry and strategic courses of action to be presented to ILM II and ILM at the next Board meeting scheduled for September 1998.



     On July 28, 1998 at the annual meeting of ILM II's shareholders, Lawrence
A. Cohen and Julien Redele did not stand for reelection to the Board because the composition and membership of the Board was being changed largely for administrative cost savings reasons, and, in the case of Mr. Redele, Mr. Redele and the ILM II Board believed that because he was appointed as an officer of Lease II and elected as a member of Lease II's Board he should focus his time and efforts on the management of Lease II and function as the sole outside director of Lease II. The remaining directors which comprised the Board were Messrs. J. William Sharman, Jr., Jeffry R. Dwyer and Carl J. Schramm.



     In August 1998 the AHC contract litigation was settled. On September 23, 1998 the ILM II special committee met with Schroders and told them that in view of the recent settlement of the litigation Schroders should resume seeking to design a transaction with Capital providing the ILM II shareholders with liquidity and maximum value. The Board informed Schroders at this time that it did not intend to conduct an auction of ILM II or initiate discussions with multiple parties, and that the Board was not interested in pursuing an asset sale transaction or property liquidation.



     For purposes of constructing a "peer group" for various comparable company analyses, Schroders reviewed the current stock price performance of Capital and other publicly-traded senior health care and assisted living companies, as well as publicly-traded healthcare REIT companies deemed by Schroders to be generally comparable to ILM II. Schroders noted that based on publicly available Wall Street analyst consensus earnings estimates published by First Call (a research company that monitors Wall Street analysts' estimates of corporate earnings) and other publicly available financial information, certain of these comparable companies had a higher share price to earnings multiple than Capital. The Board noted that these companies hypothetically might be able to pay more for ILM II than Capital in a transaction involving a significant stock component.



     Because the Board never put ILM II up for sale or held ILM II out as such, and did not consider ILM II to be under any obligation to pursue a merger or business combination with any party, the Board did not contact any of the foregoing peer group entities, including Sunrise Assisted Living, Inc., American Retirement Corporation or Brookdale Living Communities, Inc., to ascertain whether they remained interested in pursuing a transaction with ILM II. Instead, in view of past discussions with Capital about a potential merger or business combination transaction and the successful property management relationship with Capital, ILM II remained focused on resuming discussions with Capital to see if a deal could be struck. The Board understood that the limited right of first and last offer in favor of Capital was not applicable to a merger or business combination transaction involving ILM II's common stock and did not seek to explore means to effect an asset sale transaction which could avoid triggering the rights of first and last offer.



     The Board instructed Schroders to contact Capital and its financial advisors to impart the details and structure of a proposed transaction in which ILM II's shareholders could receive a combination of cash and exchange listed dividend-paying or interest-paying securities at the election of ILM II's shareholders.



     A meeting of the special committee of ILM II's Board consisting of Messrs. Dwyer and Sharman was convened on October 29, 1998 with Schroders and representatives of Capital and Lehman Brothers. At the meeting Lawrence A. Cohen, James A. Stroud and Jeffrey L. Beck, respectively, of Capital provided an overview of Capital's performance noting that in relation to its competitors it had less leverage and approximately $34.0 million in cash. Capital reminded
ILM II that it had a very successful history of operating the ILM II properties and noted that to its knowledge no operating company in the senior living industry currently paid dividends on its common stock.



     Based on its continued discussions with Capital the Board believed that pursuing a cash and convertible stock transaction with Capital was in the best interests of ILM II's shareholders because they would have the opportunity to elect to liquidate all or a portion of their investment for cash while, at the same time, have an opportunity to continue a portion of their investment in a successor entity. ILM II also was of the view that a hybrid cash/convertible stock transaction could be more beneficial than a straight cash transaction because ILM II proposed merger consideration consisting in part of common stock and a convertible fixed coupon security of Capital--the dividend or interest component of which would approximate the 8- 1/2% annual dividend historically paid by ILM II on its common stock and which, upon conversion into Capital's common stock, would allow for participation in the potential future growth and earnings of Capital.



     In this connection the Board observed that the 8- 1/2% annual cash dividend ILM II currently was paying on its common stock exceeded then prevailing annual interest rates on certificates of deposit. Since its incorporation in 1990 as a mortgage REIT through and including its corporate reorganization as an equity REIT, ILM II had sought for its shareholders annualized rates of return on investment at least equal to prevailing certificate of deposit interest rates. Because Capital's common stock did not pay any dividends, the Board asked Schroders to contact Lehman and determine whether a transaction could be structured to include convertible securities so that ILM II's shareholders could elect to receive a dividend-paying or interest-paying security. ILM II also informed Schroders that to enhance liquidity for ILM II's shareholders, any such security would have to be listed on a national securities exchange.



     During approximately the next two and a half weeks discussions ensued between representatives of ILM II and Capital regarding the appropriate structure for a merger or business combination transaction involving cash and securities (including dividend-paying or interest-paying securities convertible into or exchangeable for shares of Capital's common stock). During this time
ILM II's special committee met with representatives of Schroders to review merger scenarios provided by Schroders and Lehman Brothers, and Schroders informed Lehman Brothers that ILM II needed additional due diligence information and financial data from Capital regarding its analyst's consensus estimates.



     In approximately late November 1998 Schroders reported to the special committee that it recently received a phone call from senior management of Sunrise Assisted Living, Inc. Sunrise was generally familiar with the ILM II properties because it was one of the five final candidates that bid for the ILM II and ILM property management assignment after

ILM II terminated its relationship with AHC in July 1996 and had expressed an interest in pursuing discussions with ILM II in June 1998. Sunrise communicated that because of its relative low cost of borrowing it believed it was well-positioned to buy the ILM II assets. Sunrise did not submit a specific proposal or term sheet. ILM II continued its discussions with Capital and did not pursue communications or discussions with Sunrise. Sunrise did not request any ILM II information or further seek to initiate a dialogue or to commence a due diligence process.



     On November 17, 1998 Capital provided ILM II with a draft term sheet for a proposed transaction between subsidiaries of Capital and each of ILM II and ILM for a combined value of $160.0 million. The proposed transaction was structured as a taxable forward triangular merger of ILM II with and into a Capital acquisition subsidiary which would be the surviving entity in the merger. The transaction provided that merger consideration would be payable to ILM II's shareholders in the form of cash, Capital common stock and convertible debt securities. ILM II would have the right to designate individuals for nomination to Capital's board of directors, the transaction would include "no-shop" or no-solicitation provisions and "break-up" fees, and Capital would not have any due diligence "walkaway" rights. The draft term sheet also provided for cross-option or "leg up" agreements in favor of Capital and ILM II--providing each party with the right to acquire up to 19.9% of the other party's outstanding shares of common stock at prescribed prices, and provided that the transaction structure would permit Capital to elect to treat the transaction as an acquisition of assets for U.S. federal income tax purposes and to "step-up" the basis of its investment in those assets.



     In late November 1998 ILM II engaged Greenberg Traurig, as its special mergers and acquisitions counsel, and representatives of ILM II and Capital negotiated with respect to the term sheet and discussed the terms of a definitive agreement and plan of merger for the proposed transaction. During this time, Greenberg Traurig discussed with ILM II and its representatives the appropriateness and scope of financing commitments, break-up fees, cross-option agreements, no-solicitation covenants, pre-closing operating restrictions, closing conditions, termination rights, proration requirements, "collars and caps," and floating exchange ratios. ILM II directed Greenberg Traurig to prepare and submit to Capital a revised term sheet based on these discussions.



     On December 4, 1998 a meeting of the special committee was held telephonically with Schroders and Greenberg Traurig to discuss a letter addressed to the Chairman of ILM II and published over the Internet by Brookdale on December 4, 1998 wherein Brookdale referred to its June 3, 1998 letter of inquiry and reiterated its interest to acquire the assets of ILM II. The December 4, 1998 letter was viewed by the Board as an inquiry and not a definitive offer or proposal because Brookdale again failed to set forth any specific terms, structure or acquisition consideration.



     Mr. Sharman reminded the ILM II Board that he had spoken in June 1998 with Brookdale's advisors and that he told such advisors that ILM II was focused at that time on resolving the AHC litigation and that after such litigation was resolved, ILM II intended to examine with its advisors methods to maximize the liquidity and value of ILM II's common stock. Mr. Sharman noted that he never suggested or committed to Brookdale that he or ILM II would contact Brookdale about a possible transaction following resolution of the AHC litigation. The Board chose not to contact Brookdale at the time the AHC litigation was settled because the Board believed there was a greater likelihood of successfully negotiating with Capital and consummating a transaction in the best interests of ILM II's shareholders.



     Schroders said they would review Brookdale's publicly available financial statements and discuss their findings with the Board at a special meeting scheduled to be held on December 8, 1998.



     Greenberg Traurig delivered to Capital a revised term sheet dated
December 10, 1998 which provided for total merger consideration of $170.0 million to be allocated among ILM II and ILM based upon the relative net operating income of both entities. The parties discussed that the $170.0 million of merger consideration was a net amount to ILM II's and ILM's shareholders and ILM II reminded Capital that it would be assuming by operation of law all of ILM II's and ILM's liabilities, including approximately
$5.2 million of built-in gains tax liabilities associated with ILM II's and ILM's investments in their assets. The parties further discussed that the merger consideration would be paid 60% in the form of cash and 40% in the form of dividend-paying convertible trust preferred securities of an affiliated business trust of Capital, that termination fees of $8.0 million would be allocated
$3.2 million to the proposed ILM II merger and $4.8 million to the proposed ILM merger (in contrast to the almost $17.0 million of termination fees initially requested by Capital and its advisors), and that reimbursement of Capital's expenses would not exceed $2.0 million in the aggregate if the proposed ILM II and ILM merger transactions were not consummated under certain circumstances.



     ILM II had previously authorized Greenberg Traurig to prepare initial drafts of the ILM II and ILM merger agreements and, on December 4, 1998, ILM II provided Capital with initial drafts of the proposed agreements and plans of merger in connection with the proposed transactions.



     On December 7, 1998 ILM II responded to Brookdale's letter of December 4, 1998 by indicating that as previously communicated to Brookdale's advisors in June 1998, ILM II did not desire to sell its assets at such time. In its December 7th letter ILM II communicated to Brookdale that it would consider bona fide offers deemed by the ILM II Board to be in the best interests of ILM II's shareholders, including business combination transactions. The Board did not suggest to Brookdale which transactions might be optimal and in the best interests of ILM II's shareholders. Because the Board did not seek to undertake an asset sale or property liquidation transaction and believed that Capital was the most viable and attractive potential transaction merger partner at the time, it did not solicit indications of interest from other parties nor did it announce its desire to pursue a merger with potential partners providing for a combination of cash and preferred securities.



     At a December 8, 1998 meeting of the ILM II Board at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, representatives of Schroders discussed Brookdale's financial profile and market value. In response to Board inquiries, ILM II's counsel informed the Board that the Brookdale letter did not constitute a definitive offer or proposal, but rather, was a letter of inquiry or expression of interest in that it merely proposed to explore a potential transaction, subject to full due diligence and failed to set forth specific terms regarding structure, covenants, representations and warranties, financing, timing, assumption of liabilities, required consents and approvals, termination provisions, closing conditions, fees and expenses, indemnification provisions, deal protection provisions, accounting and tax treatment, and the like.



     The Board noted that the Brookdale letter referenced an asset sale rather than a merger transaction or other form of business combination transaction involving the purchase of ILM II's common stock and that an asset sale could involve protracted negotiations and due diligence on the part of Brookdale and its prospective external financing sources, contractual allocations of assumed liabilities and purchased assets (unlike a merger transaction pursuant to which the surviving entity would assume all liabilities of ILM II by operation of law), indemnification arrangements, lease assignments, escrows, schedules of assets and liabilities, and the potential need to obtain and pay for third party consents and approvals. The ILM II Board did not suggest to Brookdale a definitive transaction structure and price because the Board did not believe this would be an appropriate commercial posture and was already involved in detailed negotiations with a viable merger partner.



     At approximately this time the terms of the Capital offer continued to be refined by ILM II and Capital in consultation with their respective legal and financial advisors and the deal was predicated upon establishing a minimum price that would allow ILM II's shareholders to receive the maximum obtainable return on their investment and a premium to the prices deemed generally available to buyers and sellers in the illiquid secondary market for ILM II's common stock.



     On December 18, 1998 Brookdale submitted a proposal to acquire the assets of ILM II and ILM for aggregate consideration of $170.2 million, of which $74,868,000 would be allocated to ILM II and $95,332,000 would be allocated to ILM. The proposal indicated that the transactions contemplated asset purchase agreements and would be subject to customary closing conditions, including termination of the management agreements with Capital. As part of its proposal, Brookdale stated its desire to commence a full legal and business due diligence review of ILM II and ILM.



     On December 28, 1998 ILM II responded to Brookdale's December 18, 1998 proposal indicating that ILM II was pursuing means to enhance liquidity and maximize value for ILM II's shareholders. ILM II also indicated that bona fide offers in the best interests of the ILM II shareholders would be reviewed in due course by the ILM II Board with Greenberg Traurig and Schroders, and the proposal would be presented to the ILM II Board at its next regularly scheduled board meeting in January 1999.



     During the early portion of January 1999 representatives of ILM II and Capital participated in several telephonic and in-person meetings negotiating the terms of draft transaction documents prepared by Greenberg Traurig. Capital's advisors included in its November term sheet and reiterated in subsequent discussions with ILM II's advisors that Capital required a "leg-up" option to protect the transaction during the period following the execution of a definitive agreement and prior to consummation of a merger. Capital stated that it required the right to purchase up to 19.9% of ILM II's outstanding common stock at the merger consideration per share offered by Capital to ILM II's shareholders under the merger agreement. Capital proposed that such right would become exercisable by Capital if ILM II terminated the merger agreement under certain circumstances or, in any case, if ILM II entered into a competing transaction. Capital requested the right to require

ILM II to purchase the option shares from Capital for an amount in cash equal to the highest price per share offered in any transaction which might be consummated within a specified time period after any termination of the merger agreement with Capital.



     Greenberg Traurig related to the Board that such features were onerous and that, in its view, a "leg-up" option was inappropriate for a transaction such as the proposed merger which involved a sale of control of ILM II thereby foreclosing, if consummated, any future potential control premium for ILM II's shareholders.



     Discussions continued between legal counsel for Capital and Greenberg Traurig, whereupon Capital offered to eliminate the "put" option feature of the "leg-up" option and reduce the percentage of option shares from 19.9% to 9.9%. Upon advice from Greenberg Traurig ILM II insisted that it would not enter into a "leg-up" arrangement (whether or not reciprocal) and transaction negotiations were suspended for the next several days. After further discussions on this subject, negotiations resumed and Capital withdrew its request for a "leg-up" option. Capital noted that it still needed deal protection in the form of comprehensive break-up fees and expense reimbursement provisions.



     The ILM II Board and Greenberg Traurig stressed the need for a broad-based "fiduciary out" to enable ILM II to provide non-public information to, become fully informed as to the nature of, and negotiate with, unsolicited third party bidders offering bona fide alternative transactions. The ILM II Board stated that in all cases it needed to have the contractual freedom to enter into a deal that was financially superior to the Capital deal after allowing Capital a reasonable opportunity to "top" such deal.



     The parties next discussed and negotiated the nature and breadth of the so-called "MAC (or material adverse change) Out"; i.e., the circumstances under which either party would be permitted to terminate the merger transaction in the case of a material adverse change.



     "Break up" fee negotiations then continued. Capital initially requested a break-up fee of approximately $7.0 million in the case of ILM II (and approximately $10.0 million in the case of ILM), plus reimbursement of unlimited out-of-pocket expenses. After discussions with the ILM II Board, Greenberg Traurig responded that although ILM II recognized the desire for deal protection, ILM II would not agree to measures that were unreasonable in relation to Capital's perceived risks of losing the deal after signing and that ILM II would not agree to a payment structure which, in itself, might deter (or appear to deter) bona fide competing or alternative transactions in the best interests of ILM II's shareholders. Capital and ILM II eventually agreed to a break-up fee of $2,964,400, plus reimbursement of up to $1.0 million of Capital's "out-of-pocket" expenses incurred in connection with the termination of the merger agreement in certain circumstances.



     With respect to the parameters of the break-up fee, Capital proposed that the fee would be payable if the merger was not consummated by October 31, 1999 for failure of ILM II to obtain requisite shareholder approval or for any material breach by ILM II under the merger agreement. ILM II rejected this proposal and, after some negotiations ensued, the parties agreed that a break-up fee would be payable if: (i) ILM II materially breached its no-solicitation covenants and a third party acquisition was consummated within a certain period of time subsequent to termination of the merger agreement by Capital,
(ii) ILM II terminated the merger agreement following the execution of a definitive agreement for a financially superior alternative deal, or (iii) Capital terminated the merger agreement following: a change or withdrawal by the ILM II Board, in a manner adverse to Capital, of its recommendation to ILM II's shareholders to vote to approve the merger agreement, the affirmative recommendation of a financially superior alternative deal by the ILM II Board, or the execution by ILM II of a definitive agreement providing for the sale of ILM II to a party other than Capital.



     Capital also requested a "holdback" or escrow of a portion of the cash component of the merger consideration as security for any obligations payable to Capital in connection with material breaches by ILM II under the merger agreement and similarly requested that ILM II maintain at closing cash reserves to fund Capital's assumption at closing of the estimated $5.2 million of ILM II's and ILM's corporate level "built-in" gains tax liabilities, dividend obligations and other liabilities. Following discussions among the ILM II Board, Greenberg Traurig and Schroders on these points and after further negotiations between ILM II and Capital, Capital withdrew its request for these provisions.



     Thereafter, covenants restricting ILM II's and Capital's conduct during the period between the signing of the merger agreement and the closing of the merger were also negotiated by Greenberg Traurig and Capital's legal advisors. Because a portion of the merger consideration was proposed to include securities (and, therefore, an investment was being made by ILM II's shareholders in Capital), ILM II required restrictions on Capital's ability to operate its business prior to consummation of the merger. Capital agreed that subject to certain monetary thresholds, it would continue to operate its business in a manner consistent with past practices and not issue capital stock, consummate acquisitions, sell assets, incur debt, or consummate other transactions potentially dilutive to the earnings per share of Capital's common stock.



     In January 1999 "collars," "caps," floating exchange periods and other variable pricing mechanisms were further explored by ILM II, Schroders and Greenberg Traurig in view of the risks associated with recent fluctuations in the market price of Capital's common stock and other public company participants in the senior living industry. Discussions between the ILM II Board and ILM II's advisors ensued regarding the conversion ratio (the ratio at which the number of shares of Capital common stock would be issued upon conversion of Capital's trust preferred securities) and whether a floating valuation period or price adjustment formula should be included in the merger agreement.



     Schroders advised ILM II that a fixed conversion ratio at the time the merger agreement was signed would be more likely to lock-in accretion/dilution for ILM II's shareholders and, although there could be no assurance, a fixed ratio would enable ILM II's shareholders to participate in any prospective appreciation of Capital's stock price after execution of the merger agreement. During this time, ILM II's Board instructed Greenberg Traurig to negotiate and obtain a guarantee in favor of ILM II's shareholders pursuant to which Capital guaranteed payment of the trust preferred securities to be offered in the merger so that in the case of a default relating to such securities, ILM II's shareholders would have recourse against both Capital and the Capital subsidiary intended to be the issuer of the trust preferred securities.

     Schroders and Greenberg Traurig were next instructed to undertake a supplemental due diligence review of Capital because of the securities component of the merger consideration contained in the draft merger agreement.



     At a January 19, 1999 ILM II Board meeting at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, the ILM II Board reviewed with Greenberg Traurig and Schroders the terms of the transactions as then proposed (in which each outstanding share of ILM II common stock would be exchanged for approximately $14.30 worth of merger consideration). The ILM II Board noted that the proposed merger consideration of $14.30 (or aggregate merger consideration of $170.0 million allocable to ILM II and ILM in the amounts of $74,840,000 and $95,110,000, respectively) represented a premium of approximately 30% per share over the best available share price information for the ILM II common stock as reported to ILM II by Schroders. Next, the terms of the Brookdale proposal were presented to and discussed by the ILM II Board. Following discussions with Greenberg Traurig and Schroders the Board determined that the Brookdale proposal was structurally inferior and uncertain and, therefore, not a superior offer to acquire ILM II.



     Accordingly, the Board believed it would not be prudent to jeopardize the fully negotiated and viable Capital transaction by delaying the signing of a deal with Capital and pursuing any further discussions with Brookdale. Further, the Board noted that although ILM II never undertook a pre-signing auction or "market check" process, it intended to publicly announce the Capital transaction and include in its periodic Exchange Act reports statements acknowledging that ILM II was for sale. Also, the Board was advised by Greenberg Traurig and Schroders that the merger agreement with Capital contained commercially reasonable deal protections with broad-based fiduciary outs that would not operate to unduly "chill" or preclude potential alternative superior bids. For the foregoing reasons and the fact that no agreement providing for the sale of control, liquidation, or break-up of ILM II had been entered into, ILM II's Board was of the view that it was under no present obligation to actively solicit from other parties, including Brookdale, alternative offers.



     On January 20, 1999 ILM II informed Brookdale that based upon its review of Brookdale's December 18th correspondence ILM II did not believe that a $170.2 million all-cash asset sale transaction (which included as part of such proposed purchase price, the assumption by Brookdale of up to $5.2 million of ILM II's and ILM's built-in gains tax) represented the best potential transaction structure for ILM II's shareholders at that time. The Board did not expressly indicate to Brookdale at this time that its December 1998 correspondence lacked sufficient specificity to constitute a definitive proposal or offer. The Board was of the view that although the Brookdale proposal provided for nominally higher consideration than the consideration in the Capital transaction, because (i) an asset transaction was not the optimum deal structure for ILM II and its shareholders (because all of ILM II's known and unknown liabilities would not be assumed by Brookdale as a matter of law),
(ii) the $200,000 premium was immaterial in the context of pending negotiations with Capital, and (iii) Brookdale would first need to conduct a due diligence review, including visitation and inspection of 13 property sites, it would not be prudent to interrupt or suspend its advanced negotiations with Capital for an uncertain transaction with speculative prospects for consummation. At this time, Brookdale neither requested, nor did ILM II provide information regarding ILM II to help formalize Brookdale's proposal.



     In early February 1999 final negotiations continued between Capital and ILM II regarding the reconfiguration of the merger consideration in view of the recent decline in the price of Capital's common stock. Discussions ensued between Schroders and Lehman regarding a change in the proposed percentage of merger consideration payable in cash and the proposed percentage of merger consideration payable with convertible trust preferred securities. Also discussed was Capital's proposed increase in the conversion premium from 22.5% to 25% in relation to the $12.75 closing sale price of Capital's common stock as reported on the NYSE on February 5, 1999. Schroders indicated that the proposed change from a 60% cash/40% convertible trust preferred securities deal to a 65% cash/35% convertible trust preferred securities deal, and a conversion premium of 25%, would be a good deal for ILM II's shareholders because they would receive the same aggregate consideration as previously negotiated (in terms of per share dollar value), except that more cash would be available for shareholders if they so elected and virtually the same pro forma (i.e., "as-converted") diluted common equity ownership of Capital would be available for shareholder elections as was the case with the previously proposed 40% stock deal and a hypothetical $14.00 Capital stock price at signing.



     At its February 6, 1999 meeting at which Messrs. Jeffry R. Dwyer, J. William Sharman, Jr. and Carl J. Schramm were present, the ILM II Board reviewed with Greenberg Traurig the material terms of the revised draft merger agreements, including the "break-up fee" and termination provisions, the covenants applicable to ILM II and Capital between signing and closing, the cash/stock election procedures and proration provisions, the "no-shop" and "fiduciary out" provisions, the representations and warranties of the parties, the conditions to closing, the indemnification provisions, and the termination provisions.



     Discussions then followed with respect to the proposed exchange ratio and the conversion premium for the trust preferred securities, the fact that the closing sale price of Capital's common stock as reported on the NYSE on the immediately preceding trading day was $12.75, the regulatory aspects of the proposed merger (including the process for obtaining shareholder approval under Virginia corporate law, ILM II's constituent instruments and federal securities laws), the Board's fiduciary duties to shareholders, the SEC preliminary proxy review and registration process, the fact that no other definitive offers from any bona fide merger or business combination partners were available at the time, the complexity of the transaction and the likelihood of obtaining the requisite shareholder approval and, the scheduled December 31, 2001 finite-life liquidation date for ILM II.



     At this time the Board also considered the fact that (i) the proposed merger consideration and transaction structure was fully taxable to ILM II's shareholders, (ii) the trading price of Capital's preferred securities would not be fixed and could decline in value between signing and closing, (iii) the fact that the rate at which the preferred securities would be converted into shares of Capital common stock would be fixed, and (iv) the holders of the preferred securities would be "structurally subordinated" to Capital's creditors.

     Representatives of Schroders then presented their fairness analyses of the proposed merger consideration to be received by ILM II's shareholders. Upon conclusion of such analyses Schroders delivered its oral opinion (which opinion subsequently was confirmed by delivery to ILM II's Board of a written opinion dated February 7, 1999) to the effect that, as of such date and based upon and subject to certain matters and assumptions stated in such opinion, the merger consideration was fair to holders of ILM II common stock, from a financial point of view.



     Greenberg Traurig noted to the ILM II Board that the terms of the merger agreement with Capital preserved ILM II's ability to accept a superior offer and terminate the transactions with Capital upon payment of a $2,964,400 termination fee, plus reimbursement of up to $1.0 million of out-of-pocket expenses incurred by Capital in connection with the transaction. Based upon the advice of Greenberg Traurig and Schroders, the ILM II Board determined that because the termination fee was not commercially excessive, the fee would not be a material deterrent for other prospective purchasers seeking to make a bona fide competing offer and that the pending Capital deal was preferable to an indefinite third party proposal, which was subject to due diligence. Greenberg Traurig also noted to the Board the absence of stock leg-ups and asset lock-ups which could deter competing bids and "pooling-of-interest" structures.



     Based on the foregoing, including the perceived benefits of the terms of the proposed merger with Capital in relation to the perceived risks outlined above and the opinion of Schroders that the merger consideration was fair to the holders of ILM II common stock, from a financial point of view, the ILM II Board unanimously approved the merger and authorized the execution of the merger agreement (with certain further non-substantive modifications to be negotiated upon the advice of Greenberg Traurig and Schroders). Such Board authorization was communicated by Greenberg Traurig to Capital's legal counsel late in the evening of February 6, 1999 and discussions ensued between such counsel into the early hours of February 7th regarding technical modifications to the transaction documents.



     Greenberg Traurig prepared revised execution copies of the merger documentation and distributed them to all parties on the morning of February 7, 1999. The merger agreement was signed on the evening of February 7, 1999 and during the morning of February 8, 1999 ILM II issued a press release reporting such event. The executed merger agreement provided for total merger consideration of $74,110,000, of which 65% was payable in the form of cash and 35% was payable in the form of trust preferred securities of a wholly owned Delaware business trust of Capital. The preferred securities were convertible into shares of Capital common stock at a fixed conversion ratio.



     On March 9, 1999, Brookdale revised its December 18, 1999 correspondence by setting forth its desire to explore a transaction to acquire the assets of ILM II and ILM for an aggregate purchase price of $185.0 million, of which $81,878,000 would be allocated to ILM II and $103,122,000 would be allocated to ILM. $135.0 million of the purchase price was proposed to be in the form of cash and the remaining $50.0 million of consideration was proposed to be in the form of 8% convertible preferred equity securities of a grantor trust to be formed by Brookdale or 7% convertible subordinated debt securities of Brookdale. The proposal indicated that the convertible securities would be convertible into shares of Brookdale common stock and provided that shareholders would have the right to elect to receive any combination of cash and convertible securities, subject to proration in the case of over-subscriptions for convertible securities. After being told of ILM II's preference for a merger or stock sale, Brookdale's representatives verbally indicated that the foregoing proposal was intended to be the functional equivalent of the Capital merger structure at higher aggregate consideration and that full legal and financial due diligence was required to confirm Brookdale's willingness to proceed. Under the terms of the merger agreement with Capital ILM II was required to provide the Brookdale proposal to Capital.



     After discussions with its advisors ILM II's Board instructed Greenberg Traurig to prepare, and on March 22, 1999 Brookdale, ILM II and ILM entered into, confidentiality and standstill agreements whereby ILM II and ILM agreed to make available and made available to Brookdale certain non-public business and financial information, subject to Brookdale's agreement to use such confidential information solely for purposes of formulating a definitive offer and evaluating a possible transaction with ILM II and ILM consistent with what was outlined in Brookdale's March 9, 1999 letter. Brookdale agreed that so long as such negotiations with ILM II and ILM were pending and for two years thereafter it would not acquire any shares of ILM II or ILM common stock, seek to influence or call for any ILM II or ILM shareholder votes or consents, or propose to enter into a merger, tender or exchange offer or similar transaction with ILM II or ILM. In early April 1999 Brookdale commenced its due diligence review of ILM II.



     On April 22, 1999 the ILM II Board, consisting of J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer, met with Greenberg Traurig and Cohen & Steers (Cohen & Steers Capital Management, Inc., together with its affiliate Cohen & Steers Capital Advisors LLC, recently had been retained by the ILM II Board as ILM II's financial advisors when the individual Schroders investment bankers who worked for Schroders on the ILM II account resigned from Schroders and joined Cohen & Steers) to discuss the status of Brookdale's latest proposal. The Board was informed by Greenberg Traurig that attorneys from Brookdale were prepared to conduct a due diligence review of ILM II.



     Approximately at this time legal and financial due diligence lists were exchanged, together with requests for mutual access to information. ILM II requested access to certain Brookdale material and non-public information because of the securities portion of the proposed asset purchase consideration. ILM II also requested details as to Brookdale's financing sources and creditworthiness. No due diligence materials were ever provided to ILM II pursuant to its requests.



     On April 28, 1999 Brookdale revised its March 9, 1999 letter to propose an all-cash transaction for total consideration of $185.0 million, to be allocated $82,787,000 to ILM II and $102,213,000 to ILM. Brookdale stated that prior to closing it intended to assign all transaction documentation to an unaffiliated third party leasing company that would lease back the purchased ILM II assets to Brookdale. Brookdale stated that the U.S. federal income tax consequences to ILM II's shareholders under its proposed asset purchase transaction structure and the payment by ILM II to its shareholders of subsequent liquidating dividend distributions was substantially similar to the U.S. federal income tax consequences of the pending merger transaction with Capital. Brookdale's revised proposal was subject to satisfactory completion of due diligence, which Brookdale anticipated it could complete within 30 days after it was afforded access to certain non-public information, ILM II personnel and property sites. A copy of this latest proposal was delivered by ILM II to Capital.



     On June 17, 1999 Greenberg Traurig received from Brookdale's counsel a draft asset purchase agreement. The correspondence accompanying such draft suggested that ILM II's representations and warranties were intended to be substantially similar to those included in the February 7, 1999 merger agreement with Capital and that the draft asset purchase agreement reflected the terms of Brookdale's April 28, 1999 letter. Brookdale's counsel also referenced Brookdale's ability to externally finance the proposed transaction, subject to satisfactory completion of due diligence.



     At a July 8, 1999 meeting of the ILM II Board at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer were present, discussions ensued regarding the draft asset purchase agreement received from Brookdale. The Board was informed by Greenberg Traurig and Cohen & Steers that, after careful review, the proposed agreements were significantly biased in favor of Brookdale.



     On July 9, 1999, at the direction of ILM II's Board, Greenberg Traurig informed Brookdale's counsel that after careful review of the agreement and deliberation by the full ILM II Board, and based further upon the advice of Greenberg Traurig and Cohen & Steers, it was the Board's position that the terms and conditions of the draft asset purchase agreement relating to the transaction structure, unassumed liabilities, conditions to closing, affirmative and negative covenants, termination and liquidated damages, and expense allocations, among other provisions, were commercially unreasonable and did not represent a transaction in the best interests of ILM II's shareholders.



     The ILM II Board informed Brookdale that a transaction in the best interests of ILM II's shareholders would more appropriately be structured as, or would be the functional equivalent of, a statutory merger with all known and unknown liabilities of ILM II being assumed at closing by the acquiring entity and with no survival of representations and warranties, no purchase price "holdbacks," escrows or adjustments, and no indemnification provisions.



     The Board reiterated to Brookdale that any definitive agreement entered into with a bona fide purchaser would have to be financially superior to the pending merger transaction with Capital and have a very high likelihood of consummation, and would need to include remedies in favor of ILM II if Brookdale failed to consummate the transaction under certain circumstances. The ILM II Board also advised Brookdale that bona fide agreements consistent with the foregoing criteria would be considered by the Board in due course. Accordingly, the ILM II Board indicated to Brookdale that it would be inappropriate and unproductive at that time to negotiate or provide detailed comments with respect to Brookdale's previously distributed draft asset purchase agreement.



     On July 20, 1999 Brookdale, in response to ILM II's July 9, 1999 correspondence, sent a letter to ILM II expressing its disappointment over ILM II's decision not to negotiate the terms of Brookdale's draft asset purchase agreement and ILM II's preference for a statutory merger or functionally equivalent transaction. Brookdale stated that it remained interested in pursuing an asset purchase transaction with ILM II and that if ILM II did not proceed to negotiate such a transaction and respond with comments to

Brookdale's draft asset purchase agreement, Brookdale would pursue available legal remedies.



     The ILM II Board was advised by its legal and financial advisors that such "threat" did not merit a response because Brookdale had been informed of the Board's requirement of a superior financial transaction and structure and ILM II did not act to foreclose such possibility. Furthermore, the ILM II Board viewed Brookdale's draft agreement as commercially unreasonable in that it: did not provide for Brookdale's assumption of any of ILM II's liabilities (other than up to $5.2 million of built-in gains tax liabilities); did not provide for contractual remedies in favor of ILM II in the event Brookdale breached the agreements; contained burdensome restrictions on ILM II's ability to manage its business prior to closing because the agreements did not specify an outside termination date; would allow Brookdale to conduct unlimited due diligence which would disrupt the operations of ILM II and distract management due to the lack of an outside termination date; and contained deal protection provisions and break-up fees which were more onerous than those negotiated with Capital. The Board and ILM II's advisors also noted that the agreements further contained unusual termination events.



     During this time, ILM II, Greenberg Traurig and Cohen & Steers discussed declining trends in the assisted living industry, prevailing conditions and prospects for the U.S. capital and financial markets, the pending SEC review and comment process with respect to the confidential preliminary proxy statement/prospectus submitted to the SEC by the parties in late April 1999, and the material decline in the closing sale prices of Capital's common stock in relation to such prices in February 1999 when the original merger transaction was entered into. These discussions focused primarily on ILM II's concern that there was now a potentially decreased likelihood of consummating the original merger transaction because of the significant non-cash portion of the consideration in that deal and the lower value of that consideration component. ILM II and its advisors expressed concern that as of the mid-summer of 1999, the original February 7, 1999 merger consideration (particularly the form thereof) may no longer be fair to ILM II's shareholders and, therefore, the ILM II Board might not be in a position to recommend the transaction to ILM II's shareholders if conditions in the assisted living industry and, therefore, Capital's stock price, did not improve.



     ILM II acknowledged that because of the lack of "collars," "caps" and adjustable exchange ratios in the original merger documentation, there was no mechanism for those ILM II shareholders who would receive Capital's trust preferred securities to actually obtain the full value of the $14.30 of merger consideration agreed to by the parties on February 7, 1999. Accordingly, Cohen & Steers and Greenberg Traurig were instructed to consider different combinations or reconfigurations of the cash and stock portions of the merger consideration.



     Following several discussions with Capital about ILM II's concerns and in connection with class action settlement proceedings in the pending Feldman lawsuit against ILM II and its directors, Capital agreed in a draft stipulation of settlement relating to such litigation to amend the existing February 7, 1999 merger agreements to provide for increased and restructured merger consideration.

     On July 28, 1999 Capital's advisors delivered to ILM II and ILM a draft letter agreement which proposed to amend the pending ILM II and ILM merger agreements to increase the aggregate merger consideration in those transactions to $172.0 million (from $170.0 million) and allow the ILM II and ILM shareholders to elect to receive 100% cash consideration or a combination of cash and trust preferred securities, provided that no more than 35% of the total merger consideration would be payable in the form of trust preferred securities.



     ILM II, Greenberg Traurig and Cohen & Steers questioned whether the merger simply should be amended to provide for 100% cash consideration and no stock election in view of the dramatic decline in the market price for Capital's common stock. Capital and its advisors stated that they would need some time to complete their analyses on the impact and post-merger pro forma effect of an all-cash transaction.



     On August 2, 1999 Brookdale submitted yet another revised proposal which proposed to acquire, by means of tender offer, all of the outstanding shares of ILM II and ILM common stock for aggregate cash consideration of $185.0 million, to be allocated $82,787,000 to ILM II and $102,213,000 to ILM. In its letter Brookdale noted that a tender offer structure would eliminate the need for statutory shareholder approval under Virginia law and potentially be a more expeditious transaction than the pending Capital merger because SEC review, if any, of the tender offer documents would not occur until after commencement of the offer. Brookdale stated that it expected to utilize available cash and obtain first mortgage financing secured by ILM II's properties to fund the tender offer consideration and that its latest proposal was subject to satisfactory completion of additional legal and financial due diligence necessitated by a stock acquisition structure and the negotiation, execution and delivery of definitive agreements. Brookdale proposed a meeting between representatives of the companies and their legal and financial advisors to begin the negotiation process.



     Brookdale and ILM II exchanged various correspondence regarding potential face-to-face meeting dates. In the meantime ILM II instructed Greenberg Traurig and Cohen & Steers to contact Brookdale's advisors and seek clarification and unequivocal assurances that the proposed $185.0 million of tender offer consideration was a net amount payable in cash directly to ILM II's shareholders and ILM's shareholders. Brookdale's legal and financial advisors verbally acknowledged that Brookdale intended the $185.0 million consideration to be a net cash amount to shareholders and would not be reduced by any ILM II liabilities, taxes or merger termination fee and expense reimbursement obligations to Capital.



     At a Board meeting held on August 9, 1999 at which J. William Sharman, Jr., Carl J. Schramm and Jeffry R. Dwyer all were present, Greenberg Traurig and Cohen & Steers presented to the ILM II Board an analysis and comparison of the Brookdale proposal, the pending February 1999 merger transaction with Capital and the proposed amendments thereto, and the ILM II Board instructed Greenberg Traurig to prepare proposed tender offer guidelines in the form of a term sheet and to deliver them to Brookdale in anticipation of the upcoming meeting with Brookdale.



     On August 12, 1999 pursuant to instructions of ILM II's Board, Greenberg Traurig delivered to Brookdale's counsel a list of tender offer guidelines for Brookdale to comply with if a definitive transaction were to be pursued and entered into with Brookdale. Specifically, ILM II stated, among other things, that (i) Brookdale needed to guarantee the performance of its lessor-assignee under all transaction documents and instruments; (ii) ILM II would not provide any indemnification agreements;
(iii) all of ILM II's representations, warranties and covenants would need to terminate after the tender offer was completed and Brookdale acquired legal control of ILM II; (iv) the tender offer would need to include a 66- 2/3% minimum tender condition, subject to certain extension requirements to enable a "short-form" second step merger; (v) there could be no due diligence "outs" and the tender offer conditions would need to be as minimal as possible (limited essentially only to customary material adverse change and so-called "market outs"); (vi) the non-solicitation provisions of the transaction documentation would need to include broad-based "fiduciary outs" and "break-up" fees not greater in amount or scope than those contained in the existing ILM II-Capital merger documents; (vii) adequate agreements and assurances would need to be provided by Brookdale as to the payment and assumption by Brookdale of ILM II's existing termination fee and expense reimbursement obligations to Capital under the February 7, 1999 merger agreement; (viii) the tender offer would be commenced not later than five business days after entering into definitive merger agreements and that the preparation and negotiation of such agreements and all tender offer documentation would need to proceed as expeditiously as possible; and (ix) prior to commencement of the tender offer Brookdale would need to obtain and pay for a signed financing commitment letter from a money center financial institution or nationally recognized investment banking firm sufficient in amount to pay the $185.0 million of tender offer consideration, net in cash, to ILM II's and ILM's shareholders.



     Greenberg Traurig and Cohen & Steers again requested and received verbal assurances from Brookdale's representatives that the $185.0 million of cash consideration was a net amount payable in cash to shareholders of ILM II and ILM, less applicable withholding taxes.



     On August 30, 1999, one day prior to Brookdale's scheduled meeting with ILM II and its advisors at the New York offices of Greenberg Traurig, Brookdale informed ILM II by letter that additional due diligence materials were required with respect to ILM II's liabilities due to the revised structure of Brookdale's most recent proposal and, in direct contradiction to what had been stated previously by Brookdale's advisors, Brookdale informed ILM II of its unwillingness to assume at closing or otherwise to pay any termination fees, litigation settlement costs or other transaction expenses that may be or become payable to Capital in connection with the merger and the pending Feldman litigation. Irrespective of the fact that this latest communication from Brookdale differed from previous verbal statements of Brookdale's intention as to the nature and net amount of the proposed tender offer, the ILM II Board decided to proceed with the scheduled face-to-face meeting with Brookdale and its advisors on August 31, 1999.



     On August 31, 1999 the ILM II Board, comprised of J. William Sharman, Jr., Carl Schramm and Jeffry R. Dwyer, together with Greenberg Traurig and Cohen & Steers, met with Brookdale and its advisors to discuss and negotiate Brookdale's August 2, 1999 tender offer proposal. At the outset of the meeting Brookdale informed the ILM II Board that its aggregate $185.0 million proposal (for both ILM II and ILM) did not include the assumption of termination fees, legal settlement costs or other transaction expenses and liabilities incurred or to be incurred by ILM II and ILM which, based upon the Board's estimates approximated at least an aggregate of $9.0 million (for both ILM II and ILM). After further discussions with Brookdale and its advisors, the ILM II Board concluded that

Brookdale's offer was not functionally equivalent to a "net" cash offer to shareholders. Because, other than the assumption of up to an aggregate of $5.2 million of built-in gains tax liability (for both ILM II and ILM), Brookdale stated that it was not assuming any liabilities (whether known, unknown, fixed or contingent), ILM II's Board was unable to quantify, and could not quantify, what Brookdale's net offer was. However, because the ILM II Board had estimated transaction costs (i.e., legal, accounting, financial advisory, solicitation and printing) of approximately an aggregate $4.0 million (for both ILM II and ILM) and did not want to preclude ILM II's ability to pay dividends to shareholders in the ordinary course (which was expressly negotiated by ILM II and provided for in the merger agreement), the Board believed that Brookdale's offer was lower in net value than the $172.0 million face amount of aggregate consideration (for both ILM II and ILM).



     ILM II informed Brookdale that only bona fide, good faith offers on terms financially superior to the pending Capital merger and with a high likelihood of closing would be negotiated and that in view of the recent course of dealing with Brookdale and its advisors, including the inconsistent and indefinite communications from Brookdale and its advisors, ILM II was suspect about Brookdale's intentions to acquire ILM II. At Brookdale's request, ILM II nevertheless agreed to provide Brookdale with the additional due diligence materials that Brookdale stated it needed to prepare a definitive offer. Brookdale acknowledged that it had received materials from ILM II approximately three weeks earlier but had not yet reviewed them. ILM II then reminded Brookdale and their advisors about their existing confidentiality and "standstill" obligations and the Board's intention to pursue only genuine superior offers with a high likelihood of consummation, and the meeting was adjourned.



     On September 2, 1999 ILM II confirmed to Brookdale in writing its disappointment regarding the August 31, 1999 meeting and that, contrary to previous verbal assurances from Brookdale's advisors relating to the proposed $185.0 million of net cash consideration, and after having received several proposals from Brookdale involving a variety of transaction structures, the most recent tender offer proposal outlined in Brookdale's August 2, 1999 letter did not appear to be the functional equivalent of a net cash offer payable to the shareholders of ILM II and ILM. ILM II reiterated its commitment to fully investigate and negotiate only superior offers from bona fide parties to maximize shareholder value and asked Brookdale to promptly submit its final and definitive "best" offer to acquire the outstanding shares of ILM II's common stock.



     In early September 1999 Brookdale received the additional materials from ILM II it indicated that it needed to complete its due diligence review of ILM II. On September 10, 1999, by letter to ILM II, Brookdale indicated that its August 2, 1999 tender offer proposal remained outstanding but that it would not pay or assume any contractual or other liabilities of ILM II, other than the assumption of up to $5.2 million of ILM II's and ILM's built-in gains tax liabilities. Brookdale reiterated that its offer was subject to satisfactory completion of continuing legal and financial due diligence in its sole discretion, and the negotiation and execution of definitive agreements.



     After discussions with Greenberg Traurig and Cohen & Steers the ILM II Board concluded that because Brookdale's transaction was structurally uncertain and did not represent a definitive offer, due to the fact that the course of dealing between the parties did not provide the Board with a high degree of confidence that a transaction with Brookdale could be expeditiously or successfully consummated, and because of

Brookdale's repeated failure to propose a bona fide transaction structure which was superior to the Capital transaction, any further dealings and communications with Brookdale would be entirely unproductive and unlikely to produce such a transaction in the best interests of ILM II's shareholders.



     Brookdale has not contacted ILM II since September 10, 1999 and no further communications between ILM II and Brookdale have ensued through the date of this proxy statement.



     Against the backdrop of a continued decline in the senior living industry and a material deterioration of Capital's stock price, commencing in late September and continuing through mid-October 1999, ILM II's and Capital's legal representatives discussed and negotiated various proposed amendments to the February 7, 1999 merger agreement. Greenberg Traurig informed Capital that ILM II would not negotiate or agree to any limitations on the scope of ILM II's "fiduciary out" because ILM II needed maximum flexibility to pursue and negotiate unsolicited superior alternative transactions. Also, because the form of the proposed merger consideration payable in the merger changed from a combination of cash and trust preferred securities to 100% cash (in the amount of $74,982,000) at Capital's insistence, the parties agreed to delete various representations, warranties and covenants of Capital relating to the ownership of its properties and the conduct of its business.



     Negotiations ensued with respect to Capital's financing of the merger and the anticipated timing of Capital's receipt from Lehman Brothers of a currently dated "highly confident" letter as to Lehman's willingness, intention and ability to arrange the necessary cash financing for the merger, and the anticipated timing of definitive financing commitments from Capital's investment or commercial bankers. Capital declined to seek to obtain a financing commitment letter at that time. ILM II requested that full financing commitments be obtained upon entering into the revised merger agreement. After discussions regarding the prompt need for and costs of such commitments the parties agreed that Capital would obtain one or more financing commitments from nationally recognized lenders at least five days prior to the date on which ILM II first mailed its definitive proxy materials to shareholders. Capital did agree to obtain a "bring down" of Lehman's "highly confident" letter previously delivered to Capital in August 1999.



     Capital then suggested certain proposed modifications to the tenor and scope of the existing "break-up" fee provisions in the February 7, 1999 merger agreement. Capital stated that it required payment of a termination fee if ILM II's shareholders failed to approve the merger agreement. After several variations of the foregoing concept were discussed among representatives of Greenberg Traurig and Capital's legal advisors, ILM II insisted that such a provision was not appropriate and that receipt of ILM II shareholder approval would remain a mutual risk of the parties.



     Thereafter, negotiations ensued regarding items such as allocating between the parties the payment of proxy preparation, filing and dissemination costs incurred and to be incurred in connection with the merger, Capital's payment of ILM II's director's and officer's liability insurance, and other contractual matters. ILM II then negotiated and the parties agreed to provisions entitling ILM II to the payment by Capital of a limited reverse "break-up" or termination fee under certain circumstances.



     Based on the foregoing negotiations, the parties reached an agreement-in-principle to modifications of the February 7, 1999 merger agreement. Greenberg Traurig prepared a draft amended and restated merger agreement which was delivered to Capital and its advisors during the first week of October 1999.



     On October 6, 1999 the full ILM II Board, consisting of Jeffry R. Dwyer,
J. William Sharman, Jr., and Carl Schramm, met with Greenberg Traurig and Cohen & Steers to review the terms of the revised merger agreement. Cohen & Steers provided the Board with an assessment of prevailing trends in the senior living industry and Capital's market performance and capitalization, financial condition and creditworthiness. Cohen & Steers next presented to the ILM II Board its fairness analyses and at the conclusion thereof delivered its oral opinion to the ILM II Board that, based on the qualifications and assumptions expressed to the ILM II Board, as of October 6, 1999, the payment of $14.47 per share in cash to ILM II's shareholders in the merger was fair to such holders, from a financial point of view.



     Greenberg Traurig then presented the ILM II Board with a detailed description of the terms of the revised merger agreement, outlining the various material differences between the current draft agreement and the February 7, 1999 merger agreement. After further deliberations and a general discussion with Greenberg Traurig of the ILM II Board's fiduciary responsibilities, the Board unanimously adopted the amended and restated merger agreement and the transactions contemplated thereby, with such non-material modifications thereto as might be suggested by the parties' advisors in the course of finalizing the transaction documents. The ILM II Board authorized the prompt execution and delivery of the merger agreement and the refiling with the SEC of all appropriate proxy solicitation materials.


     On October 15, 1999 a final order approving the stipulation of settlement in the Feldman class action litigation was entered in the United States District Court, Southern District of New York.


     On October 18, 1999, Capital Senior Living Corporation received from Lehman Brothers a letter indicating that as of that date and based upon current market conditions and their present understanding of the proposed merger with ILM II, Lehman Brothers was "highly confident" of its ability to arrange financing of the aggregate cash consideration of the merger and the ILM merger.



     On October 19, 1999, Cohen & Steers confirmed in writing its oral opinion delivered to the ILM II Board on October 6, 1999. Based upon Cohen & Steers' opinion that as of October 19, 1999 the $14.47 per share in cash to be received by ILM II's shareholders in the merger was fair to such holders, from a financial point of view, ILM II entered into a revised merger agreement with Capital and concurrently terminated the February 7, 1999 merger agreement.



     On October 21, 1999 ILM II issued a press release announcing the execution of the amended and restated merger agreement and filed with the SEC its Current Report on Form 8-K disclosing such event.



     As noted above, the October 19, 1999 Merger Agreement provided that not later than the fifth business day next preceding the anticipated date of the mailing of ILM II's Proxy Statement in definitive form to ILM II's shareholders in connection with ILM II's solicitation of such holders' approval of the merger agreement, Capital was required to pay for and receive one or more definitive commitments from a money center financial institution or investment bank, each of national standing, sufficient in the aggregate to pay at the effective time of the merger the aggregate merger consideration.



     On April 4, 2000, the ILM II and ILM Boards each received a letter from Capital alleging that since October 19, 1999 there had been material changes in both the capital and financial markets, in the operations of the ILM II and ILM facilities, and a significant decline in Capital's stock price. Capital proposed the following amendments to the merger agreements: the reduction of the aggregate merger consideration (for ILM II and ILM) from $172.0 million to $152.0 million in cash; increasing ILM II's and ILM's aggregate expense reimbursement obligation to Capital from $4.0 to $7.0 million and broadening the instances in which Capital's transaction expenses would be payable by ILM II and ILM; ILM II's and ILM's agreement not to draw down or borrow any additional money under the Fleet Loan Agreement prior to consummation of the mergers; and ILM II's and ILM's agreement to sell their entire fee interest in the Crown Pointe and Crown Villa properties if both the merger and the ILM merger are not consummated. Although ILM II acknowledged that there had been material changes in both the capital and financial markets and a very material deterioration of Capital's stock price ($12.90 per share in February 2000 versus approximately $3.00 per share on April 4, 2000), the operations of ILM II's and ILM's facilities have remained virtually unchanged and the ILM II Board disagreed entirely with Capital's assertions in Capital's April 4th correspondence.



     On April 5, 2000, ILM II and ILM responded to Capital's April 4th correspondence by indicating that they might consider modifying the merger agreements to reflect transactions that would have an aggregate merger consideration of $156.0 million if Capital agreed to the following amendments to the merger agreements: an increased cash termination fee (in favor of ILM II and ILM) of $4.68 million, plus reimbursement of up to $2.0 million of ILM II's and ILM's out-of-pocket transactional expenses; no broadening of the circumstances in which termination fees would be payable to Capital; and a reduction in the amount of Capital's termination fee and transactional expense reimbursement to $4.68 million and $2.0 million, respectively. ILM II and ILM restated their commitment to consummate the transactions contemplated by the current merger agreements, stated their disappointment as to the likelihood of that not occurring and expressed their general willingness to entertain (without any commitment to do so) in good faith, a bona-fide proposal to amend the merger agreements at a price and upon other terms and conditions that are in the very best interests of their shareholders.



     On April 10, 2000, Capital delivered to ILM II and ILM a letter counterproposing the following amendments to the merger agreements: the total merger consideration under both of the ILM II and ILM merger agreements be reduced to $155.0 million in cash; Capital's expense reimbursement of $4.0 million in the merger agreements would be increased to $5.0 million; and the Crown Pointe and Crown Villa option would be included in the revised merger agreements. In addition, Capital expressed both its willingness to accept a reduction of its $6.8 million termination fee to $6.16 million and its willingness to increase the $1.7 million termination fee payable to ILM II and ILM to $3.08 million.



     By letter dated April 12, 2000, ILM II and ILM responded to Capital's April 10th correspondence by indicating that, subject to the receipt of fairness opinions from their financial advisors and upon the advice of counsel, they would be amenable to aggregate merger consideration of $155.0 million in cash if Capital would agree to amend the merger agreements to provide for: the distribution of identical termination fees payable to ILM II and ILM (on the one hand) and Capital (on the other hand) ranging from 1% to 3% of the aggregate merger consideration; reciprocal expense reimbursements of up to $1.0 million for out-of-pocket expenses; and the receipt by Capital of a financing commitment in the amount of $155.0 million prior to the execution and delivery of amended merger agreements.



     On April 12, 2000, the full ILM II Board, consisting of Jeffry R. Dwyer,
J. William Sharman, Jr. and Carl Schramm, met with Greenberg Traurig and Cohen & Steers to consider Capital's latest proposal to reduce the aggregate merger consideration and ILM II's position with respect to such proposal. Cohen & Steers provided the Board with the results of updated financial studies and analyses which had been performed by Cohen & Steers, based upon ILM II's current operations and financial projections (since October 19, 1999, the date of the merger agreement and the original fairness opinion rendered to the ILM II Board by Cohen & Steers). Cohen & Steers advised the Board regarding its updated review of the financial data relating to ILM II's valuation, as well as Cohen & Steers' analyses of the recent performance of stock prices of assisted living industry participants. Cohen & Steers informed the Board that during the past 12 months, although the Standard & Poor's 500 Index of stock prices had risen 13.4%, the senior and assisted living industry stock price index had declined 66.3%, the health care REIT index had declined 35.9%, and the average stock price of long term care companies had declined 51.1%. Furthermore, Cohen & Steers observed that during the past 30 days the stocks of a subset peer group of assisted living industry participants declined over 10%.



     Against the backdrop of the recent dramatic decline in the senior living industry and the continued material deterioration of Capital's common stock price, the merger consideration was reduced to $155.0 million, allocable to ILM II and ILM in the amounts of $67,571,000 and $87,429,000 respectively, and ILM II successfully negotiated an increased break-up fee of $1,540,000 (compared to the $850,000 break-up fee previously payable) in favor of ILM II, a lower break-up fee of $1,858,200, (compared to the $2,964,400 break-up fee previously payable) payable to Capital, Capital's receipt of a GMAC executed financing commitment in an amount equal to substantially all of the merger consideration prior to execution of the proposed amendment and Capital's withdrawal of its request for purchase options regarding the Crown Point/Crown Villa properties.



     On April 14, 2000, Capital obtained from GMAC its written commitment, pursuant to which GMAC agreed, subject to certain conditions and termination events, to provide Capital with the cash funds sufficient to pay substantially all of the aggregate cash consideration payable in the merger. See "Estimated Costs and Financing of the Merger;--Financing; Source and Amount of Funds."



     On April 17, 2000 the full ILM II Board, consisting of Jeffry R. Dwyer, J. William Sharman, Jr., and Carl Schramm, met with Greenberg Traurig and Cohen & Steers to review the terms of the proposed amendments to the October 19, 1999 ILM II and ILM merger agreements which had been received from Capital's attorneys and reviewed and rewritten by Greenberg Traurig. Cohen & Steers provided the Board with an assessment of prevailing trends in the senior living industry and Capital's recent market performance and capitalization, financial condition and overall creditworthiness. Cohen & Steers delivered its oral opinion to the ILM II Board that, based on the qualifications and assumptions expressed to the ILM II Board, as of April 17, 2000, the $13.04 per share in cash to be received by ILM II's shareholders in the merger, was fair to such holders, from a financial point of view.



     Greenberg Traurig then presented the ILM II Board with a detailed description of the terms of the proposed amendments to the merger agreements, outlining the various material differences between the proposed amendments and the pending (October 19, 1999) merger agreements. After further deliberations and a general discussion with Greenberg Traurig of the ILM II Board's fiduciary responsibilities, the ILM II Board resolved unanimously to adopt the proposed amendments to the merger agreement and to execute the same. The ILM II Board next authorized the prompt execution and delivery of the refiling with the SEC of all appropriately revised proxy and Schedule 13E-3 materials.



     On April 18, 2000, Cohen & Steers confirmed in writing its oral opinion delivered to the ILM II Board on April 17, 2000. Based upon Cohen & Steers' opinion that as of April 18, 2000 the $13.04 per share in cash to be received by ILM II's shareholders in the merger was fair to such holders, from a financial point of view, and the other factors described elsewhere in this proxy statement under "Recommendation of the ILM II Board," ILM II entered into the amendment with Capital and thereafter issued a press release announcing the execution of the amendment to the restated merger agreement.



     On April 24, 2000 ILM II filed with the SEC its Current Report on Form 8-K disclosing such event.





RECOMMENDATION OF THE ILM II BOARD



     Your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable. Your Board of Directors has unanimously adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement. In determining to adopt the merger agreement, none of ILM II's directors abstained from voting or voted against adoption.



     In resolving to adopt and recommend to ILM II's shareholders approval of the merger agreement, the ILM II Board considered a number of factors, including the following which sets forth all of the material factors considered:



         o the Board's belief that because the equity interests in ILM II, a finite-life entity, are fixed, short-term investments, any proposed strategic financial transaction should provide ILM II shareholders with maximum liquidity;



         o the strategic financial alternatives available to ILM II to maximize shareholder value, such as listing ILM II's common stock on a national securities exchange or The Nasdaq Stock Market, the reorganization of Lease II (the lessor of the senior living communities owned by ILM II Holding) into assisted living community operating companies, and the lease of ILM II's senior living communities to Capital. The Board was not convinced of the viability of the alternatives because no one alternative guaranteed the liquidity of ILM II's common stock;



         o the trend of continued consolidation in the senior living industry and the likelihood that ILM II would not have the financial or structural ability to be an acquiring entity in a business combination transaction;



         o ILM II's financial condition, cash flows and results of operations;

         o the higher likelihood of the merger with Capital being consummated in relation to other potential transactions because of Capital's historical commercial relationship with ILM II and its extensive familiarity with ILM II's day-to-day operations, and the lack of due diligence "outs" in the merger agreement;



         o ILM II's finite-life status and the Board's belief that a present liquidation was not likely to capture for ILM II's shareholders maximum value for their investment;



         o ILM II's strengths and weaknesses as an independent public company, which included ILM II's reputation, market share and financial resources; ILM II's lack of personnel base and liquidity, and inability to directly operate an assisted living business due to its statutory REIT status; and ILM II's inability to expand operations on a relative debt-free basis because of its statutory obligation as a REIT to distribute each year 95% of its income to its shareholders;



         o the material decline in the market price of Capital's common stock since February 7, 1999 and the fact that the original merger agreement and transactions proposed by Capital provided for the issuance of fixed income trust preferred securities without adjustment provisions, "collars" or "caps". This factor was a primary reason for amending the February 7, 1999 and October 19, 1999 merger agreements to provide for $13.04 of all-cash consideration;



         o the fact that after the merger ILM II's current shareholders no longer would receive any dividends relating to the earnings and growth of ILM II unless they independently reinvest the cash consideration to be received by them in the merger in shares of Capital common stock;



         o the simplicity of a unitary, all-cash transaction compared with either a protracted auction process involving the serial liquidation of the properties or a singular asset sale transaction without taking into account a control premium or going-concern valuation for ILM II's shareholders. The ILM II Board believed that a merger transaction could be consummated more expeditiously and would ultimately provide shareholders with greater value;



         o the Board's belief that the going-concern value of ILM II obtainable in the merger into Capital was greater than the present or reasonably foreseeable liquidation or "break-up" value of the ILM II properties. This belief was based upon the liquidation valuation analysis performed by Cohen & Steers refered to in its fairness opinion, in which capitalization rates ranging from 10.0% to 12.5% were applied to resident level cash flows after deduction for all operating expenses, including management fees. The analysis indicated a range of liquidation values derived by applying such capitalization rates with an average of $62,087,000 or $11.98 per share of ILM II's common stock. Cohen & Steers did not make an independent valuation or appraisal of the ILM II properties and was not furnished with any such valuation or appraisal. The ILM II Board noted that the value of Capital's offer was approximately $5.5 million in excess of such indicated mean liquidation value and concluded that the going-concern value of ILM II obtainable in the merger transaction into Capital exceeded ILM II's liquidation or "break-up" value;



         o the recent dramatic economic and market declines in the senior living industry, the overall condition of the U.S. capital and financial markets, and the substantial deterioration of Capital's common stock price and inability to raise equity capital which led to amending the merger agreement to provide for all-cash consideration;



         o the belief that, after months of dealings and discussions, Brookdale demonstrated its inability or lack of intention to structure, negotiate and consummate a superior alternative transaction with ILM II that was in the best interests of ILM II's shareholders;



         o Cohen & Steers' opinion that the $13.04 per share in cash to be received in the merger by ILM II's shareholders was fair to such holders, from a financial point of view, and the Board's adoption of the conclusions set forth in such opinion;



         o the lack of any firm competing or alternative offers from bona fide purchasers, irrespective of the fact that ILM II had, since February 1999, publicly disclosed its intention to consummate a sale or change-in-control transaction and that from approximately February 1999 through September 1999 ILM II pursued various acquisition proposals from Brookdale which ultimately did not lead to any definitive superior alternative offer;



         o ILM II's requirement to pay a reduced (in comparison to the $2,964,400 fee that was payable pursuant to the merger agreement prior to the current amendment) termination fee of $1,858,200 in the event a superior offer is accepted by ILM II and the merger agreement is terminated which, given the amount of the fee and the scope of the circumstances under which the fee would become payable, was not commercially unreasonable in the ILM II Board's view or likely to deter a bona fide, superior competing bid for ILM II;



         o the fact that the all-cash merger with Capital is a fully taxable transaction to ILM II's shareholders;



         o the fact that the merger structure would allow Capital to realize certain tax advantages which the ILM II Board believed had resulted in obtaining a higher price per share for ILM II's shareholders;



         o the terms of the merger agreement, including the closing conditions, the termination fees and reimbursement of expenses payable to Capital under certain circumstances, the absence of indemmification provisions and lack of survival of most representations and warranties, and the restrictions imposed on the conduct of ILM II's business and operations during the period prior to closing--all of which were extensively negotiated and deemed commercially reasonable by the ILM II Board;



         o the agreement of ILM II not to solicit alternative transactions with third parties and the broad "fiduciary out" which enables ILM II to terminate the merger agreement and pursue unsolicited superior transactions with parties other than

           Capital; subject to the payment to Capital of termination fees and expenses under certain circumstances;



         o the actual and potential conflicts of interest of ILM II's officers and directors with respect to the merger in relation to the interests of ILM II's shareholders--which potential conflicts the ILM II Board viewed as immaterial in relation to the benefits to be received by ILM II's shareholders in the merger;



         o the fact that none of ILM II's officers or directors own any ILM II common stock or Capital common stock, that they do not participate in any ILM II executive compensation or stock option plans, and that they are not parties to any employment or similar agreements providing for remuneration or other pecuniary benefits upon a change-in-control of ILM II; accordingly, the ILM II directors did not (and do not) have any direct financial interest in the outcome of the merger;



         o the risks of the merger not being consummated--which the ILM II Board did not consider unreasonable in relation to similar transactions negotiated at arms'-length;



         o the fact that the property management agreement provides Capital with a limited right of first and last offer on sales of the ILM II properties, and that such right of first and last offer could have the effect of deterring prospective purchasers from bidding for ILM II's assets but did not apply to merger transactions or stock transactions;



         o the fact that Capital has obtained the written financing commitment from GMAC to provide Capital with substantially all of the necessary merger financing at closing. This provided the ILM II Board an additional level of comfort that financing could be obtained at or before closing assuming the U.S. financial markets or values in the senior living industry did not substantially decline;



         o the amount and scope of the termination fee payable under the merger agreement to Capital under certain circumstances which the Board did not consider unusual in relation to similar and customary transactions negotiated at arms'-length;



         o the fact that the merger must be approved by the holders of at least 66- 2/3% of the outstanding ILM II common stock which might require a lengthy shareholder proxy solicitation period;



         o the lack of burdensome regulatory consents and approvals in connection with the merger which the ILM II Board believed enhanced the likelihood that the merger could be completed in a reasonable time frame;



         o the fact that after the merger Capital will assume and become legally responsible for all of ILM II's known and unknown liabilities, which made a statutory merger the optimum transaction structure compared to an asset transaction where assumed liabilities and purchased assets typically are apportioned by the parties by contract pursuant to extensive due diligence and negotiation; and

         o the fact that consummation of the ILM merger is not a condition to consummation of the merger or vice versa--so that the closing of one transaction would not be delayed for any reason relating to the status of the other transaction.



     In view of the variety of factors considered in connection with its evaluation and deliberations with respect to the merger, the ILM II Board did not find it practical to and, therefore, did not attempt to rank or assign relative weight to the above factors. In addition, individual members of the ILM II Board may have assigned different weights to different factors.


PURPOSES, ALTERNATIVES, TIMING AND REASONS FOR THE MERGER


     In the merger, each share of ILM II common stock will be canceled and ILM II's separate corporate existence will be terminated upon the payment to you of $13.04 in cash (less applicable stock transfer and withholding taxes). The purpose of the merger is to sell to Capital 100% of the ownership interests in and, therefore, 100% control of, ILM II and its businesses and properties. The merger has been structured as an all-cash transaction because of the simplicity of this structure, the absence of market risk otherwise associated with the receipt of securities or other property (particularly in light of the declining values in the senior living industry), and the flexibility afforded ILM II's shareholders in an all-cash merger with respect to future investment decisions.



     Structurally, the acquisition of ILM II by Capital was designed as a merger rather than an asset sale or tender offer to ensure Capital's assumption, by operation of law, of all of ILM II's liabilities, to eliminate unnecessary indemnification provisions, to facilitate an orderly shareholder decisional process pursuant to applicable federal and state law and subject to input by the ILM II Board, and to enable the transaction to be completed in a single step, rather than a front-end purchase of a controlling interest with a second-step squeeze-out merger. The Board believes that a unitary merger transaction minimized the risk that the transaction would not be consummated, reduced overall transaction costs and increased Capital's ability to pay a higher amount of merger consideration to ILM II's shareholders.



     Additionally, although the transaction has been structured as a merger under Virginia corporate law, for U.S. federal tax purposes it will be treated as a fully taxable sale of assets by ILM II and an acquisition by Capital followed by a dissolution of ILM II. This structure allows Capital to receive a higher deemed original cost of ILM II's assets and a correspondingly greater recognition by Capital of the depreciation expense of those assets.



     Although ILM II and Capital considered structural alternatives such as an acquisition by means of tender offer, ILM II and Capital rejected these alternatives on the grounds that Capital would not derive certain tax benefits which would have resulted in a reduction of the merger consideration Capital could pay to ILM II's shareholders.



     The merger is being entered into by ILM II at this time primarily because
(i) ILM II is a finite-life entity and, as such, its corporate existence is not intended to continue for the long-term; (ii) the uncertainty of future appreciation of ILM II's portfolio in the rapidly declining senior living industry; (iii) the opportunity for ILM II to obtain for its shareholders a sale price per share based on the going-concern valuation of the company rather than the liquidation (or break-up) value of the portfolio; (iv) of the lack of any bona fide alternative transactions on terms financially superior to the merger despite the fact that ILM II publicly announced in February 1999 that it was available for sale and pursued negotiations with Brookdale--the only third party that has expressed interest in acquiring ILM II since that date; (v) after almost three years of studying strategic financial alternatives to maximize shareholder value and, in particular, the extensive negotiations with Capital and its advisors, the ILM II Board believes it has obtained the best price and the best transaction structure available for ILM II's shareholders; and
(vi) the ILM II Board's belief that the current merger has a reasonably high likelihood of completion.



     Additionally, the ILM II Board is recommending approval of the merger because it believes, based upon its adoption of the conclusions set forth in Cohen & Steers' fairness opinion, that the merger consideration to ILM II's shareholders is fair from a financial point of view.


DETERMINATION OF MERGER CONSIDERATION


     The consideration of $13.04 per share, in cash, to be paid in the merger to ILM II's shareholders was the result of extensive negotiation between representatives of the parties (see "Special Factors--Background of the Merger"). No interest will be paid on that amount and, under certain circumstances described elsewhere in this proxy statement, such per share amount could be reduced by stock transfer and withholding taxes applicable to certain holders of ILM II's common stock.



     The aggregate consideration offered by Capital for ILM II and ILM is $155.0 million, which amount was allocated to ILM II and ILM based upon their relative net operating incomes. Applying this agreed upon method of allocation, of the $155.0 million, $67,571,000 was allocated to ILM II and $87,429,000 was allocated to ILM.



     The merger consideration in the ILM II merger was calculated by dividing the total merger consideration of $67,571,000 allocated to ILM II, by the 5,181,236 shares of ILM II common stock outstanding at the time of the amended merger agreement on April 18, 2000. This resulted in an approximate dollar amount of $13.04 per share. The merger consideration of $67,571,000 exceeds the book value of ILM II's assets by approximately $39.0 million as of February 29, 2000.



     Because the ILM II Board believes that the fair market value of its portfolio on a property-by-property basis is less than the value of ILM II as a going-concern, ILM II did not believe it was necessary in connection with the merger to obtain an asset appraisal of its senior living communities.


OPINION OF COHEN & STEERS


     On April 17, 2000, at a meeting of the board of directors of ILM II (at which each of J. William Sharman, Jr., Jeffry R. Dwyer and Carl J. Schramm were present), Cohen & Steers Capital Advisors, LLC delivered to the ILM II Board its oral opinion, subsequently confirmed in writing on April 18, 2000, to the effect that, as of the dates of such opinions, the $13.04 per share in cash to be received by ILM II's shareholders in the merger, was fair to such holders, from a financial point of view. On the date of this proxy statement, Cohen & Steers confirmed such opinion in writing. If a material amendment is made to the merger agreement, ILM II will seek a new fairness opinion from Cohen & Steers.

     A copy of Cohen & Steers' written opinion, which sets forth the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, is attached as Appendix B to this document.

     o Cohen & Steers' opinion is directed only to the fairness of the merger consideration, from a financial point of view.

     o Cohen & Steers' opinion was provided at the request and for the information of ILM II's Board of directors in evaluating the merger consideration, and does not constitute a recommendation to any shareholder to vote in favor of the merger and should not be relied upon as such.


     o The summary of Cohen & Steers' opinion set forth in this document describes the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, but does not purport to be complete and is qualified in its entirety by reference to the full text of Cohen & Steers' opinion attached as Appendix B hereto. The principal assumptions made, valuation techniques employed and analyses performed by Cohen & Steers are described in the second full paragraph on page 58 through the third full paragraph on page 59, and in the last paragraph on page 65 and the first paragraph on page 66; the principal matters considered by Cohen & Steers are described in the fourth full paragraph on page 59 and the significant limitations on the scope of review by Cohen & Steers are described in the last full paragraph on page 60 through the first full paragraph on page 61.


     o Shareholders of ILM II should read Cohen & Steers' opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Cohen & Steers in rendering its opinion.

     o Cohen & Steers consents to the references to its name and opinion in this proxy statement and to the attachment of its opinion to this document as Appendix B hereto.


     To enable Cohen & Steers to compare the facility operations of the portfolio of assets in ILM II to other publicly traded assisted living operating companies and perform various financial analyses and valuation techniques described herein, ILM II combined the operations of ILM II and an affiliated entity, ILM II Lease Corporation ("Lease II") and it reviewed the historical and projected operating data of ILM II on a projected C-corporation basis. ILM II is structured as a finite-life Real Estate Investment Trust ("REIT") and to maintain its REIT status, ILM II cannot operate the facilities itself. As such, ILM II owns the real estate and leases the operations to Lease II, a taxable C-corporation, under a facilities lease agreement which ILM II may cancel, upon notice, at any time. ILM II receives lease payments from Lease II and does not consolidate the revenues and expenses of the operations in its financial statements. As a basis for the projected financial statements of the ILM II C-corporation, ILM II combined the actual financial statements for the three months ended February 29, 2000 of ILM II and the draft financial statements for the three months ended February 29, 2000 of Lease II and made the following adjustments:


         o ILM II eliminated the rental and other income revenues from ILM II and the master lease rent expense from Lease II (i.e., the lease payment paid from Lease II to ILM II);

         o ILM II decreased the general and administrative expense to be the sum of (a) 5% of the total rental and other income of Lease II plus
           (b) $350,000 per year for public company expenses (the resulting general and administrative expense was management's projection for the stabilized portfolio on a going-concern basis); and

         o ILM II increased the aggregate state and federal tax rate to 40%.

     By analyzing ILM II on a C-corporation basis, Cohen & Steers was then able to compare the portfolio of assets in ILM II to other publicly traded assisted living companies and perform various financial analyses using the accepted methodologies described herein.


     To compare the finite-life portfolio of assets of ILM II to other publicly traded healthcare REIT companies and perform some of the financial analyses using valuation techniques described herein, Cohen & Steers also reviewed at ILM II's request certain information reflecting ILM II as a going-concern REIT. To enable Cohen & Steers to do so, ILM II made the following adjustment to its financial statements for the three months ended February 29, 2000:


         o ILM II decreased the general and administrative expense to 7.7% of rental revenues, which management believed was necessary to reflect a stabilized REIT portfolio on a going-concern basis.

     By analyzing ILM II as a going-concern REIT, Cohen & Steers was able to compare the portfolio of assets in ILM II to other publicly traded healthcare REIT companies and perform various financial analyses using the accepted methodologies described herein.

     In arriving at the Cohen & Steers Opinion, Cohen & Steers:


         o reviewed a draft of the merger agreement and assumed that the draft of the merger agreement which Cohen & Steers reviewed would conform in all material respects to the merger agreement as executed and delivered (such draft did in fact conform in all material respects to the definitive merger agreement as executed and delivered by ILM II, Capital and Capital Acquisition on April 18, 2000);


         o reviewed certain publicly available financial statements and other information of ILM II and Lease II;


         o reviewed historical financial information of ILM II on a C-corporation basis prepared by ILM II, and certain projected information for ILM II on a C-corporation basis prepared by ILM II for the calendar years ending December 31, 2000 through December 31, 2002;


         o visited certain communities of ILM II and held discussions with ILM II regarding its business, operations and prospects;

         o performed various financial analyses, as Cohen & Steers deemed appropriate, using certain valuation techniques, including:

              o the application of the public trading multiples of assisted living companies which Cohen & Steers deemed reasonably comparable to ILM II, to the financial results of ILM II on a C-corporation basis;

              o the application of the multiples reflected in recently reported assisted living public mergers and acquisitions for businesses which Cohen &

                Steers deemed reasonably comparable to ILM II, to the financial results of ILM II on a C-corporation basis;

              o a discounted projected cash flow analysis of ILM II on a
                C-corporation basis;


              o an analysis with respect to liquidation of ILM II's portfolio assets as a financial alternative to the merger; and



              o the application of the public trading multiples of health care
                REITs which Cohen & Steers deemed reasonably comparable to ILM II, to the financial results of ILM II as a going-concern REIT.




In its review and analysis and in formulating its opinion, Cohen & Steers:

         o assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by ILM II or obtained by Cohen & Steers from other sources, and upon the assurance of ILM II that it was not aware of any information or facts that would make the information provided to Cohen & Steers materially incomplete or misleading;

         o did not attempt to independently verify any of such information;

         o did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ILM II or Capital, nor was Cohen & Steers furnished with any such appraisals;

         o with respect to the financial and operating projections of ILM II reviewed by Cohen & Steers, Cohen & Steers assumed that they were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to ILM II's anticipated future financial condition and operating results;


         o The financial and operational projections made by ILM II are quantified as follows:



                                                            FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                                                        --------------------------------------------------
(US$ IN THOUSANDS)                                      1999 ACTUAL      2000         2001         2002
-----------------------------------------------------   -----------    ---------    ---------    ---------
Revenues.............................................    $16,024.8     $16,651.5    $17,338.9    $18,055.3
EBITDAR..............................................      6,626.0       6,934.4      7,290.0      7,662.0
  Margin.............................................        41.3%         41.6%        42.0%        42.4%
Net Income...........................................      3,171.7       3,344.7      3,545.6      3,756.0
  Margin.............................................        19.8%         20.1%        20.4%        20.8%


         o expressed no opinion with respect to such projected financial statements.

     Cohen & Steers' opinion was necessarily based upon financial, economic, market and other conditions as they existed and that could be evaluated by Cohen & Steers on the date of its opinion. Cohen & Steers disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion unless specifically requested by ILM II to do so pursuant to an agreement with ILM II.

     Cohen & Steers' opinion does not constitute a recommendation as to any action any shareholder of ILM II should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold ILM II's common stock or take or refrain from taking any other action, and should not be relied upon as such. Although Cohen & Steers discussed, at ILM II's request, strategic financial alternatives, it expressed no opinion or recommendation with respect to the desirability of pursuing any such alternatives.


     In rendering its opinion, Cohen & Steers was not engaged as an agent or fiduciary of ILM II's shareholders or of any other third party. Cohen & Steers' opinion related solely to the fairness, from a financial point of view, of the $13.04 per share in cash to be received by the holders of ILM II common stock in the merger. Cohen & Steers expressed no opinion as to the structure, terms or effects of any other aspect of the transactions contemplated by, or provisions of, the merger agreement or any of the agreements or instruments delivered pursuant thereto.



     Cohen & Steers and ILM II entered into a letter-form agreement dated
April 17, 2000 (the "Agreement"), pursuant to which Cohen & Steers was engaged to render the fairness opinion to the ILM II Board. The Agreement incorporated by reference the provisions of the October 6, 1999 Fairness Opinion Engagement Agreement (the "Fairness Opinion Engagement Agreement") entered into between Cohen & Steers and ILM II, which provided for Cohen & Steers to set forth in its letter stating the fairness opinion the limitations on the reliance which may be placed thereon by ILM II's shareholders, including, among other matters, that the fairness opinion was provided at the request and for the information of the ILM II Board in evaluating the merger consideration, that it did not constitute a recommendation to the shareholders concerning whether or not to vote in favor of the merger and that it did not confer rights or remedies upon the ILM II shareholders. The Fairness Opinion Engagement Agreement further provided that Cohen & Steers was not acting as an agent or fiduciary of and would have no duties or liabilities to the ILM II shareholders in connection with its engagement.



     Accordingly, the second full paragraph on page 3 of Exhibit B states that the fairness opinion was provided at the ILM II Board's request and for its use in connection with evaluating the merger consideration, and for no other purpose, etc.



     By virtue of the foregoing provisions in the Fairness Opinion Engagement Agreement and the inclusion of such disclaimers in Exhibit B, Cohen & Steers believes that the ILM II shareholders cannot rely upon the fairness opinion to support any claims against Cohen & Steers arising under applicable state law. The availability of such defense would, however, be resolved by a court of competent jurisdiction and the resolution of the question of the availability of any such defense would have no effect on the rights and responsibilities of the ILM II directors under applicable state law. Furthermore, the availability of such a state law defense to Cohen & Steers would have no effect on the rights and responsibilities of either Cohen & Steers or the ILM II directors under the federal securities laws.


     The following is a summary of all of the material financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein.


     Selected Comparable Public Assisted Living Companies Analysis.   Cohen &
Steers compared selected projected financial and operating data of ILM II on a C-corporation basis to the corresponding data of a group of publicly traded companies that it deemed to be reasonably comparable to ILM II on such basis. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These four companies (the "ILM II Comparable Companies") consisted of:




         o American Retirement Corporation;

         o Brookdale Living Communities, Inc.;


         o Capital Senior Living Corporation; and


         o Sunrise Assisted Living, Inc.


     Cohen & Steers calculated multiples of Adjusted Enterprise Value (defined as market value of equity plus the sum of total debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds), to latest quarter annualized ("LQA") revenues and LQA earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR"). Cohen & Steers also calculated multiples of the market value of equity to LQA earnings per share ("EPS"), actual calendar year 1999 EPS, projected calendar year 2000 EPS and projected calendar year 2001 EPS, based on information provided by a variety of sources, including published consensus street analyst earnings estimates and reports and information published by First Call (an on-line data service which compiles estimates developed by research analysts).


     The following table sets forth the implied mean values per share of ILM II common stock based upon the foregoing analysis:

                                                                           IMPLIED   DISCOUNT/   IMPLIED   DISCOUNT/
                                                         COMPARABLE         MEAN     (PREMIUM)   MEDIAN    (PREMIUM)
                                                          MULTIPLES        VALUES    TO MERGER    VALUE    TO MERGER
ADJUSTED ENTERPRISE                                  -------------------     PER     CONSID-       PER     CONSID-
VALUE MULTIPLES                                        MEAN      MEDIAN     SHARE    ERATION      SHARE    ERATION
--------------------------------------------------   --------   --------   -------   ---------   -------   ---------
Resident Capacity.................................   $ 84,800   $ 91,500   $12.86     $  0.18    $13.89     $ (0.85)
LQA Revenues......................................        3.5x       3.7x  $11.10     $  1.94    $11.75     $  1.29
LQA EBITDAR.......................................       10.9x      11.4x  $12.62     $  0.42    $13.21     $ (0.17)


MARKET VALUE OF
EQUITY MULTIPLES
--------------------------------------------------
LQA EPS...........................................       13.9x      10.6x  $ 6.97     $  6.07    $ 5.32     $  7.72
Actual 1999 EPS...................................       11.3x      13.0x  $ 6.92     $  6.12    $ 7.96     $  5.08
Projected 2000 EPS................................       11.6x      12.9x  $ 7.49     $  5.55    $ 8.33     $  4.71
Projected 2001 EPS................................       10.3x      10.2x  $ 7.05     $  5.99    $ 6.98     $  6.06



     In arriving at its opinion, Cohen & Steers noted the following: $13.04 per share to be paid in the merger to ILM II's shareholders exceeds the implied mean and median values per share based on multiples of LQA Revenues, LQA EPS, Actual 1999 EPS, Projected 2000 EPS and Projected 2001 EPS. The implied median values per share based on Resident Capacity and the multiple of LQA EBITDAR exceed the $13.04 per share, while the $13.04 exceeds the mean value per share based on Resident Capacity and the multiple of LQA EBITDAR. The range of implied mean equity values per ILM II share derived from this analysis ranged from a high of $12.86 to a low of $6.92 with a mean of $9.29 and a median of $7.49 compared with the $13.04 per share. The range of implied median equity values per ILM II share derived from this calculation ranged from a high of $13.89 to a low of $5.32 with a mean of $9.63 and median of $8.33 compared with the $13.04 to be paid in the merger to ILM II's shareholders.



     Comparable Transactions Analysis.   Cohen & Steers considered the terms, to
the extent publicly available, of selected cash transactions that it deemed reasonably comparable to the merger (the "Comparable ILM II Transactions") and sought to compare the $13.04 per share to be paid by Capital with the consideration involved in such transactions. The six Comparable ILM II Transactions and their pertinent dates were as follows:



         o the acquisition of select assisted living assets of Manor Care, Inc. by Alterra Healthcare Corporation (completed in July 1999);


         o the acquisition by Lazard Freres Real Estate LLC of Atria Communities, Inc. (completed in September 1999);

         o the acquisition by Lazard Freres Real Estate LLC of Kapson Senior Quarters Corp. (completed in April 1998);

         o the acquisition by Lazard Freres Real Estate LLC of a controlling stake in ARV Assisted Living, Inc. (completed in December 1997);

         o The Whitehall Group's acquisition of Integrated Living Communities, Inc. (completed in July 1997); and

         o Host Marriott Corporation's acquisition of certain Forum Group retirement assets from Marriott International, Inc. (completed in June 1997).


     In considering the preceding transactions, and taking into account the start-up nature of the industry, Cohen & Steers determined that with the exception of per bed values there is a significant lack of meaningful multiples based on comparable transactions. To calculate operating per bed values, Cohen & Steers calculated multiples of Adjusted Transaction Value (defined as equity value of the transaction plus the sum of total assumed debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds). The mean and median operating bed values were $92,500 and $73,600, respectively, implying a value of $14.04 per share and $11.13 per share, respectively, for ILM II based upon the mean and median of the values for the companies implied in the Comparable ILM II Transactions.



     In arriving at its opinion, Cohen & Steers noted that the implied mean value per share based on per bed values of comparable ILM II Transactions exceeds the $13.04 per share of merger consideration. However, the $13.04 per share exceeds the implied median value per share based on per bed values of Comparable ILM II Transactions. Cohen & Steers also reviewed recent mergers and acquisitions in the long-term care industry, but due to the significant valuation differences between long-term care and assisted living companies, Cohen & Steers did not consider the results of this analysis to be meaningful.



     Discounted Cash Flow Analysis.   Cohen & Steers performed discounted cash
flow analyses of the projected free cash flows of ILM II on a C-corporation basis for the calendar years 2000 through 2004 based on projections prepared by management for the existing portfolio of assets. Free cash flows are defined as after-tax earnings before interest and taxes ("EBIAT"), plus depreciation and amortization, less capital expenditures and an estimated change in working capital.


     The discounted cash flow analyses of ILM II were determined by:

         o adding:


           -- the present value of the projected free cash flows of ILM II for its portfolio of senior living communities over the five-year period from 2000 to 2004; and

           -- the present value of the estimated terminal value of the business at the end of 2004;


         o and subtracting therefrom the current net debt outstanding of ILM II.


     The range of estimated terminal values at the end of the five-year period was calculated by applying terminal multiples ranging from 8.0x to 10.0x to the projected calendar year 2004 earnings before interest, taxes, depreciation and amortization ("EBITDA"). The range of terminal multiples was based on the current EBITDA multiples of the ILM II Comparable Companies discounted for the future. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 14.0%, a range representative of the weighted average cost of capital for the ILM II Comparable Companies. Based on such terminal value multiples and discount rates, the derived mean and median equity value for ILM II was approximately $11.33 and $11.31, respectively. The $13.04 per share to be paid in the merger to ILM II's shareholders exceeds both the implied mean and median equity value per share based on the discounted cash flow analysis per share.



     Liquidation Valuation Analysis.   Cohen & Steers performed a liquidation
valuation analysis with respect to the current cash flows of the residences of the ILM II portfolio for the three months ended February 29, 2000 annualized. Resident level current cash flows are defined as EBITDA, less existing management fees.


     The liquidation values of ILM II were determined by:

         o dividing:


           -- the resident level current cash flows of ILM II for the three months ended February 29, 2000 annualized; by


           -- capitalization rates ranging from 10.0% to 12.5%

         o and subtracting therefrom the current net debt outstanding of ILM II.


     The range of capitalization rates is based on the current capitalization rates being paid by purchasers of individual senior and assisted living residences and these capitalization rates would be representative of the value of the ILM II portfolio if it were liquidated in an asset sale today. Based on the liquidation analysis, the derived mean and median equity values per share for ILM II were $11.98. In arriving at its opinion, Cohen & Steers noted that the $13.04 per share to be paid in the merger to ILM II's shareholders exceeds both the implied mean and median equity value per share based on the liquidation valuation analysis per share.


     Selected Comparable Public Healthcare REIT Companies Analysis.   Because of
ILM II's REIT structure, Cohen & Steers compared selected projected financial and operating data of ILM II as a going concern REIT to the corresponding data of a group of publicly traded healthcare REITs (the "ILM II Comparable REIT Companies") which Cohen & Steers reasonably deemed comparable to ILM II. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These nine companies consisted of:

         o Health Care REIT, Inc.;

         o Health Care Property Investors, Inc.;

         o Healthcare Realty Trust, Inc.;

         o LTC Properties, Inc.;

         o National Health Investors, Inc.;

         o Nationwide Health Properties, Inc.;

         o National Health Realty, Inc.;

         o Omega Health Investors, Inc.; and


         o Universal Health Realty Income Trust.


     Cohen & Steers calculated multiples of Enterprise Value (defined as market value of equity plus total debt, less cash and cash equivalents) to LQA revenues and LQA EBITDA. Cohen & Steers also calculated multiples of the market value of equity to LQA funds from operations ("FFO").

     The following table sets forth the implied mean values per share of ILM II common stock based upon the foregoing analysis:

                                                                                 DISCOUNT/
                                                                       IMPLIED   (PREMIUM)   IMPLIED   DISCOUNT/
                                                        COMPARABLE      MEAN        TO       MEDIAN    (PREMIUM)
                                                         MULTIPLES     VALUES     MERGER      VALUE    TO MERGER
                     ENTERPRISE                        -------------     PER     CONSID-       PER     CONSID-
                  VALUE MULTIPLES                      MEAN   MEDIAN    SHARE    ERATION      SHARE    ERATION
----------------------------------------------------   ----   ------   -------   ---------   -------   ---------
LQA Revenues........................................   7.4x     8.1x   $ 7.70     $  5.34    $ 8.45     $  4.59
LQA EBITDAR.........................................   8.2x     8.5x   $ 7.88     $  5.16    $ 8.17     $  4.87


                  MARKET VALUE OF
                  EQUITY MULTIPLES
----------------------------------------------------
LQA FFO.............................................   5.2x     5.4x   $ 5.11     $  7.93    $ 5.33     $  7.71



     The range of implied mean equity values per ILM II share derived from this analysis ranged from a high of $7.88 to a low of $5.11, with a mean of $6.90 and a median of $7.70. The range of implied median equity values per ILM II share derived from the analysis ranged from a high of $8.45 to a low of $5.33, with a mean of $7.32 and a median of $8.17. In arriving at its opinion, Cohen & Steers noted that the $13.04 per share to be paid in the merger to ILM II's shareholders exceeds the implied mean and median values per share based on all factors in this analysis.



     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $13.04 per share to be paid in cash in the merger to ILM II's shareholders was fair to such holders, from a financial point of view. Cohen & Steers' analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers' opinion.



     In performing its analyses, Cohen & Steers assumed the political, economic, regulatory, monetary and U.S. capital market conditions affecting the assisted living industry would remain generally stable.

     Any estimates contained in Cohen & Steers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.


     Cohen & Steers is a an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

         o mergers;

         o acquisitions;

         o private placements; and

         o valuations for corporate and other purposes.

     The extensive experience of Cohen & Steers' investment bankers in providing corporate finance and financial advisory services to companies in the senior housing and assisted living industry was a significant factor in decision of ILM II's Board to select Cohen & Steers to be its financial advisor in connection with the merger.

     Cohen & Steers has performed on-going financial advisory services for ILM II and ILM and has received fees for such services. In the ordinary course of business, Cohen & Steers and its affiliates may actively trade the securities of Capital for the accounts of their clients and, accordingly, may at any time hold a long or short position in such securities.


     To date, ILM II and ILM have paid to Cohen & Steers aggregate fees of $825,000, of which $250,000 related to certain fairness opinions furnished by Cohen & Steers to the ILM II Board on October 19, 1999 in connection with the ILM II and ILM Amended and Restated Agreements and Plans of Merger dated
October 19, 1999, $300,000 related to calendar year 1999 advisory fees, $100,000 related to calendar year 2000 advisory fees, $50,000 related to retainer fees, and $125,000 related to Cohen & Steers' opinion rendered on April 18, 2000 and a similar opinion addressed to the Board of Directors of ILM. ILM II and ILM have agreed to pay Cohen & Steers an additional $900,000 fee if the merger and the ILM merger are completed. ILM II and ILM have also agreed to reimburse Cohen & Steers for certain expenses and liabilities in connection with its engagement. The fee for Cohen & Steers' opinion was not conditioned upon the conclusion reached by Cohen & Steers as to the fairness of the merger consideration, nor upon the ultimate consummation of the merger or the ILM merger. Except as expressly set forth above, no limitation was imposed by ILM II on the nature or scope of, or methodologies and procedures used in Cohen & Steers' financial analyses.

PLANS AND PROPOSALS OF ILM II AND CAPITAL



     Upon the occurrence of the merger, ILM II will be merged into Capital Acquisition and, pursuant to applicable law, ILM II's separate corporate existence will terminate. Consequently, ILM II's common stock will become eligible for termination of registration under the Exchange Act and ILM II no longer will be subject to the periodic reporting requirements of the Exchange Act.



     Capital has advised ILM II that it presently has no plans or proposals that relate to or which would impact ILM II or its consolidated assets, including any merger, reorganization, share exchange, business combination, recapitalization, liquidation or sale of assets. However, Capital intends, from time to time, to evaluate and review its plans and strategy for ILM II's properties, business and assets.


PRESENT INTENTIONS AND RECOMMENDATIONS OF CERTAIN PERSONS WITH REGARD TO THE MERGER


     Other than Lawrence A. Cohen, the Chief Executive Officer of Capital, no executive officer or director of ILM II or Capital owns shares of ILM II's common stock. Mr. Cohen has indicated to ILM II that he intends to vote his shares in favor of the merger. Accordingly, no such person has any present intentions with respect to the ownership or voting of such stock.



     Except to the extent a recommendation is made in a person's capacity as a director of ILM II's or Capital's board, no executive officer of ILM II or Capital has made any recommendation with respect to the adoption of the merger agreement and consummation of the transactions contemplated thereby.



CONDUCT OF ILM II'S BUSINESS IF THE MERGER IS NOT COMPLETED



     If the merger is not completed, ILM II intends to continue to operate its business substantially in the manner it is operated today and, from time to time, it will evaluate and review ILM II's business, operations, properties, corporate structure, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic financial alternatives to maximize shareholder value. In addition, if the merger is not completed but the ILM merger is completed, ILM II will be obligated to sell its interest in the Santa Barbara facility to Capital at an amount equal to the fair market value of the property as determined by two appraisers, one of whom would be chosen by ILM II and the other of whom would be chosen by Capital. If the two appraisers cannot agree on a fair market value and the difference between the two appraisals is within 10% of the higher appraisal, then the fair market value will be deemed to be an average of the two appraisals. If the difference between the two appraisals is greater than 10% of the higher appraisal, then the two appraisers would select a third appraiser whose determination of fair market value would be final and binding.


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INTERESTS OF CERTAIN PERSONS IN THE MERGER


     When considering the recommendations of ILM II's Board, you should be aware that the directors of ILM II will be members of a newly created advisory board of Capital after the merger, for which they will receive customary fees. The directors of ILM II also receive the benefit of the indemnification provisions of the merger agreement and Capital is required to obtain directors' and officers' liability insurance for current ILM II directors as described below. The ILM II directors are currently indemnified by ILM II and are covered by directors' and officers' insurance paid for by ILM II.



     Pursuant to the merger agreement, all rights to indemnification existing in favor of the present or former directors, officers and employees of ILM II or any of their respective subsidiaries as provided in applicable articles of incorporation, bylaws or indemnification agreements with respect to matters occurring prior to the effective time of the merger will survive and continue for a period of not less than the statutes of limitations applicable to such matters, and Capital will comply fully with its obligations thereunder.



     In addition, pursuant to the merger agreement, Capital will maintain in full force and effect, for a seven-year period of time commencing on the effective time of the merger, officers' and directors' liability insurance and fiduciary liability insurance on terms no less advantageous to the indemnified parties than insurance existing prior to the effective time of the merger. Capital is also required to indemnify and hold harmless, and will advance expenses, to the fullest extent permitted under applicable law, to each director, officer, employee, fiduciary or agent of ILM II or its subsidiaries against any costs, expenses, amounts paid in settlement or other liabilities in connection with any claims relating to the merger.



     In consideration for their services during the course of calendar year 1999, Jeffry R. Dwyer received $20,500, Carl J. Schramm received $19,500 and J. William Sharman, Jr. received $35,500 for participating in special ILM II Board meetings. In addition, each current ILM II Board member, in consideration for his service on Capital's advisory board, will receive a $7,000 annual retainer fee and a $200 fee for each advisory board meeting attended as well as the right to participate in the same stock options and similar programs offered by Capital to its directors.



     The ILM II Board and the ILM Board are comprised of the same directors and each of the ILM II Board, the Lease II Board and the Lease I Board have a majority of the same directors. The interest of ILM II's shareholders may be different from or in addition to the interest of the shareholders of ILM, Lease I and Lease II. Accordingly, the directors of ILM II may have potential or actual conflicts of interest in connection with the merger.



     No pension, profit sharing or similar plan of ILM II or Capital or their respective subsidiaries, beneficially owns any of ILM II's common stock, and no such entity has, within the past 60 days of the date this proxy statement was filed in definitive form with the SEC, entered into any transaction relating to ILM II's common stock.



     As of the date of this proxy statement, other than Lawrence Cohen, the vice chairman and chief executive officer of Capital who presently owns approximately 600 shares of ILM II's common stock, neither the officers or directors of ILM II nor the officers or directors of Capital own any shares of the issued and outstanding ILM II common stock or any stock options to acquire such stock.



     As of the date of this proxy statement, based upon ILM II's review of reports filed with the SEC pursuant to the Securities Exchange Act of 1934, ILM II is not aware of any ILM II shareholder, other than Redwood Investors, LLC, who beneficially owns 5% or more of ILM II's common stock.



     For a list of the directors and executive officers of ILM II and Capital, see "Directors and Executive Officers."




NO INDEPENDENT COMMITTEE



     The terms of the merger were negotiated by the entire ILM II Board. An independent committee consisting only of non-employee directors was not established to represent ILM II's shareholders. If such a committee did negotiate the terms of the merger, the terms may have been different.


THE MERGER AGREEMENT


     THE FOLLOWING IS A SUMMARY OF THE IMPORTANT PROVISIONS OF THE MERGER AGREEMENT WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. ALL HOLDERS OF ILM II COMMON STOCK ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.


   The Merger


     The merger agreement provides that, upon satisfaction or waiver, to the extent permitted by law, of its terms and conditions, including approval of the merger agreement by the holders of at least 66-2/3% of the outstanding ILM II common stock, ILM II will be merged into Capital Acquisition, and Capital Acquisition will be the surviving entity in the merger. At the effective time of the merger, the Certificate of Formation of Capital Acquisition in effect immediately prior to such time will become the Certificate of Formation of the surviving entity, and the Operating Agreement of Capital Acquisition in effect immediately prior to such time will become the Operating Agreement of the surviving entity, in each case until such documents are amended or restated. (Sections 1.1, 1.3 and 1.4 of the merger agreement).


   Effective Time

     The merger agreement provides that, the merger will become effective following the filing of the Articles of Merger and Certificate of Merger with the Secretary of State of the State of Delaware and with the Secretary of the Commonwealth of Virginia, respectively. (Section 1.1 of the merger agreement).

   Conversion of Shares


     At the effective time of the merger, each share of ILM II common stock outstanding immediately prior to the effective time (other than shares held by Capital, Capital Acquisition or any other subsidiary of Capital or of ILM II) will, by virtue of the merger and without any action on the part of any holder thereof, be converted into the right to receive $13.04 in cash. No interest will be paid on such amount. At the effective time of the merger, each share of ILM II common stock owned by Capital, Capital Acquisition or any 100% subsidiary of Capital immediately prior to the effective time of the merger will be canceled, retired and cease to exist, and no payment will be made with respect to such shares. (Section 2.1 of the merger agreement).


   Exchange of Certificates


     As soon as possible after the effective time of the merger, each holder of record of a certificate (or certificates) which, immediately prior to the effective time of the merger, represented outstanding shares of ILM II common stock, will receive: (i) a letter of transmittal and (ii) instructions to effect the surrender of the shares of ILM II common stock in exchange for $13.04 per share in cash (less any applicable withholding taxes). No interest will be paid on that amount.



     Upon surrender of shares of ILM II common stock for cancellation or a validly executed notice of guaranteed delivery of those shares to the exchange agent or to such other agent or agents as may be appointed by Capital, together with such letter of transmittal, duly executed, and any other required documents, the holder of such shares of ILM II common stock will receive $13.04 per share in cash (less any applicable withholding taxes). Upon surrender, the shares of ILM II common stock will be canceled. No dividends or other distributions with respect to ILM II common stock declared or made after the effective time of the merger with a record date after such effective time will be paid to the holder of any unsurrendered shares of ILM II common stock and from and after the effective time of the merger the ILM II common stock will represent only the right to receive $13.04 per share in cash. (Sections 2.2 and 2.3 of the merger agreement).


   Representations and Warranties


     Representations and Warranties of ILM II.   The merger agreement contains
representations and warranties of ILM II, the material ones of which relate to:



     o ILM II's proper organization, qualification, good standing and other corporate organizational matters;



     o ILM II's capital structure, and the number of its authorized and outstanding shares of ILM II common stock;



     o ILM II's compliance with applicable laws and its possession of all permits, licenses, variances, exemptions, orders, authorizations and approvals of public and governmental authorities which are material to the operation of its business;


     o the absence of any agreements or laws conflicting with the merger or any of the transactions contemplated by the merger agreement;

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

     o the absence of any judgment or pending or threatened lawsuit or proceeding which, if determined adversely, would have a significant negative effect on ILM II;



     o the valid title of ILM II to all assets which are material to its business, free and clear of liens or conflicting ownership rights;



     o ILM II's compliance with applicable environmental laws;



     o maintenance of proper accounting controls and accurate books and records by ILM II;



     o the absence of any significant negative change or event relating to the business, properties and condition of ILM II, its capital stock, or its accounting principles, practices or methods;



     o the absence of anti-takeover or similar laws applicable to ILM II or the merger;



     o the absence of any untrue statements of a significant fact or any omission of a significant fact relating to the representations and warranties of ILM II in the merger agreement; and



     o other representations and warranties relating to due authorization of the merger and the merger agreement by ILM II and the validity and enforceability thereof.


       (Section 3.1 of the merger agreement).

     Representations and Warranties of Capital and Capital Acquisition.   The
merger agreement contains representations and warranties of Capital and Capital Acquisition, the material ones of which relate to:

     o their proper organization, qualification, good standing and other corporate organizational matters;

     o Capital Acquisition's membership interests;

     o the conduct of the businesses of Capital and Capital Acquisition are not conducted in violation of any applicable laws where it is foreseeable that such violation may prevent or materially impair Capital's completion of the merger;

     o the absence of any pending or threatened lawsuit or proceeding which, if determined adversely, would prevent or materially impair Capital's completion of the merger;

     o Capital's 100% ownership of Capital Acquisition;


     o the absence of any untrue statements of a material fact or any omission of a material fact relating to the representations and warranties made by Capital and Capital Acquisition in the merger agreement; and


     o other representations and warranties relating to due authorization of the merger and the merger agreement by Capital and Capital Acquisition, and the validity and enforceability thereof.
       (Section 3.2 of the merger agreement).

   Conduct of ILM II's Business Prior to the Merger



     ILM II has agreed that prior to the effective time of the merger, it will and will cause Holding II to conduct its businesses in the ordinary course of business, consistent with past practice, and will use reasonable efforts to preserve the current business organization, keep available the services of current officers and key employees, and maintain existing relationships with those having significant business relationships with ILM II and Holding II, in each case in all significant respects; provided that ILM II and Holding II must conduct their respective businesses substantially in accordance with the operating and capital budgets approved by ILM II's Board. In addition, ILM II has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless Capital otherwise consents in writing, ILM II will not, and will cause each of its subsidiaries not to:



     o declare or pay any dividends or other distributions, whether consisting of cash, stock or other property, on or in respect of its capital stock, other than ordinary cash dividends not in excess of 8.5% of the original issue price per share of ILM II's common stock in any calendar year--subject to ILM II's reasonable best efforts to maintain reserves consistent with past practices and as required to preserve and maintain ILM II's status as a REIT until the effectiveness of the merger;



     o redeem, repurchase or acquire any securities, including ILM II's common stock;



     o split, combine or reclassify or issue or authorize the issuance of any other securities in lieu of or in substitution for any shares of ILM II's capital stock;


     o complete any acquisition of assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, or enter into a significant contract or grant any or relinquish any significant contract rights, other than in the ordinary course of business;

     o other than the existing loan agreement with Fleet Bank dated September 26, 1998, incur, become responsible for or guarantee any indebtedness for borrowed money;


     o become responsible for or guarantee the obligations of any other person other than 100% owned subsidiaries of ILM II, except in the ordinary course of business consistent with past practice;



     o issue, deliver or sell any shares of its capital stock, any voting debt, securities, or any securities convertible into or exchangeable or exercisable for any shares of ILM II's capital stock or voting debt securities;



     o sell or dispose of its or Holding II's material assets; or


     o take any action that would be likely to result in any of its representations or warranties set forth in the merger agreement being untrue or any conditions set forth in the merger agreement not being satisfied.

       (Section 4.1 of the merger agreement).

   Conduct of Capital's Business Prior to the Merger


     Capital has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless ILM II otherwise consents in writing, Capital will not and will cause each of its subsidiaries not to take any action that would be likely to result in any of its representations or warranties in the merger agreement being untrue or any of the conditions to the merger not being met.

     (Section 4.1 of the merger agreement).

   Conditions to Completing the Merger


     The obligations of ILM II, Capital and Capital Acquisition to complete the merger are subject to satisfaction or waiver (if waiveable under applicable law as set forth below), at or prior to the effective time of the merger, of the following conditions:



     o approval of the merger agreement by the holders of at least 66-2/3% of the outstanding ILM II common stock;



     o receipt of all authorizations, consents, and approvals from any governmental authorities, the failure of which is material to ILM II or Capital;


     o filing in definitive form with the SEC of this proxy statement and the
       Schedule 13E-3 Transaction Statement and there not being any stop order or similar proceeding in effect;

     o absence of any governmental or court order preventing or delaying completion of the merger;


     o redemption at the stated value of the outstanding shares of Holding II preferred stock (which is waiveable by Capital); and


     o inapplicability of state takeover laws.
       (Section 6.1 of the merger agreement).


     Additionally, the obligation of ILM II to complete the merger, is subject to the satisfaction or waiver (if waiveable under applicable law), at or prior to the effective time of the merger, of the following conditions:



     o the accuracy of Capital's representations and warranties (which is waiveable by ILM II);



     o receipt by Capital of funds in an amount sufficient to pay the aggregate merger consideration to all ILM II shareholders;



     o receipt by Capital of all consents or approvals that are necessary to permit Capital to become the owner of ILM II after the merger, except for those consents which in the reasonable opinion of ILM II, would not have a material adverse effect on Capital or materially affect completion of the merger (which is waiveable by ILM II); and



     o performance by Capital and Capital Acquisition of their obligations under the merger agreement (which is waiveable by ILM II).


       (Section 6.3 of the merger agreement).

     Additionally, the obligation of Capital and Capital Acquisition to complete the merger is subject to satisfaction or waiver (if waiveable under applicable law) at or prior to the effective time of the merger, of the following conditions:



     o the accuracy of ILM II's representations and warranties (which is waiveable by Capital);



     o the performance by ILM II of its obligations under the merger agreement (which is waiveable by Capital);



     o receipt by ILM II of all consents necessary to allow Capital to acquire all contractual rights, interests and obligations of ILM II, except for those which if not obtained would not have or be likely to have a significant negative effect on ILM II or, which would prevent or delay completion of the merger (which is waiveable by Capital); and



     o receipt by Capital of evidence that ILM II is not a "foreign person" for United States income tax purposes and that ILM II is a domestically controlled REIT for United States income tax purposes (which is waiveable by Capital).


       (Section 6.2 of the merger agreement).

   No Solicitation of Alternative Transactions


     ILM II has agreed to use its best efforts to cause its subsidiaries, affiliates, employees, agents and representatives not to knowingly initiate, solicit or encourage, directly or indirectly, any discussions or negotiations with any third party or disclose any material non-public information about
ILM II in connection with an acquisition proposal of 20% or more of the consolidated assets of ILM II or 20% or more of any class or series of equity securities of ILM II or any of its subsidiaries, any tender offer or exchange offer which, if consummated, would result in any person owning 20% or more of any class or series of equity securities of ILM II or any of its subsidiaries, or any merger, consolidation, business combination, sale or other transfer of assets, recapitalization, exchange, liquidation, dissolution, divestiture, reorganization or other extraordinary corporate transaction involving ILM II or any of its subsidiaries.



     However, if ILM II's Board determines with the advice of counsel that it is required to do so in the exercise of its fiduciary duties to ILM II or its shareholders, the ILM II Board may respond to, or engage in discussions with respect to, a written offer for those acquisition proposals referred to above if certain criteria are met; and provided further, that ILM II or the ILM II Board may take and disclose to the shareholders of ILM II a position with respect to any acquisition proposal referred to above that, in the judgment of the ILM II Board, as determined in good faith by the Board based upon the advice of counsel, is required by applicable law. ILM II has also agreed to promptly communicate to Capital the terms of any such acquisition proposal that it receives and to keep Capital informed as to the status of any such matters. (Section 4.1(e) of the merger agreement).

   Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:


     o by mutual written consent of ILM II and Capital;



     o by either Capital or ILM II if:


         o any injunction or other court or governmental order prevents the completion of the merger;


         o ILM II's shareholders do not approve the merger agreement by September 29, 2000; and


         o the merger is not completed by September 30, 2000.

     o by Capital if:


         o the ILM II Board withdraws or modifies in a manner unfavorable to Capital its recommendation to ILM II's shareholders of the merger or the merger agreement;



         o ILM II approves or recommends an alternative transaction involving the sale of ILM II to a third party on terms financially superior to the merger;



         o ILM II shall have entered into a definitive agreement regarding an acquisition proposal;



         o there has been or there is likely to be one or more events likely to have a significant negative impact on ILM II's business, operations or its financial condition; and



         o ILM II is in material breach of any representation, warranty, or covenant in the merger agreement which ILM II has not cured after its receipt of notice of such breach.



     o by ILM II if:



         o ILM II enters into an alternative transaction involving the sale of ILM II to a third party on terms financially superior to the merger; provided the failure to do so is determined by ILM II's Board to be a violation by it of applicable law, ILM II pays Capital a termination fee and ILM II gives Capital proper notice;


         o Capital is in material breach of any representation, warranty, or covenant in the merger agreement, which Capital has not cured after its receipt of notice of such breach;


         o the merger is not completed by Capital after all of Capital's conditions to completing the merger have either been satisfied or waived, provided that ILM II is not then in material breach of any of its representations, warranties or agreements; and


         o there has been or there is likely to be one or more events likely to have a significant negative impact on Capital's business, its operations or its financial condition.

   Termination Fees; Reimbursement of Expenses


     ILM II must pay Capital a termination fee of $1,858,200, and reimburse Capital's out-of-pocket expenses incurred and paid for by or on behalf of Capital in connection with the merger agreement and the related transactions, provided such expenses do not exceed $2.0 million, if Capital or Capital Acquisition terminates the merger agreement because ILM II's Board withdraws, modifies or changes (in a manner adverse to Capital) its recommendation of the merger to ILM II's shareholders, recommends to ILM II's shareholders a transaction involving the sale of ILM II to a third party on terms financially superior to the merger, or enters into such agreement for a superior transaction.



     Under the merger agreement, a proposed transaction will be deemed to be superior if there is a written proposal to acquire, directly or indirectly (whether in a single transaction or series of related transactions), for consideration consisting of cash, securities and/or other property, 50% or more of ILM II's common stock then outstanding or 50% or more of the consolidated assets of ILM II, upon terms and subject to conditions which ILM II's Board of Directors determines in its good faith judgment (based upon the advice of an investment banking firm of nationally recognized reputation), to be more favorable from a financial point of view to the holders of ILM II's common stock than the merger, and in respect of which external financing, if required to be obtained by the acquiring person or entity, either then is fully committed (pursuant to a customary commitment letter) or, in the good faith judgment of ILM II's Board of Directors (based upon the advice of said investment banking firm), obtainable by the acquiring person or entity based upon the creditworthiness of such person or entity.



     In the event the merger agreement is terminated by Capital upon ILM II's material breach of the non-solicitation (or so-called "no-shop") provisions of the merger agreement, and within 16 months after such termination an acquisition with a third party is consummated, then ILM II shall pay to Capital a $1,858,200 termination fee, together with Capital's out of pocket expenses incurred in connection with the merger, but not to exceed $2.0 million.



     Provided all of Capital's closing conditions have either been satisfied or waived, ILM II is not in material breach of the merger agreement and neither
ILM II nor Capital has terminated the merger agreement because of a material adverse change with respect to the other, and Capital, for any reason, fails to consummate the merger and the transactions contemplated by the merger agreement, Capital is obligated to pay ILM II a termination fee of $1,540,000.



     Such termination fees and out-of-pocket expenses are payable to Capital by ILM II only if the merger agreement is terminated by either ILM II or Capital upon ILM II's failure to obtain the requisite shareholder approval of the merger on or before September 29, 2000 and neither Capital nor Capital Acquisition is in material breach of any of its representations, warranties or agreements under the merger agreement.



     Neither Capital nor ILM II is entitled to payment of any termination fees as described above, or in the case of Capital, reimbursement of expenses, if they violate the merger agreement or if any of their representations or warranties are inaccurate.


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

     The cost of printing and mailing this document will be borne equally by ILM II and Capital. (Sections 4.1(e), 5.6 and 7.1 of the merger agreement).


PROXY STATEMENT; THE SPECIAL MEETING


     ILM II has agreed to duly notice and convene as promptly as practicable a special meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and the merger (and the transactions contemplated by the merger agreement and the merger). ILM II (through the ILM II Board) has agreed to recommend to ILM II shareholders the approval of the merger agreement and the merger; and use its best efforts to solicit and, if necessary, resolicit the vote of the holders of not less than 66-2/3% of the outstanding ILM II common stock in favor of approval of the merger agreement (including, if necessary, adjourning or postponing, and subsequently reconvening, the special meeting for the purpose of obtaining such votes and engaging proxy solicitation professionals); provided, however, that ILM II's Board may, with respect to a third party proposal, withdraw, modify or change such recommendation if failure to take such action would be contrary to their fiduciary obligations as board members under the law.


ACCOUNTING TREATMENT


     The merger will be treated for accounting purposes in accordance with the rules for purchase accounting. Accordingly, the assets and liabilities of ILM II will be recorded on Capital's books at their estimated fair market values with the remaining purchase price reflected as goodwill.



SIMULTANEOUS ILM MERGER



     Simultaneously with entering into the merger agreement, ILM entered into an amended and restated agreement and plan of merger with Capital and Capital Acquisition providing for the merger of ILM into Capital Acquisition, for an aggregate merger consideration of $87,429,000 payable in cash. Consummation of the ILM merger is not a condition to consummation of the ILM II and Capital merger. The ILM merger has been structured substantially similar to the merger of ILM II into Capital. If the ILM merger is consummated, but the ILM II and Capital merger is not consummated, ILM II has agreed to cause ILM II Holding to transfer its 75% interest in the Villa Santa Barbara property to Capital (or one of its wholly owned subsidiaries) at the fair market value of such property. ILM has made the reciprocal agreement (with respect to its 25% interest in such property) in its merger agreement with Capital and Capital Acquisition.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES
                                 OF THE MERGER


     The following is a summary of the material United States federal income tax consequences to ILM II shareholders of their receipt pursuant to the merger, of the cash merger consideration. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is being provided for general informational purposes only and is not intended to be a complete description of all of the tax consequences of the merger.


     BECAUSE DETERMINING THE TAX CONSEQUENCES OF THE MERGER MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES, YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     Tax Characterization of the Merger to ILM II.   The merger will be treated
for federal income tax purposes as a taxable deemed sale of assets by ILM II to Capital followed by a taxable deemed liquidation of ILM II. The merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code. ILM II decided to elect under IRS Notice 88-19 to defer the built-in gains tax attributable to the period when ILM II was a C corporation until the date the assets were sold. ILM II will recognize a built-in gains corporate-level tax of approximately $2.3 million on the deemed sale of its assets resulting from the merger. ILM II will not be subject to any additional corporate-level federal income tax as a result of the merger so long as the amount of the deemed liquidating distribution to the ILM II shareholders exceeds ILM II's real estate investment trust taxable income for the current taxable year. ILM II management has represented that the amount of the deemed liquidating distribution to the ILM II shareholders will exceed ILM II's real estate investment trust taxable income for the current taxable year.



     Tax Consequences to ILM II Shareholders.   The ILM II shareholders will be
deemed to receive a liquidating distribution from ILM II equal to the cash they received for their ILM II common stock pursuant to the merger. The ILM II shareholders will recognize gain or loss upon the receipt of the cash in exchange for their ILM II common stock equal to the difference between (i) the amount of cash received and (ii) their tax basis in the ILM II common stock. Gain or loss will be capital gain or loss if the ILM II common stock was a capital asset in the hands of the ILM II shareholder and will be a long-term capital gain or loss, if at the time of the merger, the ILM II common stock was held by the shareholder for more than 12 months. Under present United States federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.



     Back-up Withholding Requirements.   United States federal tax code
information requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of ILM II common stock, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply ILM II with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.


     Alien Holders.   Management of ILM II has represented that ILM II is a
"domestically-controlled" REIT within the meaning of Section 897(h)(2) of the Code. As a "domestically-controlled" REIT, Alien Holders of ILM II common stock will not be subject to United States tax on any gain realized upon the receipt of cash merger consideration in exchange for their ILM II common stock, and no United States withholding tax will be imposed on the payment of the cash to Alien Holders of ILM II common stock unless (i) the Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions apply, (ii) the gain is effectively connected with the conduct by the Alien Holder of a trade or business in the United States, or (iii) the Alien Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

                  ESTIMATED COSTS AND FINANCING OF THE MERGER



Financial Advisory Fees and Expenses and Fairness Opinion -- Cohen & Steers Capital Advisors,
   LLC (ILM II Expense)...........................................................................  $  561,000
Financial Advisory Fees and Expenses and Fairness Opinion -- Lehman Brothers (Capital
   Expense).......................................................................................     500,000
Financing Commitment Fees and Expenses (Capital Expense)..........................................     923,632
Proxy Solicitation Fees and Expenses -- D.F. King & Co. Inc. (shared equally by ILM II and
   Capital).......................................................................................      10,000
Legal Fees and Expenses (ILM II Expense)..........................................................   1,000,000
Legal Fees and Expenses (Capital Expense).........................................................     325,000
Accounting Fees and Expenses (ILM II Expense).....................................................     135,000
Accounting Fees and Expenses (Capital Expense)....................................................      50,000
Financial Printer Fees and Expenses (shared equally by ILM II and Capital)........................     325,000
SEC Filing Fees...................................................................................      15,808
Miscellaneous.....................................................................................      20,000
                                                                                                    ----------
            Total Fees and Expenses...............................................................  $3,865,440
                                                                                                    ==========



     The merger agreement provides that the cost of preparing, printing and mailing this proxy statement and related material will be borne equally by ILM II and Capital. All other costs and expenses will be borne as indicated in the table above.



     Approximately $68.0 million will be required to pay the aggregate cash to be received by ILM II's shareholders in the merger.





FINANCING; SOURCE AND AMOUNT OF FUNDS



     Capital's source of funds to pay substantially all of the merger consideration is intended to be provided by mortgage loans collateralized by ILM II's and ILM's properties and certain of Capital's properties. Capital has received the written commitment of GMAC Commercial Mortgage Corporation, dated April 14, 2000 to provide Capital with loans aggregating $152,726,447 to finance Capital's acquisition of ILM II and ILM pursuant to the merger and the ILM merger. The remaining funds necessary to complete the merger and the ILM merger (or $2,273,553) are intended to be derived from available cash of Capital, which Capital has segregated in accounts and reserved on its balance sheet in accordance with generally accepted accounting principles. The GMAC commitment expires on July 31, 2000. If the GMAC commitment expires unfunded or is terminated, Capital remains contractually obligated under the merger agreement until September 30, 2000 to obtain the funds necessary to complete the merger.



     The GMAC commitment provides for loans of $152,726,447 to be made to Capital. Following completion of the merger (and the merger with ILM) Capital will own all of the properties currently owned by ILM II and ILM. The loans will be secured with a first lien and security interest on the properties, on the leases and rents of the properties and on accounts receivable from the properties as well as in the licenses, permits and contracts relating to the properties. The loans also will be secured by an assignment of the management agreement for each property with an affiliate of Capital. The loans will be non-recourse subject to customary exceptions and will be guaranteed by Capital. The loans will be cross-collateralized among the various properties owned by each entity.



     The GMAC commitment provides that each of the loans will have a variable interest rate calculated at the one month London Inter-Bank Offered Rate (LIBOR) plus 2.4% (for example, the interest rate would be 8.82625% based on the one month LIBOR rate of 6.42625% announced on May 4, 2000). The interest rate will be determined and adjusted monthly. Capital will be required to purchase interest rate protection (or "hedge") agreements to protect against significant interest rate increases. The loans will have a five-year term, with monthly payments based on a 25-year amortization schedule which will result in a balloon payment at the maturity of the loans of approximately $143.0 million depending on prevailing interest rates.



     The GMAC commitment is subject to customary conditions, the material conditions of which include the negotiation, execution and delivery of definitive loan documents and collateral security instruments and mortgages. Funding of the GMAC commitment is subject to the following additional material conditions: receipt by GMAC of written third party appraisal reports which confirm oral appraised values already received by GMAC, review by GMAC of environmental reports and engineering reports with respect to the ILM II properties and certain Capital properties comprising the mortgage collateral pool, achievement and maintenance of loan-to-value ratios and debt service coverage ratios of 1:15 to 1:0 or 1:10 to 1:0 depending on the mortgaged properties and to there being no material adverse change occurring in the financial condition of Capital.



     Capital expects that the loan documents with GMAC will contain representations, events of default, affirmative and negative covenants, maintenance of financial ratios, financial reporting requirements and other covenants customary for credit facilities of similar size and type.



     Capital expects to repay the GMAC debt incurred in connection with the merger from cash flow from its operations and/or proceeds from later debt or equity financings. There can be no assurance that Capital will be able to refinance the GMAC loan on commercially reasonable terms, if at all. Although, as indicated above, Capital would remain contractually obligated to ILM II to obtain all necessary funds to complete the merger, no alternative financing arrangements or plans exist if the GMAC commitment expires unfunded or is otherwise terminated or withdrawn.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF ILM II

     The following is a discussion and analysis of ILM II's financial and certain statistical data that ILM II believes is important to your understanding of ILM II's financial condition and results of operations. This section should be read in conjunction with ILM II's consolidated financial statements beginning on Page F-1 of this proxy statement.

GENERAL

     ILM II holds mortgages on six senior living communities located in five different states. ILM II Holding, a majority owned subsidiary of ILM II, holds title to the six senior living communities.

     The principal balance of each of ILM II's mortgage loans was modified to reflect the estimated fair value of the senior living communities as of the date they were transferred to the predecessor of ILM II Holding. The modified loans require interest-only payments on a monthly basis at a rate of 7% per year for the period of April 1 through December 31, 1994, 9% per year for the period of January 1 through December 31, 1995, 11% for the period January 1 through December 31, 1996, 12% for the period January 1 through December 31, 1997, 13% for the period January 1 through December 31, 1998, 13.5% for the period
January 1 through December 31, 1999 and 14% for the period January 1, 2000 through maturity. Since ILM II Holding is consolidated in ILM II's financial statements, the mortgage loans and related interest expense have been eliminated through the consolidation.


     The Facilities Lease Agreement is between ILM II's consolidated affiliate, ILM II Holding, as owner of the senior living communities and Lessor, and Lease II as Lessee. The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. ILM II Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the senior living communities. Pursuant to the Facilities Lease Agreement, which expires on December 31, 2000, Lease II pays annual base rent for the use of all of the senior living communities in the aggregate amount of $4,035,600.
Lease II also pays variable rent, on a quarterly basis, for each senior living community in an amount equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $13,021,000. Variable rental income for the six- and three-month periods ended February 29, 2000 was $719,000 and $368,000, respectively, as compared to $642,000 and $332,000 for the six- and three month periods ended February 28, 1999, respectively. Variable rental income related to fiscal years 1999 and 1998 was $1,261,000 and $984,000.


LIQUIDITY AND CAPITAL RESOURCES


     At February 29, 2000, ILM II had cash and cash equivalents of $965,000 compared to $1,193,000 at August 31, 1999. Such amounts will be used for the working capital requirements of ILM II, along with the possible investment in the properties owned by

ILM II Holding for certain capital improvements and for dividends to the ILM II shareholders. Future capital improvements could be financed from operations or through borrowings, depending on the magnitude of the improvements, the availability of financing and ILM II's incremental borrowing rate. The source of future liquidity and dividends to the ILM II shareholders is expected to be through facilities lease payments from Lease II, interest income earned on invested cash reserves and proceeds from the future sales of the underlying operating investment properties. Such sources of liquidity are expected to be adequate to meet ILM II's operating requirements on both a short-term and long-term basis. ILM II generally will be obligated to distribute annually at least 95% of its taxable income to its shareholders in order to continue to qualify as a REIT under the Internal Revenue Code.



     If the merger is consummated, the ILM II shareholders will receive the merger consideration of approximately $13.04 per share.


     Because the ownership of the senior living communities was expected to be transferred to ILM II or its wholly-owned subsidiary, ILM II Holding was capitalized with funds to provide it with working capital for only a limited period of time. At the present time, ILM II Holding is not expected to have sufficient cash flow during fiscal year 1999 to (i) meet its obligations to make debt service payments under the loans and (ii) pay for capital improvements and structural repairs in accordance with the terms of the master lease. Although ILM II Holding is not expected to fully fund its scheduled debt service payments to ILM II, the current values of the senior living communities are well in excess of the mortgage principal amount plus accrued interest thereon at August 31, 1999. As a result, ILM II is expected to recover the full amount that would be due under the loans upon the sale of the communities, even if the merger is not consummated.


     Occupancy levels, based upon the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a community if the community was fully occupied for the same period of time, for the senior living communities has averaged 92% and 95% for the three-month periods ended February 29, 2000 and February 28, 1999, respectively. Occupancy levels for fiscal year 1999 and 1998 averaged 94% and 96%. Because of the master lease structure, ILM II's net operating cash flow is expected to be relatively stable and predictable. The annual base rental payments owed to ILM II Holding is $4,035,600 and will remain at that level for the remainder of the lease term. In addition, the senior living communities are currently generating gross revenues which are in excess of the specified threshold in the variable rent calculation, as discussed further above, which became effective in January 1997. Accordingly, ILM II Holding received variable rent payments in fiscal 1999 and 1998 in the amounts of $1,261,000 and $984,000, respectively. As a result of ILM II's net operating cash flow under the current master lease arrangement, ILM II increased its quarterly dividend payment from $0.1625 per share to $0.1875 per share effective with the dividend paid in January 1998 for the quarter ended November 30, 1997. Subsequent to fiscal year end, ILM II increased its quarterly dividend payment to $0.2125 per share effective with the dividend paid on October 15, 1998 for the quarter ended August 31, 1998.

     The assumption of ownership of the senior living communities through ILM II Holding, which was taxed as a C-corporation at the time of the assumption, may result in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "Built-In Gain Tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale of the properties or the portion of the net gain realized upon a final sale which is attributable to the period during which the properties were held by an entity taxed as a C-corporation. The Built-in Gain Tax would in all likelihood not be incurred if the properties were held for a period of at least ten years from the date of qualification of ILM II Holding as a REIT. However, because the end of ILM II's original anticipated holding period is within two years and the transaction with Capital is anticipated to be consummated prior to such time, the properties are not expected to be held for an additional ten years. Based on management's estimate of the increase in values of the senior living communities which occurred between April 1994 and January 1996, as supported by independent appraisals, a sale of the senior living communities within ten years of the date of qualification of ILM II Holding as a REIT could result in a Built-in Gains Tax of as much as $2.3 million. If the merger is consummated, Capital will become liable for the obligations related to the Built-in Gains Tax, up to a maximum of $2.3 million.


GROWTH STRATEGIES

     ILM II has been pursuing the potential for future expansion of several of the communities which are located in areas that have particularly strong senior housing markets. Potential expansion candidates include the communities located in Omaha, Nebraska; St. Louis County, Missouri and Ft. Myers, Florida. As part of this expansion program, approximately one acre of land located adjacent to the Omaha community was acquired in the first quarter of fiscal year 1998 for approximately $135,000. During the second quarter of fiscal year 1998, a one-half acre parcel of vacant land adjacent to the Stockton community was purchased for approximately $136,000. Although no expansion of the Stockton community is being considered at this time, the additional land will provide needed parking spaces and improved access to the existing community as well as future expansion potential. The Fort Myers community includes a vacant land parcel of approximately one and one-half acres, which could accommodate an expansion of the existing community. Preliminary feasibility evaluations have been completed for all of these potential expansions and pre-construction design and construction-cost evaluations are underway for expansions of the communities located in Omaha and Fort Myers.

     Once the pre-construction design process is complete and projected expansion construction costs are determined, ILM II will carefully evaluate the costs and benefits before proceeding with the construction of any of these expansions. Depending on the extent of any expansions deemed appropriate, such plans would result in the need for substantial capital.


     ILM II secured a construction loan facility with a major bank that provides ILM II with up to $8.8 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the senior living communities and collateral assignment of ILM II's leases of such senior living communities. The loan expires December 31, 2000, with possible extensions through September 29, 2003. Principal is due at expiration. Interest is payable at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Loan origination costs in connection with this loan facility are being amortized over the life of the loan.



     On June 7, 1999, ILM II borrowed approximately $1.2 million under the construction loan facility to fund the pre-construction capital costs incurred through April 1999, of the potential expansions of the Senior Housing Facilities. As of February 29, 2000 and August 31, 1999, approximately
$7.6 million of the construction loan facility is unused and available.


YEAR 2000


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of ILM II's computer programs or hardware that have date-sensitive software or embedded chips may recognize the year 2000 as a date other than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.



     ILM II has assessed its exposure to operating equipment, and such exposure is not significant due to the nature of ILM II's business.



     ILM II is not aware of any external agent with a Year 2000 issue that would materially impact ILM II's results of operations, liquidity, or capital resources. ILM II has contacted its only material external agent (Capital) and has received assurances from Capital that it is Year 2000 compliant.



     Management of ILM II believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, ILM II has completed all necessary phases of its Year 2000 program. However, disruptions in the economy generally resulting from Year 2000 issues could adversely affect
ILM II. Although the amount of potential liability and lost revenue cannot be reasonably estimated at this time, in a worst case situation, if Capital, ILM II's most significant third party contractor, were to experience a Year 2000 problem, it is likely that Lease II would not receive rental income as it became due from senior living facility residents. Lease II in turn would fail to pay ILM II Holding lease payments as they arise under the master lease, and ILM II Holding in turn may fail to pay ILM II mortgage payments due it. However, if this were to occur, ILM II believes that given the nature of its business, such a problem would be temporary and easily remediable with a simple accounting.




RESULTS OF OPERATIONS FOR ILM II


   Six Months Ended February 29, 2000 versus Six Months Ended February 28, 1999



     Net income increased $280,000 or 27.1% to $1,313,000 for the six-month period ended February 29, 2000 compared to $1,033,000 for the six-month period ended February 28, 1999. Total revenue was $2,746,000 representing an increase of $71,000, or 2.7%, compared to the same period of the prior year. Rental and other income increased $77,000 or 2.9% to $2,721,000 for the six-month period ended February 29, 2000, compared to $2,644,000 for the six-month period ended February 28, 1999 due to increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Total expenses decreased $209,000, or 12.7% to $1,433,000 for the six-month period ended February 29, 2000, compared to $1,642,000 for the six-month period ended February 28, 1999. This overall decrease in expenses is primarily attributable to a $177,000 or 23.2% decrease in professional fees due to a decrease in the use of financial and advisory professionals who were engaged to assist ILM II with the agreement and plan of merger with Capital (as discussed in Note 1 to the financial statements) as well as decreased legal fees associated with the construction loan facility. The $55,000 or 31.1% decrease in general and administrative expenses to $122,000 for the six-month period ended February 29, 2000, from $177,000 for the same period last year, is due to a variety of factors including decreased Director and Officer insurance costs of $12,000 or 17.3%; decreased printing costs of $25,000 or 78.9% for the annual and quarterly reports which were completed timely, distributing incurred costs more evenly when compared to the previous year and a $23,000 or 58.8% decrease in state tax payments; and minor increases and decreases in other general and administrative costs.



   Three Months Ended February 29, 2000 versus the Three Months Ended February 28, 1999



     Net income increased $351,000 or 109.3% to $672,000 for the second quarter ended February 29, 2000 compared to $321,000 for the second quarter ended February 28, 1999. Total revenue was $1,380,000 representing an increase of $34,000 or 2.5%, compared to the same period of the prior year. Rental and other income increased $36,000 or 2.7%, to $1,369,000 for the quarter ended February 29, 2000, compared to $1,333,000 for the quarter ended February 28, 1999, due to increased rental income earned pursuant to the terms of the Facilities Lease Agreeement. Total expenses decreased $317,000, or 30.9%, to $708,000 for the three-month period ended February 29, 2000, compared to $1,025,000 for the three-month period ended February 28, 1999. This decrease in expenses is primarily attributable to a $311,000 or 52.7% decrease in professional fees due to a decrease in the use of financial and advisory professionals who were engaged to assist ILM II with the agreement and plan of merger with Capital (as discussed in Note 1 to the financial statements) as well as decreased legal fees associated with the construction loan facility. The $8,000 or 10.5% decrease in general and administrative expenses to $68,000 for the quarter ended February 29, 2000, compared to $76,000 for the same period last year, is due to a variety of factors including decreased printing costs of $15,000 or 71.5% for the annual and quarterly reports which were completed timely, distributing incurred costs more evenly when compared to the previous year, and a $13,000 or 85% decrease in state tax payments which were offset by minor increases and decreases in other general and administrative costs.




1999 Compared to 1998


     Net income decreased $1,210,000, or 41.6%, to $1,697,000 for the fiscal year ended August 31, 1999, compared to $2,907,000 for the fiscal year ended August 31, 1998. Total revenue was $5,321,000 for fiscal year 1999, representing an increase in revenue of

$256,000, or 5.1%, compared to total revenue of $5,065,000 for fiscal year 1998. Rental and other income increased $277,000, or 5.6%, to $5,265,000 from $4,988,000 last year, due to increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Interest income decreased $21,000, or 27.3%, to $56,000 for the year ended August 31, 1999, compared to $77,000 for the same period last year, primarily due to a decrease in cash and cash equivalents throughout most of fiscal year 1999. Total expenses increased $1,466,000, or 67.9%, to $3,624,000 for the fiscal year ended August 31, 1999, compared to $2,158,000 for the fiscal year ended August 31, 1998. This increase in expenses is primarily attributable to increased professional fees of $1,238,000, or 229.3%, due to increased legal, financial and advisory professionals who were engaged to assist ILM II with the proposed agreement and plan of merger with Capital as discussed in Note 1 to the financial statements, and increased legal fees associated with finalizing the construction loan facility. General and administrative expenses increased $122,000 to $344,000, or 55.0%, for the fiscal year ended August 31, 1999, compared to $222,000 for the same period last year, due to a variety of factors including increased Director and Officer insurance costs of $87,000; increased printing costs of $58,000 primarily due to the potential merger transaction with Capital offset by a $58,000 decrease in postage and mailing costs and minor increases and decreases in other general and administrative costs. Directors' compensation decreased $28,000, or 25.2%, due to a decrease in the number of Board members.


   1998 Compared to 1997


     Net income increased $723,000 for fiscal year 1998 compared to fiscal year 1997. Total revenue was $5,065,000 representing an increase in revenue of $550,000 when compared to the prior fiscal year. Rental and other income increased by $572,000 from $4,416,000 in fiscal year 1997 to $4,988,000 in fiscal year 1998 as a result of increased rental income earned pursuant to the terms of the master lease agreement. Interest income decreased $22,000 as a result of a decrease in the average balances of cash and cash equivalents in fiscal year 1998 versus fiscal year 1997. Total expenses decreased $173,000 when compared to 1997. General and administrative expenses decreased $341,000 due, in part, to reimbursable costs and ILM II Holding restructuring costs of the prior year. This decrease in expenses in fiscal year 1998 was offset by a $232,000 increase in professional fees associated with restructuring advice provided by the independent investment banking firm and increased legal fees as well as a $29,000 increase in director's fees.

                   CERTAIN INFORMATION WITH RESPECT TO ILM II

     The following is a general description of the business of ILM II, its properties, and certain other matters.

GENERAL

     ILM II is a finite-life corporation organized on February 5, 1990 in the Commonwealth of Virginia for the purpose of making construction and participating mortgage loans secured by its senior living communities. ILM II has elected to qualify and be taxed as a REIT under the Code for each taxable year of its operations. As a REIT, ILM II is allowed a deduction for the amount of dividends it pays to its shareholders, thereby effectively subjecting the distributed net income of ILM II to taxation at the shareholder level only. In order to qualify as a REIT, among other things, ILM II must distribute at least 95% of its taxable income on an annual basis and meet certain other requirements.

     ILM II Holding holds title to the senior living communities which comprise the balance of operating investment properties on ILM II's consolidated balance sheet subject to certain mortgage loans payable to ILM II. Such mortgage loans and the related interest expense is eliminated on ILM II's consolidated financial statements.


     For a complete corporate organization chart, see "ILM II Entities Organization Chart" at page 10.


PROPERTIES


     ILM II's investments as of February 29, 2000 are described below:



                                                        YEAR
        PROPERTY NAME                                 FACILITY      DATE OF     RENTABLE      RESIDENT
         AND LOCATION           TYPE OF PROPERTY       BUILT       INVESTMENT    UNITS        CAPACITIES
------------------------------  -----------------  --------------  ----------   -----------   -------------
The Palms                       Senior Living           1988         7/18/90        205            255
Fort Myers, FL                  Community
Crown Villa                     Senior Living           1992         4/25/91         73             73
Omaha, NE                       Community
Overland Park Place             Senior Living           1984          4/9/92        141            153
Overland Park, KS               Community
Rio Las Palmas                  Senior Living           1988         5/14/92        164            190
Stockton, CA                    Community
The Villa at Riverwood          Senior Living           1986         5/29/92        120            140
St. Louis County, MO            Community
Villa Santa Barbara (1)         Senior Living           1979         7/13/92        125            125
Santa Barbara, CA               Community


------------------

(1) The acquisition of Villa Santa Barbara was financed jointly by ILM II and ILM. All amounts generated from Villa Santa Barbara are equitably apportioned between ILM II, together with its consolidated subsidiary, and ILM, together with its consolidated subsidiary (generally 75% and 25%, respectively). Villa Santa Barbara is owned 75% by ILM II Holding and 25% by ILM Holding.

     The assisted living industry is a hybrid of both the commercial real estate industry and the non-regulated health care services industry. Information regarding rentable units and resident capacities have been included in this proxy statement and ILM II's periodic reports filed with the SEC because ILM II earns revenue based upon a flat fee per unit plus an additional fee per resident. As resident occupancy in a unit increases, ILM II's expenses increase as well. Accordingly, in considering the income potential of ILM II, knowledge of both the number of rentable units and resident capacities of each senior living community has been deemed relevant.


     The above referenced properties have been leased to Lease II by ILM II Holding pursuant to a master lease. This master lease is a "triple-net" lease whereby the lessee (Lease II) pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. The lease terms provide that ILM II Holding, as the lessor, is responsible for all major capital improvements and structural repairs during the initial term of the master lease, which expires on December 31, 2000, Lease II is obligated to pay annual base rent for the use of all of the facilities in the aggregate amount of $4,035,600. Lease II is also obligated to pay variable rent for each senior living community. Such variable rent is payable quarterly and is equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $13,021,000. Variable rental income for the years ended August 31, 1998 and 1997 was $984,000 and $412,000, respectively and for the six months ended February 28, 1999 and 1998 was $642,000 and $436,000, respectively.


     Average occupancy levels, calculated as the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a facility if the facility was fully occupied for that same period of time, for each fiscal quarter during 1999 and the first fiscal quarter during 2000 along with an average are, for each property presented below:



                                                          AVERAGE QUARTERLY OCCUPANCY
                                          -----------------------------------------------------------
                                          11/30/98   2/28/99   5/31/99   8/31/99   11/30/99   2/29/00   AVERAGE
                                          --------   -------   -------   -------   --------   -------   -------
The Palms...............................     94%        93%       91%       89%       89%        92%       91%
Crown Villa.............................     96%        97%       93%       94%       95%        90%       94%
Overland Park Place.....................     98%        97%       95%       95%       94%        93%       95%
Rio Las Palmas..........................     92%        92%       91%       92%       94%        92%       92%
The Villa at Riverwood..................     97%        93%       86%       87%       88%        88%       90%
Villa Santa Barbara.....................     97%        99%       97%       97%       98%        98%       98%


ASSET MANAGEMENT

     Through June 18, 1997 and subject to the supervision of ILM II's Board, assistance in the management of the business of ILM II was provided by PaineWebber. PaineWebber resigned from this position effective as of June 18, 1997, although PaineWebber agreed to provide certain administrative services to ILM II and its affiliates through August 31, 1997. Through the date of its resignation, PaineWebber performed the day-to-day operations of ILM II and acted as the investment advisor for, and consultant to, ILM II. PaineWebber provided cash management, accounting, tax preparation, financial reporting, investor communications and relations as well as asset management services to ILM II. These services are now being provided to ILM II, subject to the supervision of ILM II's Board, by various companies and consultants including Fleet Bank, Ernst & Young LLP, MAVRICC Management Systems, Inc. and Smith and Company. In addition, C. David Carlson, who was a Vice President of ILM II until the date of PaineWebber's resignation and a Vice President of PaineWebber through October 1997, now serves as a consultant to ILM II.

LEGAL PROCEEDINGS


     On May 8, 1998, Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. and Jeri Feldman Revocable Trust dated September 18, 1989, in the Supreme Court of the State New York, County of New York commenced a purported class action suit on behalf of the trust and all ILM II and ILM shareholders naming ILM II, ILM and their directors as defendants. The class action complaint alleged that the directors engaged in wasteful and oppressive conduct, breached their fiduciary duties in preventing the sale or liquidation of the assets of ILM II and ILM, and diverted certain of the corporate assets. The complaint sought compensatory damages in an unspecified amount, punitive damages, the judicial dissolution of ILM II and ILM, an order requiring the ILM II and ILM Boards to take all steps to maximize shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. Defendants removed the action to the United States District Court for the Southern District of New York. On July 8, 1998, ILM II and its other co-defendants moved to dismiss the complaint on all counts.



     On December 8, 1998, the court granted ILM II's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. By doing so, the court accepted ILM II's position that all claims that were derivative in nature were filed improperly. In addition, the Court dismissed stand alone claims for punitive damages, but allowed plaintiffs to amend their complaint to assert claims alleging that the defendants injured shareholders. On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again as a purported class action, and added claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Even before ILM II and the ILM II Board responded to the amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file the second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in the summer of 1999. On March 9, 1999 the Feldman plaintiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to ILM II's motion to dismiss the second amended complaint, the Court issued an order dismissing the plaintiffs' federal securities law claims but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not the merits of the action.

     On June 21, 1999, ILM II, ILM and each of their directors answered the second amended complaint and denied any and all liability to plaintiffs or the putative class, and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, ILM II, ILM and other defendants and non-party witnesses produced documents to the plaintiffs and the depositions of both current and former directors as well as others were taken. As of July 1, 1999, all discovery had been completed in this action.


     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement (the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.


     On September 30, 1999, following notice to the proposed settlement class, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor.



     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court, which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action (and all non-derivative claims of the settlement class against the defendants) with prejudice. On or about October 14, 1999, plaintiffs' counsel reapplied to the Court for fees and expenses.



     The revised Stipulation of Settlement approved by the Court provided that in consideration for the settlement class plaintiffs' release of their claims, ILM II, ILM and each of their directors would (a) cause ILM II and ILM to make available to Brookdale all information reasonably requested by Brookdale to enable Brookdale to finalize its offer for an extraordinary transaction involving ILM II and ILM; (b) inform class plaintiffs' counsel on a timely basis of all material developments of the negotiations; (c) provide copies of all material documents concerning bidding and negotiations of an extraordinary transaction to class counsel and consult with class counsel prior to and regarding any and all material decisions of ILM II's or ILM's Board relating to a proposed extraordinary transaction; (d) ensure that neither ILM II, ILM nor their boards would approve an extraordinary transaction which would provide the class plaintiffs with aggregate consideration that is less than $172.0 million, unless there were any material adverse changes or unless it was in the best interests of ILM II or ILM or their shareholders to do otherwise or unless Capital refused to close on the revised acquisition proposal; and (e) ensure that ILM II and ILM would pay the costs of printing and sending notice of settlement to class plaintiffs. In addition, the Stipulation of Settlement provided that Capital would cause Capital Acquisition to increase the merger consideration payable upon consummation of the merger to $172.0 million, provided that such merger consideration would be payable exclusively in cash, that the merger agreement would be amended to provide for the new form of merger consideration and termination dates of September 30, 2000, and that certain disclosures would be made in the proxy statement including, if relevant, disclosures regarding the preferred securities previously contemplated by the original merger agreement dated February 7, 1999. Under the Stipulation of Settlement, Capital is responsible for payment of attorneys' fees and expenses sought under the application as long as a merger with Capital is consummated. If ILM II and ILM consummated an extraordinary transaction with any other party, ILM II and ILM would be responsible for such payment. On November 5, 1999, the court awarded plaintiffs $950,000 in attorneys fees and $182,000 in expenses.



     The Stipulation of Settlement remains in full force and effect and has not been modified or amended in the context of the amended merger transactions.


COMPETITION

     In general, ILM II competes with other long-term health care providers in seven states on a local and regional basis. Some competitors have financial resources greater than those of ILM II while others are non-profit or charitable organizations. ILM II expects that significant competitive factors will include the quality and spectrum of care and services provided, the reputation of the personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. ILM II also believes that ILM II's communities compete on a local and regional basis, rather than on a national basis. As a result, ILM II seeks to meet competition in each locality or region, as the case may be, by improving the quality and type of services provided, the appearance of its facilities, and by responding appropriately to regional variations in demographics and preferences. Historically, regulations such as building code requirements and certificate of need requirements have often deterred the construction of long-term care facilities.

REGULATIONS

     License and certification standards vary from jurisdiction to jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the professional care provided, the qualification of administrative personnel and professional or licensed staff, the adequacy of the facility and its equipment, and continuing compliance with laws and regulations relating to the operation of the communities. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of ILM II's business and could prevent the location involved from offering services to patients. ILM II believes it is currently in substantial compliance with licensing requirements; however, there can be no assurance that ILM II will be able to maintain such licenses for its communities or that ILM II will not be required to expend significant funds in order to meet such requirements.

EMPLOYEES


     As of February 29, 2000, all of ILM II's properties are managed by Capital and ILM II retains one consultant, David Carlson, to oversee the operations of ILM II's business.


INSURANCE

     ILM II maintains, on behalf of itself and its subsidiaries, Building and Contents insurance in the amount of $100.0 million, Comprehensive General Liability insurance in the amount of $2.0 million, and Professional Liability insurance in the amount of $2.0 million, subject to certain deductibles, exclusions and other terms.

                          DIRECTORS AND EXECUTIVE OFFICERS


     Below is a list of the names of the directors and executive officers of ILM II and Capital, respectively, including their principal occupations and the name, principal business and location of the corporation or organization in which the occupation or employment is conducted. Also set forth below is a description of their occupation and employment during the last five years. Each person listed below is a citizen of the United States. Unless otherwise indicated, the business location of each director and executive officer of ILM II or Capital, for the past five years, has been the principal executive office of ILM II or Capital, as the case may be.



                                     ILM II



 NAME                                                 AGE
------                                                ----
        J. William Sharman, Jr......................   58    Chairman of the Board, Chief Executive
                                                                Officer, President and Director
        Jeffry R. Dwyer.............................   52    Secretary and Director
        Carl J. Schramm.............................   52    Director


                                                     CAPITAL
                                                     -------

 NAME                                                  AGE
------                                                 ----
        James A. Stroud.............................     49     Chairman of the Board, Chairman and
                                                                   Secretary
        Lawrence A. Cohen...........................     46     Vice Chairman and Chief Executive Officer
        Keith N. Johannessen........................     43     President, Chief Operating Officer and
                                                                   Director
        Ralph A. Beattie............................     50     Executive Vice President
                                                                   and Chief Financial Officer
        Dr. Gordon I. Goldstein.....................     63     Director
        James A. Moore..............................     65     Director
        Dr. Victor W. Nee...........................     64     Director



     J. WILLIAM SHARMAN, JR. has served as a director of ILM II since its inception in 1990 and has been ILM II's President, Chief Executive Officer and Chairman of the Board since July 28, 1998. Mr. Sharman is the Chairman of the Board and CEO of Lancaster Hotels and Resorts, Inc., a hotel management company, and Bayou Equities, Inc., a hotel development company which have principal places of business in Houston, Texas. He has held these positions respectively since 1995 and 1992. Mr. Sharman served for 10 years, beginning in 1989, as Chairman of the Board and President of The Lancaster Group, Inc., a real estate development firm based in Houston, Texas, which is the predecessor of Lancaster Hotel Management, L.C. and Bayou Equities, Inc. Mr. Sharman serves as Director of Small Luxury Hotels, Ltd. of the United Kingdom, an international hotel marketing and reservations firm, and also serves on the Board of Trustees of St. Edwards

University in Austin, Texas. Mr. Sharman also has served as President and Director of ILM since 1989, and Director of Lease I and Lease II. Each of ILM, Lease I and Lease II is an affiliate of ILM II. He has a Bachelors of Science degree in Civil Engineering from the University of Notre Dame.



     JEFFRY R. DWYER presently serves as a director and Secretary of ILM II. He has served as a director of ILM II since its inception in 1990. Mr. Dwyer has been a shareholder of the international law firm of Greenberg Traurig located in Washington, D.C. since June 1997. From 1993 to 1997, Mr. Dwyer was a partner with the law firm of Akin, Gump, Strauss, Hauer & Feld in the District of Columbia. Mr. Dwyer also presently serves as Secretary and a director of ILM and President and Director, Lease I and Lease II. Mr. Dwyer has written several law review articles and a major treatise on real estate financing and has taught Real Estate Planning as an Adjunct Professor at the Georgetown University Law Center. Mr. Dwyer graduated from Georgetown University and received his juris doctor from the Georgetown University Law Center.



     CARL J. SCHRAMM has been a director of ILM II since December 5, 1996.
Mr. Schramm is President of Greenspring Advisors, Inc., located in Towson, Maryland, a consulting and advisory firm serving clients in the managed care, health insurance and health information industries. He has occupied this position since 1996. From 1993 to 1995, Mr. Schramm served as Executive Vice President of Fortis, Inc., a diversified insurance and financial services company located in New York City. From 1987 to 1992, Mr. Schramm was President of the Health Insurance Association of America, the national trade association of commercial health underwriters. Mr. Schramm currently serves on the boards of HCIA, Inc., the Rochdale Insurance Group, Health Process Management and Post Acute Care, L.L.C. Mr. Schramm holds a Ph.D in Economics from the University of Wisconsin and received his juris doctor from the Georgetown University Law Center. Mr. Schramm also presently serves as a director of ILM.



     JAMES A. STROUD is Chairman of the Board, Chairman and Secretary of Capital. He has served as a director of Capital and its predecessors since January 1986 and was Chief Operating Officer from January 1986 to May 1999.
Mr. Stroud also serves on the boards of various educational and charitable organizations, and in varying capacities with several trade organizations, including as a member of the Founder's Council and Board of Directors of the Assisted Living Federation of America. Mr. Stroud also serves as an Advisory Group member to the National Investment Conference. Mr. Stroud was the past President and Member of the Board of Directors of the National Association for Senior Living Executives. Mr. Stroud was a Founder of the Texas Assisted Living Association and serves as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and also is a certified public accountant. Mr. Stroud has had positions with businesses involved in senior living for 15 years.



     LAWRENCE A. COHEN is Vice Chairman and Chief Executive Officer of Capital. He has served as a director and Vice Chairman of Capital since November 1996 and was Chief Financial Officer from November 1996 to June 1999. Mr. Cohen became Chief Executive Officer in May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of PaineWebber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately $110.0 million. From April 1991 to May 1998, Mr. Cohen was President and a member of the boards of directors of ILM II and ILM. From April 1991 to July 7, 1998 Mr. Cohen was a member of the board of directors of Lease I and Lease II. Mr. Cohen serves as a member of the Corporate Finance Committee of the NASD Regulation, Inc., and was a founding member of the executive committee of the Board of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and also is a certified public accountant. Mr. Cohen has had positions with businesses involved in senior living for 15 years.



     KEITH N. JOHANNESSEN is President and Chief Operating Officer of Capital. He has served as President of Capital and its predecessors since March 1994, and previously served as Executive Vice President from May 1993 to February 1994. From 1992 to 1993, Mr. Johannessen served as Senior Manager in the health care practice of Ernst & Young. From 1987 to 1992, Mr. Johannessen was Executive Vice President of Oxford Retirement Services, Inc. Mr. Johannessen has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen has been active in operational aspects of senior housing for 21 years.



     RALPH A. BEATTIE joined Capital as Executive Vice President and Chief Financial Officer in May 1999. From 1997 to 1999, he served as an Executive Vice President and the Chief Financial Officer of Universal Sports America, Inc. For the eight years prior to that, he was an Executive Vice President and the Chief Financial Officer for Haggar Clothing Company, during which time Haggar successfully completed its initial public offering. Mr. Beattie has earned his Masters of Business Administration and is both a certified management accountant and a Certified Financial Planner.



     DR. GORDON I. GOLDSTEIN is a director of Capital. Dr. Goldstein was an attending anesthesiologist at Presbyterian Hospital in Dallas, Texas from 1967 through 1998 and at the Surgery Center Southwest since 1990. He is currently emeritus staff at Presbyterian Hospital of Dallas. He is board certified by the American Board of Anesthesiology and has been a Fellow of the American College of Anesthesiology since 1996. Dr. Goldstein has published Diagnosis and Treatment of Reactions of Chymopapain and Successful Treatment of Cafe Coronary. Dr. Goldstein received his undergraduate degree in biology and chemistry from East Tennessee State University, his M.D. from the University of Tennessee Medical School and has served in the medical profession in the northeast and currently in the southwest. Dr. Goldstein served as the Chairman of the Department of Anesthesiology at Presbyterian Hospital in Dallas, Texas from 1994 to 1997. He is currently managing director of GF Holdings and a director of Sage Medical Experts.



     JAMES A. MOORE is a director of Capital. He is currently President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services and marketing and strategic consulting in the senior living industry, which has its principal offices in Fort Worth, Texas. Mr. Moore has held this position since May 1971. Mr. Moore has 35 years of industry experience and has conducted over 1,600 senior living consulting engagements in approximately 475 markets, in 46 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisted Living--Pure & Simple Development and Operating Strategies and Assisted Living 2000, which are required assisted living certification course material for the American College of Health Care Administrators. Mr. Moore holds a Bachelors of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.


     DR. VICTOR W. NEE is a director of Capital. He has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. In addition to his professional duties, Dr. Nee has served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China.


     None of the executive officers or directors of ILM II or Capital has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree of final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             SHAREHOLDER PROPOSALS


     If the merger is not completed, ILM II will hold an annual meeting for the election of directors in calendar year 2000. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM II's proxy statement for the calendar year 2000 annual meeting will be October 15, 2000.


                                 OTHER MATTERS


     The ILM II Board is not aware of any matter not set forth herein that may be raised at the special meeting. If, however, further business is properly raised at the special meeting, the persons named in the proxies will vote the shares represented by the proxies in accordance with their judgment. If, on the date of the special meeting, the relevant number of proxies needed to approve the merger have not been obtained, then, to the extent permitted by law, the special meeting will be adjourned until the requisite number of proxies necessary to approve the merger have been received.


                                    EXPERTS


     The consolidated financial statements of ILM II at August 31, 1999 and 1998 and for each of the three years in the period ended August 31, 1999, included in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this proxy statement. The financial statements referred to above are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.


                              NO APPRAISAL RIGHTS


     Because ILM II has at least 2,000 shareholders of record and neither ILM II's Articles of Incorporation nor its by-laws provide for any appraisal rights, ILM II's shareholders will not have any right to object to the merger and have the value of their shares of ILM II common stock determined by a court. Accordingly, ILM II's shareholders will not be afforded these dissenter's rights.



                                                ILM II SENIOR LIVING, INC.



May 18, 2000

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                          -----
Consolidated Financial Statements of ILM II Senior Living, Inc.:
   Report of Ernst & Young LLP, Independent Auditors....................................................    F-2
   Consolidated Balance Sheets--February 29, 2000 (Unaudited) and August 31, 1999 and 1998..............    F-3
   Consolidated Statements of Income--Six and three months ended February 29, 2000 and February 28,
     1999 (Unaudited) and Years ended August 31, 1999, 1998, and 1997...................................    F-4
   Consolidated Statements of Changes in Shareholders' Equity--Six months ended February 29, 2000
     (Unaudited) and Years ended August 31, 1999, 1998, and 1997........................................    F-5
   Consolidated Statements of Cash Flows--Six months ended February 29, 2000 and February 28, 1999
     (Unaudited) and Years ended August 31, 1999, 1998, and 1997........................................    F-6
   Notes to Consolidated Financial Statements...........................................................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders of
ILM II Senior Living, Inc.

     We have audited the accompanying consolidated balance sheets of ILM II Senior Living, Inc. and subsidiary, as of August 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILM II Senior Living, Inc. and subsidiary, at August 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

Dallas, Texas
October 22, 1999
except for Note 5, as to which the date is November 5, 1999

                           ILM II SENIOR LIVING, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              AUGUST 31,
                                                                                         --------------------
                                                                    FEBRUARY 29, 2000      1999        1998
                                                                    -----------------    --------    --------
                                                                       (UNAUDITED)
                             ASSETS
Operating investment properties, at cost:
  Land...........................................................       $   5,777        $  5,664    $  5,518
  Building and improvements......................................          27,998          27,957      27,726
  Furniture, fixtures and equipment..............................           3,815           3,815       3,815
                                                                        ---------        --------    --------
                                                                           37,590          37,436      37,059
  Less: accumulated depreciation.................................          (9,429)         (8,834)     (7,599)
                                                                        ---------        --------    --------
                                                                           28,161          28,602      29,460

Mortgage placement fees..........................................           1,425           1,425       1,425
Less: accumulated amortization...................................          (1,179)         (1,108)       (966)
                                                                        ---------        --------    --------
                                                                              246             317         459

Loan origination fees............................................             144             144          72
  Less: accumulated amortization.................................             (59)            (42)         --
                                                                        ---------        --------    --------
                                                                               85             102          72

Cash and cash equivalents........................................             965           1,193       1,896
Accounts receivable--related party...............................             388             337         273
Prepaid expenses and other assets................................             105              68         154
Deferred rent receivable.........................................              22              37          69
                                                                        ---------        --------    --------
                                                                        $  29,972        $ 31,376    $ 32,383
                                                                        =========        ========    ========
              LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses............................       $      97        $    219    $    220
Accounts payable--related party..................................             130             527          --
Construction loan payable........................................           1,165           1,165          --
Preferred shareholders' minority interest
  in consolidated subsidiary.....................................             138             134         125
                                                                        ---------        --------    --------
Total liabilities................................................           1,530           2,045         345
Commitments and contingencies
Shareholders' equity:
  Common stock, $0.01 par value, 12,500,000 shares authorized,
     5,181,236 shares issued and outstanding.....................              52              52          52
  Additional paid-in capital.....................................          44,823          44,823      44,823
  Accumulated deficit............................................         (16,433)        (15,544)    (12,837)
                                                                        ---------        --------    --------
Total shareholders' equity.......................................          28,442          29,331      32,038
                                                                        ---------        --------    --------
                                                                        $  29,972        $ 31,376    $ 32,383
                                                                        =========        ========    ========


                            See accompanying notes.

                           ILM II SENIOR LIVING, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     THREE MONTHS ENDED             SIX MONTHS ENDED
                                 --------------------------    --------------------------      YEAR ENDED AUGUST 31,
                                 FEBRUARY 29    FEBRUARY 28    FEBRUARY 29    FEBRUARY 28    --------------------------
                                   2000           1999           2000           1999          1999      1998      1997
                                 -----------    -----------    -----------    -----------    ------    ------    ------
                                                                                                    (UNAUDITED)
Revenues:
  Rental and other income.....     $ 1,369        $ 1,333        $ 2,721        $ 2,644      $5,265    $4,988    $4,416
  Interest income earned on
     cash equivalents.........          11             13             25             31          56        77        99
                                   -------        -------        -------        -------      ------    ------    ------
                                     1,380          1,346          2,746          2,675       5,321     5,065     4,515
Expenses:
  Depreciation................         298            283            595            566       1,235     1,142     1,132
  Amortization................          40             49             88             90         184       143       143
  Management fees.............                                                                   --        --       103
  General and
     administrative...........          68             76            122            177         344       222       563
  Professional fees...........         279            590            585            762       1,778       540       308
  Director compensation.......          23             27             43             47          83       111        82
                                   -------        -------        -------        -------      ------    ------    ------
                                       708          1,025          1,433          1,642       3,624     2,158     2,331
                                   -------        -------        -------        -------      ------    ------    ------
Net income....................     $   672        $   321        $ 1,313        $ 1,033      $1,697    $2,907    $2,184
                                   =======        =======        =======        =======      ======    ======    ======
Earnings per share of common
  stock.......................     $  0.13        $  0.06        $  0.25        $  0.20      $ 0.32    $ 0.56    $ 0.42
                                   =======        =======        =======        =======      ======    ======    ======
Cash dividends paid per share
  of common stock.............     $  0.21        $  0.21        $  0.43        $  0.43      $ 0.85    $ 0.73    $ 0.61
                                   =======        =======        =======        =======      ======    ======    ======


     The above earnings and cash dividends paid per share of common stock are based upon the 5,181,236 shares outstanding during the year.

                            See accompanying notes.

                           ILM II SENIOR LIVING, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             COMMON STOCK $.01
                                                 PAR VALUE        ADDITIONAL
                                            -------------------    PAID-IN     ACCUMULATED
                                              SHARES     AMOUNT    CAPITAL      DEFICIT       TOTAL
                                            ----------   ------   ----------   -----------   -------
Shareholders' equity at August 31, 1996...  $5,181,236    $ 52     $ 44,823     $ (10,999)   $33,876
   Cash dividends paid....................          --      --           --        (3,173)    (3,173)
   Net income.............................          --      --           --         2,184      2,184
                                            ----------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1997...   5,181,236      52       44,823       (11,988)    32,887
   Cash dividends paid....................          --      --           --        (3,756)    (3,756)
   Net income.............................          --      --           --         2,907      2,907
                                            ----------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1998...   5,181,236      52       44,823       (12,837)    32,038
   Cash dividends paid....................          --      --           --        (4,404)    (4,404)
   Net income.............................          --      --           --         1,697      1,697
                                            ----------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1999...   5,181,236      52       44,823       (15,544)    29,331
   Cash dividends paid....................          --      --           --        (2,202)    (2,202)
   Net income.............................          --      --           --         1,313      1,313
                                            ----------    ----     --------     ---------    -------
Shareholders' equity at November 30, 1999
   (Unaudited)............................   5,181,236    $ 52     $ 44,823     $ (16,433)   $28,442
                                            ==========    ====     ========     =========    =======


                            See accompanying notes.

                           ILM II SENIOR LIVING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                            SIX MONTHS ENDED
                                                       ---------------------------      YEAR ENDED AUGUST 31,
                                                       FEBRUARY 29,   FEBRUARY 28,   ---------------------------
                                                          2000           1999         1999      1998      1997
                                                       ------------   ------------   -------   -------   -------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income........................................     $  1,313       $  1,033     $ 1,697   $ 2,907   $ 2,184
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization................          683            656       1,419     1,285     1,275
       Charitable contribution of subsidiary's
         preferred stock and accrued dividends......            2              2           9         9       116
       Changes in assets and liabilities:
         Interest and other receivables.............           --             --          --        --       178
         Accounts receivable--related party.........          (51)           (46)        (64)     (122)       74
         Prepaid expenses and other assets..........          (37)            42          86       (77)      (68)
         Deferred rent receivable...................           15             16          32        31        31
         Accounts payable--related party............         (397)            --         478      (205)      173
         Accounts payable and accrued expenses......         (122)           127          48        73        82
         Preferred shareholders' minority interest..            4              5          --        --        --
                                                         --------       --------     -------   -------   -------
         Net cash provided by operating
           activities...............................        1,408          1,833       3,705     3,901     4,045
                                                         --------       --------     -------   -------   -------
Cash flows (used in) provided by investing
  activities:
  ILM II Holding acquired cash balance..............                                      --        --       245
  Additions to operating investment properties......         (154)          (194)       (377)     (538)     (205)
                                                         --------       --------     -------   -------   -------
         Net cash (used in) provided by investing
           activities...............................         (154)          (194)       (377)     (538)       40
                                                         --------       --------     -------   -------   -------
Cash flows used in financing activities:
  Loan origination fees paid........................           --            (71)        (72)      (72)       --
  Proceeds from construction loan facility..........                                   1,165        --        --
  Cash dividends paid to shareholders...............       (2,202)        (2,202)     (4,404)   (3,756)   (3,173)
                                                         --------       --------     -------   -------   -------
         Net cash used in financing activities......       (2,202)        (2,273)     (3,311)   (3,828)   (3,173)
                                                         --------       --------     -------   -------   -------
Net increase (decrease) in cash and cash
  equivalents.......................................         (948)          (634)         17      (465)      912
Cash and cash equivalents, beginning of year........        1,913          1,896       1,896     2,361     1,449
                                                         --------       --------     -------   -------   -------
Cash and cash equivalents, end of year..............     $    965       $  1,262     $ 1,913   $ 1,896   $ 2,361
                                                         ========       ========     =======   =======   =======
Cash paid for state income taxes....................     $              $            $    42   $    --   $    --
                                                         ========       ========     =======   =======   =======
Cash paid for interest..............................     $              $            $    11   $    --   $    --
                                                         ========       ========     =======   =======   =======


                            See accompanying notes.

                           ILM II SENIOR LIVING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION

     ILM II Senior Living, Inc. (the "Company"), formerly PaineWebber Independent Mortgage Fund, Inc. II, was organized as a corporation on February 5, 1990 under the laws of the State of Virginia. On September 12, 1990, the Company commenced a public offering of up to 10,000,000 shares of its common stock at $10 per share, pursuant to the final prospectus, as amended, incorporated into a Registration Statement filed on Form S-11 under the Securities Act of 1933 (Registration Statement No. 33-33857), (the "Prospectus"). The public offering terminated on May 10, 1991 with a total of 5,181,236 shares issued. The Company received capital contributions of $51,812,356, of which $200,000 represented the sale of 20,000 shares to an affiliate at that time, PaineWebber Group, Inc. ("PaineWebber"). For discussion purposes, PaineWebber will refer to PaineWebber Group, Inc. and all affiliates that provided services to the Company in the past.

     The Company has elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations (see Note 2).

     The Company originally invested the net proceeds of the initial public offering in six participating mortgage loans secured by senior housing facilities located in five different states ("Senior Housing Facilities"). All of the loans made by the Company were originally to Angeles Housing Concepts, Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing facilities.

     During the quarter ended February 28, 1993, Angeles announced that it was experiencing liquidity problems that resulted in the inability to meet its obligations. Subsequent to such announcements, AHC defaulted on the regularly scheduled mortgage loan payments due to the Company on March 1, 1993. Subsequent to March 1993, payments toward the debt service owed on the Company's loans were limited to the net cash flow of the operating investment properties. On May 3, 1993, Angeles filed for reorganization under a Chapter 11 Federal Bankruptcy petition filed in the state of California. AHC did not file for reorganization. The Company retained special counsel and held extensive discussions with AHC concerning the default status of its loans. During the fourth quarter of fiscal 1993, a non-binding settlement agreement between the Company, AHC and Angeles was reached whereby ownership of the properties would be transferred from AHC to the Company or its designated affiliates. Under the terms of the settlement agreement, the Company would release AHC and Angeles from certain obligations under the loans. On April 27, 1994, each of the properties owned by AHC and securing the loans was transferred (collectively, "the Transfers") to newly-created special purpose corporations affiliated with the Company (collectively, "the Property Companies"). The Transfers had an effective date of April 1, 1994 and were made pursuant to the settlement agreement entered into on February 17, 1994 ("the Settlement Agreement") between the Company and AHC which had previously been approved by the bankruptcy court handling the

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)

bankruptcy case of Angeles. All of the capital stock of each Property Company was held by ILM II Holding, Inc. ("ILM II Holding"), a Virginia corporation. In August 1995, each of the Property Companies merged into ILM II Holding which is majority owned by the Company. As a result, ownership of the Senior Housing Facilities is now held by ILM II Holding, and the Property Companies no longer exist as separate legal entities.

     ILM II Holding holds title to the six Senior Housing Facilities which comprise the balance of operating investment properties on the accompanying consolidated balance sheets, subject to certain mortgage loans payable to the Company. Such mortgage loans and the related interest expense are eliminated in consolidation. The capital stock of ILM II Holding was originally owned by the Company and PaineWebber. ILM II Holding had issued 100 shares of Series A Preferred Stock to the Company in return for a capital contribution in the amount of $495,000 and had issued 10,000 shares of common stock to PaineWebber in return for a capital contribution in the amount of $5,000. The common stock represented approximately 99 percent of the voting power and 1 percent of the economic interest in ILM II Holding, while the preferred stock represented approximately 1 percent of the voting power and 99 percent of the economic interest in ILM II Holding.

     The Company completed its restructuring plans by converting ILM II Holding to a REIT for tax purposes. In connection with these plans, on November 21, 1996, the Company requested that PaineWebber sell all of the stock held in ILM II Holding to the Company for a price equal to the fair market value of the 1% economic interest in ILM II Holding represented by the common stock. On
January 10, 1997, this transfer of the common stock of ILM II Holding was completed at an agreed upon fair value of $40,000 representing a $35,000 increase in fair value. This increase in fair value is based on the increase in values of the Senior Housing Facilities which occurred between April 1994 and January 1996, as supported by independent appraisals.

     With this transfer completed, effective January 23, 1997 ILM II Holding recapitalized its common stock and preferred stock by replacing the outstanding shares with 50,000 shares of new common stock and 275 shares of a new class of nonvoting, 8% cumulative preferred stock issued to the Company. The number of authorized shares of preferred and common stock in ILM II Holding were also increased as part of the recapitalization. Following the recapitalization, the Company made charitable gifts of one share of the preferred stock in ILM II Holding to each of 111 charitable organizations so that ILM II Holding would meet the stock ownership requirements of a REIT as of January 30, 1997. The preferred stock has a liquidation preference of $1,000 per share plus any accrued and unpaid dividends. Dividends on the preferred stock will accrue at a rate of 8% per annum on the original $1,000 liquidation preference and will be cumulative from the date of issuance. Since ILM II Holding is not expected to have sufficient cash flow in the foreseeable future to make the required dividend payments, it is anticipated that dividends will accrue and be paid at liquidation. The Company

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)

recorded the contribution of the preferred stock in ILM II Holding to the charitable organizations at the amount of the initial liquidation preference of $111,000. Such amount is included in general and administrative expense on the accompanying income statement for the year ended August 31, 1997. Cumulative dividends accrued as of August 31, 1999 and 1998 on the preferred stock in ILM II Holding totaled approximately $23,000 and $14,000, respectively. Cumulative dividends accrued as of May 31, 1999 on the preferred stock in ILM II Holding totaled approximately $20,720.

     As part of the fiscal 1994 Settlement Agreement with AHC, ILM II Holding retained AHC as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement. As discussed further in
Note 5, the management agreement with AHC was terminated in July 1996. Subsequent to the effective date of the Settlement Agreement with AHC, management investigated and evaluated the available options for structuring the ownership of the properties in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code (see Note 2). As discussed further in Note 4, on September 12, 1994, the Company formed a new subsidiary, ILM II Lease Corporation ("Lease II"), for the purpose of operating the Senior Housing Facilities. On September 1, 1995, after the Company received the required regulatory approval, the Company distributed all of the shares of capital stock of Lease II to the holders of record of the Company's common stock. The Senior Housing Facilities were leased to Lease II effective September 1, 1995 (see
Note 4 for a description of the master lease agreement). Lease II is a public company subject to the reporting obligations of the Securities and Exchange Commission.


     On February 7, 1999, the Company entered into an agreement and plan of merger, which was amended and restated on October 19, 1999 and further amended on April 18, 2000, with Capital Senior Living Corporation, the corporate parent of Capital, and certain affiliates of Capital. If the merger is consummated, the Shareholders of the Company will receive all-cash merger consideration of approximately $13.04 per share. Consummation of this transaction will require, among other things, the affirmative vote of the holders of not less than 66 2/3% of the Company's outstanding common stock. The agreement presently provides that it may be terminated if the merger is not consummated by September 30, 2000. In connection with the merger, the Company has agreed to cause ILM II Holding to cancel and terminate the Facilities Lease Agreement with Lease II immediately prior to the effective time of the merger. As noted above, the Facilities Lease Agreement, which is scheduled to expire on December 31, 2000, may be terminated earlier at the election of the Lessor in connection with the sale by the Lessor of the Senior Housing Facilities to a non-affiliated third party. Although the pending merger agreement remains operative and in full force and effect, Capital has communicated certain proposed modifications to the pending transaction which have not been agreed to in principle or otherwise by the Company. The Company presently is in discussions with Capital regarding the pending merger transaction and is considering potential

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)


modifications thereto including a reduced merger consideration. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of August 31, 1999 and 1998 and revenues and expenses for each of the three years in the period ended August 31, 1999. Actual results could differ from the estimates and assumptions used.

     The Company's significant accounting policies are summarized as follows:

A. BASIS OF PRESENTATION

     The operating cycle in the real estate industry is longer than one year and the distinction between current and non-current is of little relevance. Accordingly, the accompanying consolidated balance sheet is presented in an unclassified format.

     Effective January 10, 1997, the Company purchased the remaining common shares held by PaineWebber of ILM II Holding which provided the Company with 100% majority voting control, for $40,000 which is included in general and administrative expense for the year ended August 31, 1997. Accordingly, the accounts of ILM II Holding have been consolidated with those of the Company as though this controlling interest had been acquired at September 1, 1996.

     The accompanying financial statements include the financial statements of the Company and ILM II Holding. All intercompany balances and transactions have been eliminated in consolidation.

B. INCOME TAXES

     The Company has elected to qualify and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. As a REIT, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby effectively subjecting the distributed net taxable income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other requirements for qualifying as a real estate investment trust. In connection with the settlement agreement described in Note 1, the Company, through ILM II Holding, obtained title to the properties securing its mortgage loan investments. To retain REIT status, the Company must ensure that 75% of its annual gross income is received from qualified sources. Under the original investment structure, interest income from the Company's mortgage loans

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

was a qualified source. The properties that are now owned by an affiliate of the Company are Senior Housing Facilities that provide residents with more services, such as meals, activities, assisted living, etc., than are customary for ordinary residential apartment properties. As a result, a significant portion of the rents paid by the residents includes income for the increased level of services received by them. Consequently, the rents paid by the residents likely would not be qualified rents for REIT qualification purposes if received directly by the Company. Therefore, if the Company received such rents directly, it could lose REIT status and be taxed as a regular corporation. After extensive review, the Board of Directors determined that it would be in the best interests of the shareholders for the Company to retain REIT status and master lease the properties to a shareholder-owned operating company. As discussed further in
Note 4, on September 12, 1994 the Company formed a new subsidiary, Lease II, for the purpose of operating the Senior Housing Facilities. The Senior Housing Facilities were leased to Lease II effective September 1, 1995 (see Note 4 for a description of the master lease agreement).

     The assumption of ownership of the properties through ILM II Holding, which was a regular C corporation for tax purposes at the time of assumption, has resulted in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "built-in gain tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale transaction or the portion of the net gain realized upon a final sale which is attributable to the period during which the properties were held by a C corporation. The Company completed its restructuring plans by converting ILM II Holding to a REIT for tax purposes effective for calendar year 1996. Any future appreciation in the value of the Senior Housing Facilities subsequent to the conversion of ILM II Holding to a REIT would not be subject to the built-in gain tax. The built-in gain tax would most likely not be incurred if the properties were to be held for a period of at least 10 years from the date of the conversion of ILM II Holding to a REIT. However, since the end of the Company's original anticipated holding period as defined in the Articles of Incorporation is December 31, 2001, the properties might not be held for an additional
10 years. Based on management's estimate of the increase in the values of the properties which occurred between April 1994 and January 1996, as supported by independent appraisals, a sale of the Senior Housing Facilities within ten years of the date of the conversion of ILM II Holding to a REIT could result in a built-in gain tax of as much as $2.3 million which could be reduced by approximately $1.4 million using available net operating loss carryforwards of ILM II Holding of approximately $4.2 million.

     The Company's consolidated subsidiary, ILM II Holding, has incurred losses for tax purposes since inception. Neither the Company nor ILM II Holding is likely to be able to use these losses to offset future tax liabilities other than the built-in gain tax above. Accordingly, no income tax benefit is reflected in these consolidated financial statements.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company reports on a calendar year basis for income tax purposes. All distributions during calendar years 1999, 1998 and 1997 were ordinary taxable dividends.

C. CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments with original maturities of 90 days or less.

D. OPERATING INVESTMENT PROPERTIES

     Operating investment properties are carried at the lower of cost, reduced by accumulated depreciation, or net realizable value. The net realizable value of a property held for long-term investment purposes is measured by the recoverability of the owner's investment through expected future cash flows on an undiscounted basis, which may exceed the property's current market value. The net realizable value of a property held for sale approximates its current market value, as determined on a discounted basis. None of the operating investment properties were held for sale as of August 31, 1999 or 1998. Depreciation expense is provided on a straight-line basis using an estimated useful life of 40 years for the buildings and improvements and five years for the furniture, fixtures and equipment.

     The Company reviews the carrying value of a long-lived asset if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to the long-lived asset, including occupancy trends, local market developments, changes in payments, and other publicly available information. If these external factors indicate the long-lived asset will not be recoverable, based upon undiscounted cash flows of the long-lived asset over its remaining life, the carrying value of the long-lived asset will be reduced by the estimated shortfall of discounted cash flows. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets or their remaining useful lives as of August 31, 1999.

     Mortgage placement fees of $1,425,000 were incurred by the Company and are included in operating investment properties in the accompanying balance sheet. Accumulated amortization at August 31, 1999 and 1998 is $1,108,000 and $966,000, respectively. At August 31, 1999 and 1998, loan origination fees of $144,000 and $72,000 relating to the construction loan facility (see Note 6) are included on the accompanying consolidated balance sheet. These fees are being amortized to expense on a straight-line basis over the term of the loan. Accumulated amortization at August 31, 1999 and 1998 was $42,000 and $0, respectively. Capitalized interest at August 31, 1999 and 1998 was $17,000 and $0, respectively.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

E. RENTAL REVENUES

     In fiscal years 1999 and 1998, rental revenues consist of payments due from Lease II under the terms of the master lease described in Note 4. Base rental income under the master lease is recognized on a straight-line basis over the term of the lease. Deferred rent receivable on the balance sheet as of August 31, 1999 and 1998 represents the difference between rental income on a straight-line basis and rental income received under the terms of the master lease.

F. FAIR VALUE DISCLOSURES

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents:   The carrying amount reported on the balance
sheet for cash and cash equivalents approximates its fair value due to the short-term maturities of such instruments.

     Accounts receivable--related party:   The carrying amount reported on the
balance sheet for accounts receivable--related party approximates its fair value due to the short-term maturity of such instrument.

G. INTERIM FINANCIAL INFORMATION


     In the opinion of management, the accompanying interim consolidated financial statements, which have not been audited, reflect all adjustments necessary to present fairly the results for the interim periods. All of the accounting adjustments reflected in the accompanying interim consolidated financial statements are of a normal recurring nature. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for interim financial information, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of February 29, 2000 and revenues and expenses for each of the six and three-month periods ended February 29, 2000 and February 28, 1999. Actual results could differ from the estimates and assumptions used. The results of operations for the six and three-month

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


periods ended February 29, 2000, are not necessarily indicative of the results that may be expected for the year ended August 31, 2000.


3. RELATED PARTY TRANSACTIONS

     Subject to the supervision of the Company's Board of Directors, the business of the Company was managed by PaineWebber. As previously discussed in
Note 1, PaineWebber resigned effective as of June 18, 1997.

     PaineWebber and its affiliates received fees and compensation determined on an agreed-upon basis, in consideration of various services performed in connection with the sale of the shares, the management of the Company and the acquisition, management and disposition of the Company's investments. The type of compensation to be paid by the Company to PaineWebber under the terms of the advisory agreement was as follows.

         (i) Under the advisory agreement, PaineWebber has specific management responsibilities; to perform day-to-day operations of the Company and to act as the investment advisor and consultant for the Company in connection with general policy and investment decisions. PaineWebber received an annual base fee and an incentive fee of 0.25% and 0.25%, respectively, of the capital contributions of the Company, as defined, as compensation for such services. Incentive fees are subordinated to shareholders' receipt of distributions of net cash sufficient to provide a return equal to 10% per annum. PaineWebber earned base management fees totaling $0, $0 and $103,000 for the years ended August 31, 1999, 1998 and 1997, respectively. Payment of incentive management fees was suspended effective April 15, 1993 in conjunction with a reduction in the Company's quarterly dividend payments.

         (ii) For its services in finding and recommending investments, PaineWebber received mortgage placement fees equal to 2% of the capital contributions. Mortgage placement fees of approximately $1,000,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iii) For its administrative services with respect to all loans, PaineWebber received, loan servicing fees equal to 1% of the loan amounts. Loan administration and due diligence fees totaling $425,000 were earned by PaineWebber during the Company's investment due diligence period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iv) PaineWebber was entitled to receive 1% of disposition proceeds, as defined, until the shareholders have received dividends of net cash equal to their adjusted capital

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


3. RELATED PARTY TRANSACTIONS--(CONTINUED)

     investments, as defined, plus a 12% non-compounded annual return on their adjusted capital investments; all disposition proceeds thereafter until PaineWebber has received an aggregate of 5% of disposition proceeds; and, thereafter, 5% of disposition proceeds.

     PaineWebber was reimbursed for its direct expenses relating to the offering of shares, the administration of the Company and the acquisition and operations of the Company's real estate investments. Included in general and administrative expenses on the accompanying statements of income for the years ended
August 31, 1999, 1998 and 1997 is $0, $0 and $118,000, respectively, representing reimbursements to PaineWebber for providing certain financial, accounting and investor communication services to the Company.

     Mitchell Hutchins Institutional Investors, Inc. ("Mitchell Hutchins") provided cash management services with respect to the Company's cash assets. Mitchell Hutchins is a subsidiary of Mitchell Hutchins Asset Management, Inc., an independently operated subsidiary of PaineWebber. Mitchell Hutchins earned $0, $0 and $5,000 (included in general and administrative expenses) for managing the Company's cash assets during fiscal years 1999, 1998 and 1997, respectively.


     Lease II has retained Capital Senior Management 2, Inc. ("Capital") to be the property manager of the Senior Housing Facilities and the Company has guaranteed the payment of all fees due to Capital under the terms of the management agreement which commenced on July 29, 1996. Lawrence A. Cohen, who, through July 28, 1998, served as President Chief Executive Officer and Director of the Company and a Director of Lease II, has also served in various management capacities of Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, through July 28, 1998, Capital was considered a related party. Capital earned property management fees from Lease II of $98,000 and $899,000 for the years ended August 31, 1999 and 1998, respectively. For the six- and three-month periods ended February 29, 2000, Capital earned property management fees from the Company of $526,000 and $272,000, respectively as compared to $547,000 and $323,000 for the six- and three-month periods ended February 28, 1999, respectively.



     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against an affiliate of Capital, the new property manager; Lawrence A. Cohen, who, through July 28, 1998, was President, Chief Executive Officer, and Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


3. RELATED PARTY TRANSACTIONS--(CONTINUED)


respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $227,000 as of August 31, 1999. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of February 29, 2000. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. At February 29, 2000, the amount advanced to Capital by Lease I and Lease II for legal fees totaled approximately $563,000.



     On September 18, 1997, Lease II entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. The Company will reimburse Lease II for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the years ended August 31, 1999 and 1998, Capital Senior Development, Inc. earned fees from the Company of $15,000 and $73,000, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities. For the three-month periods ended February 29, 2000 and February 28, 1999, Capital Senior Development, Inc. earned fees from the Company of $0 and $0, respectively, for Housing Facilities.



     Jeffry R. Dwyer, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, which began acting as Counsel to the Company and its affiliates in late fiscal year 1997. Greenberg Traurig received fees from the Company of $1,168,000 and $224,000 for the years ended August 31, 1999 and 1998, respectively. For the three-month periods ended February 29, 2000 and February 28, 1999, Greenberg Traurig earned fees from the Company of $220,000 and $172,000, respectively.



     Accounts receivable--related party at February 29, 2000, August 31, 1999 and 1998 represents amounts due from Lease II for variable rent. Accounts payable--related party at August 31, 1999, includes $50,000 of expense reimbursements payable to Lease II; $194,000 in variable rent received from Lease II in advance; and $283,000 in unbilled legal fees due to Greenberg Traurig, Counsel to the Company and its affiliates and a related party, as described above. Accounts payable--related party at August 31, 1998 includes $49,000 in unbilled legal fees that were due to Greenberg Traurig and subsequently paid during fiscal year 1999.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE

     As of August 31, 1999, the Company, through its consolidated affiliate, owned six Senior Housing Facilities. The name, location and size of the properties and the date that the Company made its initial investment in such assets are as set forth below:

                                                        RENTABLE   RESIDENT         DATE OF
NAME                        LOCATION                    UNITS(3)   CAPACITIES(3)   INVESTMENT(1)
--------------------------  --------------------------  --------   -------------   -------------
The Palms                   Fort Myers, FL                 205          255           7/18/90
Crown Villa                 Omaha, NE                       73           73           4/25/91
Overland Park Place         Overland Park, KS              141          153            4/9/92
Rio Las Palmas              Stockton, CA                   164          190           5/14/92
The Villa at Riverwood      St. Louis County, MO           120          140           5/29/92
Villa Santa Barbara(2)      Santa Barbara, CA              125          125           7/13/92

------------------
(1) Represents the date of the Company's original mortgage loan to Angeles Housing Concepts, Inc. (see Note 1).

(2) The acquisition of the Santa Barbara Facility was financed jointly by the Company and an affiliated entity, ILM I. All amounts generated from the operations of Villa Santa Barbara are equitably apportioned between the Company, together with its consolidated subsidiary, and ILM I, together with its consolidated subsidiary, generally 75% and 25%, respectively. The financial position, results of operations and cash flows presented in these consolidated financial statements include only the 75% allocable portion of the Company's interest in the Santa Barbara Facility. Villa Santa Barbara is owned 75% by ILM II Holding and 25% by ILM I Holding, Inc. as tenants in common.

(3) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.

     The cost basis of the operating investment properties reflects amounts funded under the Company's participating mortgage loans less certain guaranty payments received from AHC in excess of the net cash flow of the Facilities under the terms of the Exclusivity Agreement with the Company. The transfer of ownership of the Senior Housing Facilities from AHC in fiscal 1994 resulted in no gain or loss recognition by the Company for financial reporting purposes. In accordance with generally accepted accounting principles, the Company had always accounted for its investments in acquisition and construction loans under the equity method, as if such investments were equity interests in a joint venture.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

     Accordingly, the carrying values of such investments were reduced from inception by non-cash depreciation charges and by payments from AHC, prior to the default in fiscal 1993, in excess of the net cash flow generated by the Senior Housing Facilities received pursuant to the guaranty agreement between the Company and AHC. As a result of this accounting treatment, the carrying values of the Company's investments had been reduced below management's estimate of the fair market value of the Senior Housing Facilities as of the effective date of the transfer of ownership. For federal income tax purposes, the investments had always been carried at the contractually stated principal balances of the participating mortgage loans. For tax purposes only, a loss was recognized by the Company in 1994 in the amount by which the stated principal balances of the loans were reduced as of the date of the transfer of ownership.

     As discussed in Note 1, effective April 1, 1994 each Property Company acquired the respective operating property subject to, and assumed the obligations, under the mortgage loan payable to the Company, pursuant to the Settlement Agreement with AHC. The principal balance on each loan was modified to reflect the estimated fair value of the related operating property as of the date of the transfer of ownership. The modified loans require interest-only payments on a monthly basis at a rate of 7% from April 1, 1994 through December 1, 1994, 9% for the period from January 1 through December 31, 1995, 11% for the period January 1 through December 31, 1996, 12% for the period January 1 through December 31, 1997, 13% for the period January 1 through December 31, 1998, 13.5% for the period January 1, 1999 through December 31, 1999 and 14% for the period January 1, 2000 through maturity. In August 1995, each of the Property Companies was merged into ILM II Holding. As a result, ownership of the Senior Housing Facilities, as well as the obligation under the loans, is now held by ILM II Holding, and the Property Companies no longer exist as separate legal entities. Since ILM II Holding is consolidated with the Company in the accompanying financial statements for fiscal 1998 and 1997, the mortgage loans and related interest expense have been eliminated in consolidation.

     Subsequent to the effective date of the Settlement Agreement with AHC, in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, Lease II, for the purpose of operating the Senior Housing Facilities under the terms of a master lease agreement. As of August 31, 1995, Lease II, which is taxable as a regular C corporation and not as a REIT, was a wholly-owned subsidiary of the Company. On September 1, 1995, after the Company received the required regulatory approval, it distributed all of the shares of capital stock of Lease II to the holders of record of the Company's common stock. One share of common stock of Lease II was issued for each full share of the Company's common stock held. Prior to the distribution, the Company capitalized Lease II with $500,000

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

from its existing cash reserves, which was an amount estimated to provide Lease II with necessary working capital.


     The Facilities Lease Agreement is between the Company's consolidated subsidiary, ILM II Holding, as owner of the Senior Housing Facilities and lessor, and Lease II as lessee. The lessor has the right to terminate the Facilities Lease Agreement as to any property sold by the lessor as of the date of such sale. The Facilities Lease Agreement is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM II Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities, which expires on December 31, 2000 (December 31, 1999 with respect to the Santa Barbara Facility), unless earlier terminated at the election of the Lessor in connection with the sale by the Lessor of the Senior Housing Facilities to a non-affiliated third party upon 30 days' notice to the Company. Lease II pays annual base rent for the use of all of the Senior Housing Facilities in the aggregate amount of $4,035,600. Lease II also pays variable rent on a quarterly basis, for each Senior Housing Facility in an amount equal to 40% of the excess of the aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $13,021,000. Variable rental income related to fiscal years 1999 and 1998 was $1,261,000 and $984,000, respectively. Variable rent was $719,000 and $368,000 for the six- and three-month periods ended February 29, 2000, respectively as compared to $642,000 and $332,000 for the six- and three-month periods ended February 28, 1999, respectively.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

     Condensed balance sheets as of August 31, 1999 and 1998, and condensed statements of operations for the years ended August 31, 1999 and 1998 of Lease II are as follows:

                                                                    1999      1998
                                                                   -------   -------
                             ASSETS
Current assets...................................................  $ 1,990   $ 1,896
Furniture, fixtures, and equipment, net..........................      617       558
Other assets.....................................................      163       279
                                                                   -------   -------
                                                                   $ 2,770   $ 2,733
                                                                   =======   =======

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities..............................................  $ 1,467   $ 1,960
Other liabilities................................................       37        76
Shareholders' equity.............................................    1,266       697
                                                                   -------   -------
                                                                   $ 2,770   $ 2,733
                                                                   =======   =======

                     STATEMENT OF OPERATIONS
Revenues.........................................................  $16,250   $15,524
Operating expenses...............................................   15,339    15,560
Income tax benefit...............................................      342       (14)
                                                                   -------   -------
Net loss.........................................................  $   569   $   (22)
                                                                   =======   =======

5. LEGAL PROCEEDINGS AND CONTINGENCIES

   Termination of Management Contract with AHC

     On July 29, 1996, Lease II and ILM II Holding ("the Companies") terminated a property management agreement with AHC covering the six Senior Housing Facilities leased by Lease II from ILM II Holding. The management agreement was terminated for cause pursuant to Sections 1.05 (a) (i), (iii) and (iv) of the agreement. Simultaneously with the termination of the management agreement, the Companies, together with certain affiliated entities, filed suit against AHC in the United States District Court for the Eastern District of Virginia for breach of contract, breach of fiduciary duty and fraud. The Companies alleged that AHC willfully performed actions specifically in violation of the management agreement and that such actions caused damages to the Companies.

     Due to the termination of the agreement for cause, no termination fee was paid to AHC. Subsequent to the termination of the management agreement, AHC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in its domestic state of California. The filing was challenged by the Companies, and the Bankruptcy Court dismissed AHC's case effective October 15, 1996. In November 1996, AHC filed with the Virginia District Court an answer in response to the litigation initiated by the Companies and a counterclaim against ILM II Holding. The counterclaim alleged that the management agreement was wrongfully terminated for cause and requested damages which included the payment of a termination fee in the

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

amount of $750,000, payment of management fees pursuant to the contract from August 1, 1996 through October 15, 1996, which is the earliest date that the management agreement could have been terminated without cause, and recovery of attorneys' fees and expenses.

     The aggregate amount of damages against all parties as requested in AHC's counterclaim exceeded $2,000,000. On June 13, 1997 and July 8, 1997, the court issued orders to enter judgment against the Company and ILM I in the amount of $1,000,000. The orders did not contain any findings of fact or conclusions of law. On July 10, 1997, the Company, ILM I, Lease I and Lease II filed a notice of appeal to the United States Court of Appeals for the Fourth Circuit from the orders.

     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998, was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages in the amount of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court for the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $227,000 and $229,000 as of August 31, 1999 and November 30, 1999 respectively. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should advance reasonable legal fees and expenses incurred by Capital in the California litigation. At August 31, 1999 and November 30, 1999, the amount of legal fees advanced to Capital by Lease I and Lease II totaled approximately $563,000.

     On August 18, 1998, the Company and its affiliates along with Capital and its affiliates entered into a settlement agreement with AHC. Lease I and Lease II agreed to pay $1,625,000 and Capital and its affiliates agreed to pay $625,000 to AHC in settlement of all claims, including those related to the Virginia litigation and the California litigation. The Company and its affiliates also entered into an agreement with Capital and its affiliates to mutually release each other from all claims that any such parties may have against each other, other than any claims under the property management agreements. On September 4, 1998, the full settlement amounts were paid to AHC and its affiliates with Lease II paying $650,000 and Lease I paying $975,000.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

   Other Litigation

     On May 8, 1998 Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated September 18, 1990, commenced a purported class action on behalf of that trust and all other shareholders of the Company and ILM I in the Supreme Court of the State of New York, County of New York against the Company, ILM I and the Directors of both corporations. The class action complaint alleges that the Directors engaged in wasteful and oppressive conduct and breached fiduciary duties in preventing the sale or liquidation of the assets of the Company and ILM I, diverting certain of their assets and changing the nature of the Company and ILM I. The complaint sought damages in an unspecified amount, punitive damages, the judicial dissolution of the Company and ILM I, an order requiring the directors to take all steps to maximize shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, the Company joined with all other defendants to dismiss the complaint on all accounts.

     On December 8, 1998, the Court granted the Company's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. In doing so, the Court accepted the Company's position that all claims relating to derivative actions were filed improperly. In addition, the Court dismissed common law claims for punitive damages, but allowed plaintiffs to amend their claims alleging that the defendants injured shareholders without injuring the Company as a whole.

     On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under
Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Even before the Company and the Board of Directors responded to that amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital Senior Living Corporation and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file that second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in Summer 1999.

     On March 9, 1999, the Feldman plaintiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to the Company's motion to dismiss the second amended complaint on June 7, 1999, the Court issued an order dismissing the plaintiffs' federal security claims, but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not to the merits of the action.


     On June 21, 1999, ILM II, ILM and each of its directors answered the second amended complaint and denied any and all liability and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests,

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

ILM II, ILM and others produced documents to the plaintiffs and the depositions of current and former directors and others were taken. Discovery was completed as of July 1, 1999.

     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement (the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.

     On September 30, 1999, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999.

     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action and all non-derivative claims of the settlement class against the defendants with prejudice. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorney's fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor. On or about October 14, 1999, plaintiff's counsel reapplied to the Court for fees and expenses. A hearing was held November 5, 1999, in which the Court granted the application for attorney's fees in the amount of $950,000 and costs in the amount of $182,000. Under the Stipulation, if the proposed merger is consummated, Capital Senior Living Corporation is responsible for payment of such attorney's fees and expenses sought under this application, and if the proposed merger with Capital Senior Living Corporation is not consummated and ILM I and the Company enter into a transaction having similar effect to the merger with a third party, then ILM I and the Company are responsible for such fees and expenses.

6. CONSTRUCTION LOAN FINANCING

     During 1999 the Company secured a construction loan facility with a major bank that provides the Company with up to $8.8 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the Senior Housing Facilities and collateral assignment of the Company's leases of such properties. The loan expires December 31, 2000, with possible extensions through September 29, 2003. Principal is due upon expiration. Interest is payable monthly at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Amounts outstanding under the loan at both November 30, 1999 and August 31, 1999, were approximately $1.2 million. Loan origination fees of $144,000 were paid at August 31, 1999, in connection with this loan facility and are being amortized over the life of the loan.

                           ILM II SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               AUGUST 31, 1999 AND FEBRUARY 29, 2000 (UNAUDITED)


7. SUBSEQUENT EVENTS


     On March 20, 2000, the Company's Board of Directors declared a quarterly dividend for the three-month period ended February 29, 2000. On April 17, 2000, a dividend of $0.2125 per share of common stock, totaling approximately $1,101,000, will be paid to Shareholders of record as of March 31, 2000.


     On September 15, 1999, the Company's Board of Directors declared a quarterly dividend for the quarter ended August 31, 1999. On October 15, 1999, a dividend of $0.2125 per share of common stock, totaling $1,101,000, will be made to the shareholders of record as of September 30, 1999.

     On December 15, 1999, the Company's Board of Directors declared a quarterly dividend for the three-month period ended November 30, 1999. On January 15, 2000, a dividend of $0.2125 per share of common stock, totaling approximately $1,101,000, was paid to Shareholders of record as of December 31, 1999.

                                                                      APPENDIX A

================================================================================


                     COMPOSITE* AGREEMENT AND PLAN OF MERGER

                                      among

                       CAPITAL SENIOR LIVING CORPORATION,

                     CAPITAL SENIOR LIVING ACQUISITION, LLC

                                       and

                           ILM II SENIOR LIVING, INC.


================================================================================


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* Composite Agreement reflecting the terms of the October 19, 1999 Amended and
Restated Agreement and Plan of Merger as amended by a First Amendment on April 18, 2000.

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                               TABLE OF CONTENTS

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ARTICLE I

THE MERGER
     SECTION 1.1 Effective Time of the Merger ...........................    2
     SECTION 1.2 Closing ................................................    2
     SECTION 1.3 Effects of the Merger ..................................    2
     SECTION 1.4 Organizational Instruments .............................    3
     SECTION 1.5 Member .................................................    3

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND
MEMBERSHIP INTERESTS OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
     SECTION 2.1 Effect on Capital Stock and Membership Interests .......    3
     SECTION 2.2 Letters of Transmittal .................................    4
     SECTION 2.3 Exchange Procedures ....................................    4

ARTICLE III

REPRESENTATIONS AND WARRANTIES
     SECTION 3.1 Representations and Warranties of the Company ..........    6
     SECTION 3.2 Representations and Warranties of CSLC and Sub .........   16

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS
     SECTION 4.1 Covenants of the Company CSLC and Sub ..................   19

ARTICLE V

ADDITIONAL AGREEMENTS
     SECTION 5.1 Preparation of the Company Proxy Statement and the
                 Schedule 13E-3 .........................................   25
     SECTION 5.2 Access to Information ..................................   25
     SECTION 5.3 Stockholder's Meeting ..................................   26
     SECTION 5.4 Consents and Approvals .................................   27
     SECTION 5.6 Expenses; Liquidated Damages ...........................   27
     SECTION 5.7 Brokers or Finders .....................................   29
     SECTION 5.8 CSLC Advisory Board ....................................   29
     SECTION 5.9 Indemnification; Directors' and Officers' Insurance ....   29
     SECTION 5.10 Proposed Simultaneous Acquisition .....................   31

                                      (i)

     SECTION 5.11 Additional Agreements; Best Efforts ...................   32
     SECTION 5.12 Conveyance Taxes ......................................   32
     SECTION 5.13 Public Announcements ..................................   33
     SECTION 5.14 Notification of Certain Matters .......................   33
     SECTION 5.15 Company Taxes .........................................   33
     SECTION 5.16 Original Agreement ....................................   33
     SECTION 5.17 Financing Commitments .................................   34

ARTICLE VI

CONDITIONS PRECEDENT
     SECTION 6.1 Conditions to Each Party's Obligation to Effect the
                 Merger .................................................   34
     SECTION 6.2 Conditions of Obligations of CSLC and Sub ..............   34
     SECTION 6.3 Conditions of Obligations of the Company ...............   35

ARTICLE VII

TERMINATION AND AMENDMENT
     SECTION 7.1 Termination ............................................   36
     SECTION 7.2 Effect of Termination ..................................   37
     SECTION 7.3 Amendment ..............................................   38
     SECTION 7.4 Extension; Waiver ......................................   38

ARTICLE VIII

GENERAL PROVISIONS
     SECTION 8.1 Nonsurvival of Representations, Warranties and
                 Agreements .............................................   38
     SECTION 8.2 Notices ................................................   38
     SECTION 8.3 Interpretation .........................................   40
     SECTION 8.4 Counterparts ...........................................   40
     SECTION 8.5 Entire Agreement; No Third Party Beneficiaries .........   40
     SECTION 8.6 Governing Law ..........................................   40
     SECTION 8.7 No Remedy in Certain Circumstances .....................   40
     SECTION 8.8 Assignment .............................................   41
     SECTION 8.9 Gender and Number Classification .......................   41
     SECTION 8.10 Knowledge .............................................   41

                                      (ii)

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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated October 19, 1999 (this "Agreement"), among CAPITAL SENIOR LIVING CORPORATION, a Delaware corporation ("CSLC"); CAPITAL SENIOR LIVING ACQUISITION, LLC, a Delaware limited liability company, all of the outstanding membership interests in which are wholly-owned by CSLC ("Sub"); and ILM II SENIOR LIVING, INC., a Virginia finite-life corporation (the "Company").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, CSLC, Sub, Capital Senior Living Trust I, a grantor trust established under the laws of the State of Delaware and a wholly owned subsidiary of CSLC, and the Company, entered into an Agreement and Plan of Merger dated as of February 7, 1999 (the "Original Agreement");

         WHEREAS, the parties to the Original Agreement desire to amend and restate in their entirety the terms and conditions of the Original Agreement as hereinafter set forth;

         WHEREAS, the respective Boards of Directors of CSLC and the Company have determined that it is fair to and in the best interests of their respective stockholders to consummate the acquisition of the Company by CSLC, by means of a cash out merger of the Company with and into Sub, upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the respective Boards of Directors of CSLC and the Company, and CSLC as sole member of Sub, have approved the Merger and this Agreement and the transactions contemplated hereby;

         WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a purchase of the Company by CSLC, and the Merger shall be reported for federal, state and local income tax purposes as a fully taxable acquisition by CSLC of all of the assets of the Company;

         WHEREAS, CSLC, Sub, and the Company desire to make certain representations, warranties, agreements and covenants in respect of the Merger and also to prescribe various conditions thereto, all as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties, agreements and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, articles of merger (the "Articles of Merger") and a certificate of merger (the "Certificate of Merger"), respectively, shall be duly prepared, executed and acknowledged by the "Surviving Entity" (as defined in Section 1.3) and delivered to the Secretary of the Commonwealth of Virginia (the "Virginia Secretary") and to the Secretary of State of Delaware (the "Delaware Secretary") for filing as provided in the Virginia Stock Corporation Act, as amended (the "Va Act"), and as provided in the Delaware Limited Liability Company Act, as amended (the "DLLCA"), as soon as practicable on or after the "Closing Date" (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Merger with the Virginia Secretary and the Delaware Secretary, respectively, or at such other date and time subsequent thereto as mutually agreed by CSLC and the Company and expressly provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

         SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall occur at 10:00 a.m., Eastern time, on a date to be mutually specified by the parties hereto, which date shall be the first day of the calendar month (provided that if such day is not a business day, then the Closing shall occur on the first business day next following such day but nonetheless shall be deemed to have occurred on the first day of such calendar month) next following the waiver or satisfaction, as applicable, of the last to occur of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Greenberg Traurig, The MetLife Building, 200 Park Avenue, 15th Floor, New York, NY 10166, unless another date, time or place is agreed to by the parties hereto.

         SECTION 1.3 Effects of the Merger. (a) At the Effective Time, the Company shall be merged with and into Sub, and thereupon, the separate corporate existence of the Company shall cease (Sub and the Company being sometimes hereafter referred to as the "Constituent Corporations" and Sub being sometimes hereafter referred to as the "Surviving Entity").

                  (b) At the Effective Time, the effect of the Merger shall be as provided in the Va Act and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, interests, privileges, powers and franchises of the Company and Sub thereupon shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Sub ("Liabilities") thereupon shall become the Liabilities of the Surviving Entity.



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         SECTION 1.4 Organizational Instruments. The Certificate of Formation of
Sub in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity from and after the Effective Time until thereafter duly amended or restated in accordance with applicable law. The Operating Agreement of Sub in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity from and after the Effective Time until thereafter duly amended or restated in accordance with the Certificate of Formation of the Surviving Entity and applicable law.

         SECTION 1.5 Member. The sole member of Sub immediately prior to the Effective Time shall continue as the sole member of the Surviving Entity from and after the Effective Time until thereafter substituted or changed pursuant to the Operating Agreement and the DLLCA.


                                   ARTICLE II

            EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP
             INTERESTS OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                                  CERTIFICATES

         SECTION 2.1 Effect on Capital Stock and Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock or membership interests of the Company, CSLC, or Sub:

                  (a) Membership Interests of Sub. Each membership interest of Sub outstanding immediately prior to the Effective Time and owned by CSLC automatically shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable membership interest of the Surviving Entity.

                  (b) Cancellation of Certain Stock. All shares of common stock, $.01 par value, of the Company (the "Company Common Stock") owned by the Company as treasury stock and all shares of the Company Common Stock owned by CSLC, Sub, or any other Subsidiary of the Company and CSLC, automatically shall be canceled and retired and shall cease to exist and no capital stock or other interests of CSLC, Sub, or any other Subsidiary of CSLC or other consideration (whether consisting of cash or property) shall be delivered in exchange therefor.

                  As used in this Agreement, the word "Subsidiary" means, with respect to any person or entity, any person or entity of which more than 50% of the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions are owned directly, or indirectly through one or more intermediaries, by such person or entity.


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                  (c) Merger Consideration. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.1(b)) shall, at the Effective Time, automatically be converted into the right to receive $13.041483 in cash (the "Merger Consideration"). All such shares of Company Common Stock, when converted as provided in this Section 2.1(c), no longer shall be outstanding and automatically shall be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares of Company Common Stock thereafter shall represent only the right to receive the Merger Consideration. The holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights of beneficial ownership or otherwise with respect to such shares except as otherwise provided in this Agreement or by law and upon the surrender of certificates therefor in accordance with the provisions of Section 2.3 shall only represent the right to receive the Merger Consideration, without any interest thereon.

         SECTION 2.2 Letters of Transmittal. On such date on which the Company Proxy Statement (as defined in Section 3.1(c)) is mailed to holders of the Company Common Stock, the Company shall mail to each such holder on the record date established for such holders entitled to notice of and to vote at the Company Stockholders' Meeting (as defined in Section 3.1(c)), a form of letter of transmittal, and other appropriate materials instructing each such holder on the procedures required to receive the Merger Consideration in respect of each share of Company Common Stock.

         SECTION 2.3 Exchange Procedures (a) Exchange Agent; Exchange Funds. Immediately prior to the Effective Time, CSLC shall deposit (or cause to be deposited) with ChaseMellon Shareholder Services, L.L.C., or such other bank or trust company designated by CSLC and having net capital in excess of $250,000,000 and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article II, the aggregate Merger Consideration payable by CSLC in the Merger to all holders of the Company Common Stock (the "Exchange Funds").

                  (b) Surrender of Certificates. Promptly after the Effective Time, the Exchange Agent shall distribute to each holder of the Company Common Stock, upon surrender to the Exchange Agent of the certificate(s) for cancellation in exchange for the Exchange Funds in accordance with this Article II, the aggregate Merger Consideration to which each such holder is entitled to receive in the Merger. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of the Company Common Stock may be issued to a transferee if certificate(s) representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock


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transfer taxes have been paid. Until surrendered as contemplated by this Section
2.3, each certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Exchange Funds in accordance with this Article II, without any interest thereon.

                  (c) No Further Ownership Rights in the Company Common Stock. All Exchange Funds issued and paid upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares, subject, however, to the Surviving Entity's obligation to pay any dividends and make any other distributions having a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock after the date hereof and otherwise in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificate(s) representing shares of the Company Common Stock are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Exchange Funds. Any portion of the Exchange Funds which remains undistributed to the holders of the Company Common Stock on the first anniversary of the Effective Time shall be delivered to CSLC or the Surviving Entity, upon demand by CSLC, and any holders of the Company Common Stock who have not theretofore surrendered their shares (in accordance with this Article II and the instructions set forth in the letter of transmittal received by such holders) thereafter shall look only to CSLC and the Surviving Entity for payment of the aggregate Merger Consideration to which they are entitled in the Merger.

                  (e) No Liability. Neither CSLC, Sub, nor the Company shall be liable to any holder of Company Common Stock for any cash or property in respect thereof delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

                  (f) Lost or Stolen, etc. Certificates. If any certificate evidencing shares of the Company Common Stock shall have been lost, stolen or destroyed, then in such event, upon the submission of a duly notarized affidavit of that fact by the person claiming such certificate(s) to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond, indemnity or similar surety in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such certificate(s), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration.



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

                  (g) Withholding Taxes. CSLC and Sub shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the Merger Consideration payable to a holder of the Company Common Stock, all withholding and stock transfer taxes, including, without limitation, withholding taxes imposed by the Foreign Investors Real Property Tax Act of 1980. To the extent such amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by CSLC and Sub.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to each of CSLC and Sub as follows:

                  (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a material adverse effect on the properties, assets, financial condition or operations of the Company and its Subsidiaries taken as a whole and/or would prevent or materially impair the consummation by the Company of the Merger and the transactions contemplated thereby and hereby (a "Material Adverse Effect").

                  (b) Capital Structure. The authorized capital stock of the Company consists of 12,500,000 shares of the Company Common Stock, $.01 par value. At the close of business on the date hereof, 5,181,236 shares of the Company Common Stock were issued and outstanding. Except as provided in this Agreement, there are no shares of capital stock of the Company outstanding and there are no options, warrants, calls, rights or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement. All outstanding shares of the Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.



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

                  The authorized capital stock of ILM II Holding, Inc. ("ILM II Holding") consists of 50,000 shares of common stock, $.01 par value ("Holding Common Stock") and 275 shares of Series A Preferred Stock, no par value ("Holding Preferred Stock"). At the close of business on the date hereof, 50,000 shares of Holding Common Stock and 275 shares of Holding Preferred Stock, respectively, were issued and outstanding. All outstanding shares of Holding Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and wholly owned by the Company. All outstanding shares of Holding Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

                  (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the holders of not less than 66-2/3% of the outstanding Company Common Stock (the "Company Stockholder Approval Condition"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval Condition. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval Condition, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material right or benefit under, or the creation or imposition of any lien, pledge, adverse claim, security interest, charge or other encumbrance ("Lien") on or against any assets or properties of the Company or any of its Subsidiaries (any such conflict, violation, default, right of termination, cancellation, acceleration, loss, creation or imposition, hereafter a "Violation"), pursuant to, (i) any provision of the Articles of Incorporation or By-laws or analogous instruments of governance or formation of the Company or any of its Subsidiaries presently in effect, or (ii) any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.1(j)(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or their respective properties or assets, except in the case of this clause (ii), for any such Violation which insofar as reasonably can be foreseen would not have a Material Adverse Effect.



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

                  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other public or governmental authority (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which insofar as reasonably can be foreseen would have a Material Adverse Effect, except for (i) the filing with the Securities and Exchange Commission ("SEC") of a proxy statement (the "Company Proxy Statement") in definitive form on Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the special meeting (the "Company Stockholders' Meeting") of holders of the Company Common Stock to be convened as required by the Va Act and in accordance with the Company's Articles of Incorporation and By-laws to vote upon the adoption and approval of this Agreement and the Merger and the transactions contemplated hereby and thereby, the related Transaction Statement of the Company and CSLC on Schedule 13E-3 (the "Schedule 13E-3"), and such reports and other transaction statements under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) the filing of the Articles of Merger, the Certificate of Merger and such other appropriate documents with the Virginia Secretary and the Delaware Secretary, as applicable, and relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) all applicable filings, if any, with, and submissions of information to, the United States Federal Trade Commission ("FTC") and the United States Department of Justice, Antitrust Division ("DOJ"), pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other filings, authorizations, orders and approvals as may be required and which heretofore have been made or obtained.

                  The Board of Directors of the Company (the "Company Board") has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and has resolved unanimously to recommend that holders of the Company Common Stock approve and adopt this Agreement and the Merger; provided that the Company Board may withdraw, modify or change such recommendation (including in a manner adverse to CSLC) under the circumstances set forth in the second sentence of Section 4.1(e)(ii).

                  (d) SEC Documents. The Company has made available to CSLC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since September 1, 1997 (as such documents have been amended to date, the "Company SEC Documents") which constitute all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as


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

amended (the "Securities Act"), the Exchange Act and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable thereto (other than with respect to the timely filing thereof), and none of the Company SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited or interim statements, as permitted by the SEC's Quarterly Report on Form 10-Q) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since November 30, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, including the Company's obligations under the "Fleet Agreement" (as hereinafter defined), (ii) liabilities incurred in connection with or as a result of this Agreement and the Merger and the transactions contemplated thereby, and (iii) such other liabilities and obligations which, individually or in the aggregate, are de minimis.

                  (e) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or (to the extent permitted by applicable rules of the SEC) incorporated by reference in the Company Proxy Statement and/or the Schedule 13E-3 shall, on the date the same is filed with the SEC in definitive form, on each date on which the Company Proxy Statement is mailed to holders of the Company Common Stock, and on the date of the Company Stockholders' Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement shall, on each date mailed to holders of Company Common Stock in connection with the Company Stockholders' Meeting and at all times thereafter to the Closing Date, comply in all material respects with the provisions of Regulation 14A under the Exchange Act.

                  (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in


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

compliance with the terms of the Company Permits, except where the failure so to comply insofar as reasonably can be foreseen would not have a Material Adverse Effect. Except as disclosed in the Company SEC Documents, the respective businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which do not, and insofar as reasonably can be foreseen would not, have a Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same other than those the outcome of which, insofar as reasonably can be foreseen, would not have a Material Adverse Effect.

                  (g) Litigation. Except as disclosed in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, would insofar as reasonably can be foreseen, have a Material Adverse Effect, nor is there any judgment, decree, writ, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries of the Company having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect.

                  (h) Taxes. (i) The Company and each of its Subsidiaries has filed all material tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf) all taxes required to be paid as shown on such returns, and all such tax returns are complete and accurate in all material respects. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. Since November 30, 1998, neither the Company nor any of its Subsidiaries have incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Internal Revenue Code of 1986, as amended (the "Code"), and neither the Company nor any of its Subsidiaries has incurred any liability for taxes other than in the ordinary course of business. No event has occurred and no condition exists which presents a material risk that any material tax liability described in the preceding sentence will be imposed upon the Company and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of the Company or any of its Subsidiaries has been or are currently being audited by any applicable taxing authority. There are no tax liens on any asset of the Company or its Subsidiaries other than liens for current taxes not past due and payable.

                  For purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") includes all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, windfall profits, ad valorem, stamp, severance, occupation, premium, customs duties, commercial rent, capital stock, paid-up capital, value added, unemployment, disability, alternative or add-on minimum, single business, social security, registration, estimated, environmental, employment, use, real or personal property, withholding, excise and other taxes, imposts, duties or assessments of any nature whatsoever, together with all interest, penalties, charges and additions to tax imposed with respect to such amounts.

                           (ii) The Company (A) for all taxable years commencing
with the tax year which began January 1, 1996 through its most recent taxable year end has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code, has not been subject to
Section 269B(a) of the Code, and has satisfied all requirements to qualify as a REIT for such periods, (B) has operated since its most recent tax year end in such a manner so as to qualify as a REIT for the taxable year ending through the Closing Date, and (C) has not taken (or omitted to take) any action which reasonably would be expected to (1) result in any rents paid by the tenants of the "Senior Housing Facilities" (as such term is defined in the Company SEC Documents) to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code or (2) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company's knowledge, threatened, by or before any Governmental Entity.

                           (iii) ILM II Holding (A) for all taxable years
commencing with the tax year which commenced on January 1, 1996 through its most recent taxable year end has been subject to taxation as a REIT within the meaning of Section 856 of the Code, has not been subject to Section 269B(a) of the Code, and has satisfied all requirements to qualify as a REIT for such periods, (B) has operated since its most recent taxable year end in such manner so as to qualify as a REIT for the taxable year ending through the Closing Date, and (C) has not taken (or omitted to take) any action which reasonably would be expected to (1) result in any rents paid by the tenants of the Senior Housing Facilities to be excluded from the definition of rents from real property under
Section 856(d)(2) of the Code or (2) otherwise result in a challenge by any taxing authority to its status as a REIT, and no such challenge is pending or, to the Company's or ILM II Holding's knowledge, threatened, by or before any Governmental Entity.

                           (iv) Each of the Company and ILM II Holding is a
"domestically-controlled REIT" (as defined in Section 897(4) of the Code).

                  (i) Certain Agreements. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice involving the payment of more than $25,000 per annum, (other than that certain consulting agreement between the Company, ILM Senior Living, Inc., ILM I Lease Corporation, ILM II Lease Corporation and David Carlson, dated October 16, 1997, as amended on August 6, 1998 and September 25, 1998, which is renewable annually by the parties thereto and upon failure to renew or termination, provides for a $100,000 payment to Mr. Carlson) or any union, guild or collective bargaining agreement, (ii) agreement with any executive officer or key employee of the Company or any Subsidiary of the Company the benefits of which are contingent or the terms of which would be materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which would be increased or the vesting of the benefits of which would be accelerated upon consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which would be calculated by reference to any of the transactions contemplated by this Agreement.

                  (j) Benefit Plans. (i) Neither the Company nor any other member of a "Company Controlled Group" (as hereafter defined) maintains, contributes to or participates in, or has any obligation to maintain, contribute to or participate in, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), retirement or deferred compensation plan, incentive compensation plan, consulting agreement, unemployment compensation plan, vacation pay plan, severance plan, retiree medical plan, bonus plan, stock compensation plan or any other type of employee-related arrangement, program, policy, plan or agreement (all of such plans being hereinafter referred to as "Company Benefit Plans"). For purposes of this Section 3.1(j), the term "Company Controlled Group" means the Company and each other corporation or other entity which has at any other time been under common control with the Company pursuant to Sections 414(b),
(c), (m) or (o) of the Code.

                           (ii) With respect to each Company Benefit Plan, (A)
there has been no material violation of any applicable provision of ERISA which could result in a material liability being imposed upon the Company; (B) each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received (or prior to the Effective Time shall have received) a favorable determination letter with respect to such qualification and, to the knowledge of the Company, nothing has occurred (or prior to the Effective Time shall occur) which could reasonably be expected to jeopardize such favorable determination;
(C) neither the Company nor any other member of the Company Controlled Group is subject to any material outstanding liability or obligation relating to any such Company Benefit Plan (other than the obligation to make contributions to, or pay benefits with respect to, any such Company Benefit Plan, such contributions and/or benefits being made or paid no later than the date(s) required by law or the terms of such Company Benefit Plan); and (D) to the knowledge of the Company there are no actual or pending claims or actions (other than claims for benefits in the ordinary course) relating to any such Company Benefit Plan.

                           (iii) There are no unfunded and accrued benefit
obligations for which contributions have not been properly accrued to the extent required by GAAP, on the consolidated financial statements of the Company and its Subsidiaries, which obligations reasonably are likely to have a Material Adverse Effect.

                  (k) Title to and Sufficiency of Assets. The Company directly, or indirectly through a wholly-owned Subsidiary, owns, and as of the Effective Time the Company shall own, valid title to all of its assets constituting the Senior Housing Facilities and personal property which is material to the businesses of the Company and its Subsidiaries taken as a whole, free and clear of any and all Liens, except as set forth in the Company SEC Documents. Such assets include all tangible and intangible real or personal property, contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries.

                  (l) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since November 30, 1998, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen would have, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or its Subsidiaries' capital stock, except for cash dividends in respect of the Company's or its Subsidiaries' taxable income, the declaration and payment of which is necessary to preserve the Company's or its Subsidiaries' REIT status; (iii) any change in the Company's significant accounting policies; or (iv) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect.

                  (m) Opinion of Financial Advisor. The Company has received the written opinion of Cohen & Steers Capital Advisors LLC dated April 17, 2000 a true and complete copy of which has been delivered (but not addressed) to CSLC, to the effect that as of the date of such opinion the Merger Consideration to be paid by CSLC in the Merger is fair to the holders of Company Common Stock, from a financial point of view.

                  (n) Virginia Anti-takeover Statutes Not Applicable. The Company has taken or caused to have been taken (or prior to the Effective Time shall have taken or cause to have been taken) and has done or caused to have been done (or prior to the

Effective Time shall do or cause to have been done) all things necessary to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby and thereby, all "change-in-control," "fair price," "interested stockholder," "business combination," "control share acquisition," "merger moratorium," "voting sterilization" and all other anti-takeover and stockholder protection laws enacted under the Va Act or any other internal laws of the Commonwealth of Virginia (collectively, "State Takeover Laws").

                  (o) Vote Required. The affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

                  (p) Environmental Matters. The operations of the Company and its Subsidiaries are in compliance with all applicable "Environmental Laws" (as defined herein) and all of the Company Permits issued pursuant to Environmental Laws, except where the failure so to comply insofar as reasonably can be foreseen would not have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Company Permits under all applicable Environmental Laws necessary to operate their businesses. Neither the Company nor any of its Subsidiaries have received any written notification from any Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of any the Company Permits issued pursuant to any Environmental Law. There are no investigations of the business, operations or Senior Housing Facilities, pending or, to the Company's or any of its Subsidiaries' knowledge, threatened, by any Governmental Entity which violation, insofar as reasonably can be foreseen, would result in the imposition of material liability on the Company or any of its Subsidiaries (or any successor-in-interest thereto) pursuant to any Environmental Law. There is not located at any of the Senior Housing Facilities any underground storage tanks ("USTs") or asbestos - containing or polychlorinated biphenyls ("PCBs").

                  For purposes of this Agreement, "Environmental Law" means any foreign, Federal, state or local statute, regulation, ordinance or rule of common-law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss.9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et. seq.), the Clean Water Act (33 U.S.C.ss.1251 et. seq.), the Clean Air Act (42 U.S.C.ss.7401 et. seq.), the Toxic Substances Control Act (15 U.S.C.ss. 2601 et. seq.), the Federal Insecticide, Fungicide and Rodenticide Act (17 U.S.C.ss.136 et. seq.), and the Occupational Safety and Health Act (29 U.S.C.ss.651 et. seq.), and the rules and regulations promulgated thereunder.

                  (q) Insurance. The properties, buildings, fixtures, equipment and machinery of the Company and its Subsidiaries are adequately insured by financially sound and reputable insurers in adequate amounts and against such risks and contingencies as are insured against by persons customarily owning, operating and leasing properties, buildings, fixtures, equipment and machinery in substantially the same manner and in the same locations as the Company and its Subsidiaries. All insurance policies of the Company and its Subsidiaries relative to the foregoing are in full force and effect and, to the Company's knowledge, neither the Company nor any of its Subsidiaries is in default of any provision thereof, except for such defaults which insofar as reasonably can be foreseen would not have a Material Adverse Effect.

                  (r) FCPA. Neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any of its or any of its Subsidiaries' directors or officers, has (i) used any Company or such Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from any Company or such Subsidiary funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"); or (iv) made any bribe, rebate, payoff, influence payment, "kickback" or other unlawful payment to any person or entity with respect to any Company or any of its Subsidiaries' matters.

                  (s) Company Affiliate Transactions. Except as disclosed in the Company SEC Documents, from September 1, 1997 to the date hereof, there have been no transactions, agreements or understandings between the Company or any of its Subsidiaries on the one hand, and the Company's or any of its Subsidiaries' affiliates, officers or directors on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

                  (t) Company Internal Controls. The Company maintains accurate books and records reflecting its assets and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is generally permitted only in accordance with management's authorization; (iv) the reported accountability of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of such receivables on a current and timely basis. The books of account, stock records, minute books and other records of the Company and its Subsidiaries are complete and correct in all material respects.

                  (u) Investment Company Act. The Company is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company within the meaning of, or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules and regulations of the SEC thereunder.

                  (v) Articles of Incorporation and Bylaws. The Company heretofore has furnished to CSLC complete and correct copies of the Articles of Incorporation and the Bylaws (or equivalent organizational documents), in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

                  (w) Disclosure. No representation or warranty made by the Company in this Agreement and no statement of the Company contained in the Schedules hereto or in any certificate delivered by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; it being hereby agreed and understood that for purposes of this Section 3.1(w) the term "material" shall be measured by reference to the Company and its Subsidiaries, considered as an entirety.

         SECTION 3.2 Representations and Warranties of CSLC and Sub. CSLC and Sub jointly and severally hereby represent and warrant to the Company as follows:

                  (a) Organization; Standing and Power. Each of CSLC, Sub, and CSLC's other Subsidiaries is a corporation, limited partnership, limited liability company or trust, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a material adverse effect on the properties, assets, financial condition or operations of CSLC and its Subsidiaries, taken as a whole (a "CSLC Material Adverse Effect").

                  (b) Authority. CSLC and Sub have all requisite corporate and limited liability company authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CSLC and Sub have been duly authorized by all necessary corporate and limited liability company action, as applicable, on the part of CSLC and Sub, and the consummation by CSLC and Sub of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate, and limited liability company action, as applicable, on the part of CSLC and Sub. This Agreement has been duly executed and delivered by CSLC and Sub, as applicable, and, this Agreement constitutes the valid and binding obligations of CSLC and Sub, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The execution and delivery of this Agreement does not result in any Violation pursuant to (i) any provision of the Certificate of Incorporation, Certificate of Formation, Operating Agreement, By-laws or analogous instruments of formation or governance of CSLC, Sub, or any of CSLC's Subsidiaries presently in effect or, (ii) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to CSLC or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii), for any such Violation which insofar as reasonably can be foreseen would not have a CSLC Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to CSLC or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation by CSLC or Sub of the transactions contemplated hereby and thereby, the failure to obtain which insofar as reasonably can be foreseen would have a CSLC Material Adverse Effect, except for (i) the filing with the SEC of the
Schedule 13E-3 and such other reports and transaction statements under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) the filing of the Articles of Merger, the Certificate of Merger and such other appropriate documents with the Virginia Secretary and the Delaware Secretary, as applicable, and other relevant authorities of jurisdictions in which CSLC is qualified to do business, (iii) all applicable filings with, and submissions of information to, the FTC and DOJ pursuant to the HSR Act, and (iv) such other filings, authorizations, orders and approvals as may be required and which heretofore have been made or obtained.

                  (c) Information Supplied. None of the information supplied or to be supplied by CSLC or Sub for inclusion or (to the extent permitted by applicable rules of the SEC) incorporated by reference in the Company Proxy Statement and/or the Schedule 13E-3 shall, on the date the same is filed with the SEC in definitive form, on each date on which the Company Proxy Statement is mailed to holders of the Company Common Stock, and on the date of the Company Stockholders' Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (d) Compliance with Applicable Laws. The businesses of CSLC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity which violation, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to CSLC or any of its Subsidiaries is pending or, to the knowledge of CSLC, threatened, nor has any Governmental Entity indicated an intention to conduct the same which investigation or review, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby.

                  (e) Capital Structure. All of the limited liability member interests of Sub have been duly authorized and are validly issued, fully paid and nonassessable and owned by CSLC.

                  (f) Litigation. There is no suit, action or proceeding pending or, to the knowledge of CSLC, threatened against or affecting CSLC or any of its Subsidiaries, which, if determined adversely to CSLC or any of the Subsidiaries and insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby; nor is there any judgment, decree, writ, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSLC or any of its Subsidiaries which judgment, decree, writ, injunction, rule or order, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby.

                  (g) Ownership and Interim Operations of Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Sub is, and at the Effective Time will be directly and wholly owned by CSLC. Sub does not own, and at all times from and after the date hereof and prior to the Effective Time will continue not to own, any asset other than an amount of cash necessary for its due incorporation and good standing and to pay the fees and expenses of the Merger attributable to it if the Merger is consummated.

                  (h) Organizational Instruments. CSLC heretofore has furnished to the Company complete and correct copies of the respective organizational and constituent instruments and documents of CSLC, Sub, and each other Subsidiary of CSLC, in each case as amended or restated to the date hereof. None of CSLC, Sub, or any other

Subsidiary of CSLC is in violation of any provisions of its respective organizational and constituent instruments and documents.

                  (i) Disclosure. No representation or warranty made by any of CSLC or Sub in this Agreement and no statement of any of CSLC or Sub contained in any certificate delivered by any of CSLC or Sub pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; it being hereby agreed and understood that for purposes of this Section 3.2(i), the term "material" shall be measured by reference to CSLC and its Subsidiaries, considered as an entirety.

                  (j) Receipt of Financing Commitment. CSLC has paid for and obtained, and heretofore has provided the Company with true and complete executed copies of, that certain commitment letter of GMAC Commercial Mortgage Corporation ("GMAC") dated April 14, 2000 and addressed to CSLC, pursuant to which GMAC has committed, upon the terms and subject to the conditions specified therein, to provide to CSLC an aggregate sum in cash which, together with funds segregated by CSLC, will be sufficient in amount to pay, in full at the Effective Time, but not later than July 31, 2000, to the holders of Company Common Stock, the Exchange Funds (the "Financing Commitment").

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1 Covenants of the Company CSLC and Sub. During the period from the date of this Agreement and continuing until the Effective Time, to the extent expressly indicated herein, the Company, CSLC and Sub, as applicable, each agrees as to itself and its respective Subsidiaries that (except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that the other party shall consent in writing):

                  (a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Each of the Company, and its Subsidiaries shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve satisfactory relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time; provided, however, that without limiting the generality of the foregoing, the Company and its Subsidiaries shall conduct their business substantially in accordance with the operating budgets heretofore approved and presently in effect for the Senior Housing Facilities and the capital budgets as approved by the Company Board.

                  (b) Dividends; Changes in Stock. The Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries propose to, (i) declare or pay any dividends (whether of cash, stock or other property) on or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of its capital stock, or (iii) redeem, repurchase or otherwise acquire for value, or permit any of its Subsidiaries to redeem, repurchase or otherwise acquire for value, any shares of its capital stock, except in the case of clause (i) above, ordinary cash dividends declared and paid in respect of the Company Common Stock not in excess of 8.5% of the original issue price per share in any calendar year (subject to the Company's reasonable best efforts to maintain reserves therefor consistent with past practices) and as otherwise required to preserve and maintain the Company's status as a REIT through the Effective Time, and except, in the case of clause
(iii) above, in connection with the redemption of the Holding Preferred Stock as contemplated by this Agreement.

                  (c) Issuance of Securities. The Company shall not, nor shall the Company permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of any class or series of its capital stock, any voting debt securities or any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or voting debt securities.

                  (d) Governing Documents. Neither the Company, CSLC, Sub, nor any of the Company's Subsidiaries, shall amend or restate (or propose to amend or restate) its Articles of Incorporation, limited liability company operating agreement, partnership agreement, By-laws or any analogous organizational or constituent instruments, except to the extent necessary to facilitate consummation of the Merger.

                  (e) No Solicitation. (i) Until the termination of this Agreement in accordance with Article VII hereof, the Company and its Subsidiaries shall not, directly or indirectly, and the Company shall use its best efforts to ensure that the respective officers, directors and employees of the Company and its Subsidiaries, and its best efforts to ensure that any investment banker, financial advisor, attorney, accountant, broker or other representative or agent retained by or authorized to act on behalf of it or any of its Subsidiaries shall not, directly or indirectly (A) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance) the submission or receipt of any "Acquisition Proposal" (as defined below) or (B) participate or engage in negotiations or discussions, disclose any material non- public information relating to the Company or any of its Subsidiaries, or afford access to the properties, books or records of the Company or any of its Subsidiaries, in connection with any Acquisition Proposal (or propose or agree to do any of the foregoing); provided that if the Company Board determines, based upon the advice of outside legal counsel, that the failure to engage in such negotiations or discussions, furnish or disclose such information or afford such access would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company, in response to an Acquisition Proposal, may furnish and disclose such material non-public information and afford such access with respect to the Company and its Subsidiaries and may fully participate in discussions and negotiations regarding such Acquisition Proposal and conduct all such due diligence and do all acts and things and incur all such expenses necessary to become deliberately and fully informed as to the nature, material terms and likelihood of consummation of the Acquisition Proposal; provided, further, however, that, in connection therewith, the Company and the potential acquiring party shall enter into a customary confidentiality and "standstill" agreement of not less than two years' duration and such agreement otherwise shall be no less restrictive in tenor or scope than that certain Letter Agreement dated March 9, 1998, among the Company, CSLC and the other parties signatory thereto (the "CSLC Letter Agreement").

                  For purposes of this Section 4.1(e), "Acquisition Proposal" means any inquiry, expression of interest, letter of intent, memorandum of understanding, term sheet, offer or proposal from any person or entity (including any "group" within the meaning of Rule 13d-5 under the Exchange Act) relating to any direct or indirect acquisition, lease, sale or other similar transaction (whether in a single transaction or series of related transactions) of 20% or more of the consolidated assets of the Company or 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer which, if consummated, would result in any person or entity (including any "group" referred to above) beneficially owning 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, and any merger, consolidation, business combination, sale or other transfer of assets substantially as an entirety, recapitalization, exchange, liquidation, dissolution, divestiture, reorganization or other extraordinary corporate transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Merger.

                  Anything to the contrary in this Section 4.1(e) notwithstanding, nothing contained in this Section 4.1(e) shall prohibit the Company or the Company Board from taking and disclosing to the holders of Company Common Stock pursuant to Rules 14d-9 and 14e-2(a) and Regulations 14A and 14C under the Exchange Act, a position with respect to a tender or exchange offer or solicitation of proxies conducted by a third party or from making such disclosure to holders of the Company Common Stock, or otherwise, as may be required by applicable law (including, without limitation, requirements of the Exchange Act and the regulations promulgated thereunder, the regulations of any national securities exchange registered pursuant to Section 6 of the Exchange Act or U.S. inter-dealer quotation system of a registered national securities association, or Sections 13.1-770 through and including 13.1-775 of the Va Act); provided that neither the Company nor the Company Board (or any special or other committee thereof) shall, except as set forth in Sections 4.1(e)(ii) or 5.3, withdraw, modify or change (or propose to withdraw, modify or change) its recommendation of approval of this Agreement and the Merger or approve or recommend (or propose to approve or recommend) an Acquisition Proposal.

                           (ii) Except as provided in the next sentence of this
Section 4.1(e)(ii) and in Section 5.3, neither the Company nor the Company Board (or any special or other committee thereof) shall (A) withdraw, modify or change (or propose to withdraw, modify or change) in a manner adverse to CSLC, the recommendation by the Company Board (or any such committee) of the approval of this Agreement and the Merger, (B) approve or recommend (or propose to approve or recommend) an Acquisition Proposal, or (C) cause the Company to enter into a definitive agreement with respect to an Acquisition Proposal. Notwithstanding the immediately preceding sentence, if the Company Board determines, based upon the advice of outside legal counsel, that the failure to take any of the actions contemplated by the immediately preceding sentence would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company Board may withdraw, modify or change its recommendation of approval of this Agreement and the Merger, affirmatively approve or recommend a "Superior Proposal" (as defined below), or cause the Company to enter into an agreement with respect to a Superior Proposal; provided, that, in the case of approving, recommending or causing the Company to enter into an agreement with respect to a Superior Proposal, such approval, recommendation or execution and delivery shall occur not earlier than the seventh day next following CSLC's receipt of written notice (by facsimile) advising CSLC that the Company Board has received a Superior Proposal, specifying the material terms and conditions thereof (including, without limitation, the price, structure, tax and accounting treatment, financing requirements (if any), requisite regulatory consents and approvals (if any) and the anticipated timing of receipt of such approvals and, if then known, the approximate anticipated date of consummation thereof) and identifying the person(s) making such Superior Proposal.

                           For purposes of this Agreement, a "Superior Proposal"
means any written Acquisition Proposal to acquire, directly or indirectly (whether in a single transaction or series of related transactions), for consideration consisting of cash, securities and/or other property, 50% or more of the Company Common Stock then outstanding or 50% or more of the consolidated assets of the Company, upon terms and subject to conditions which the Company Board determines in its good faith judgment (based upon the advice of an investment banking firm of nationally recognized reputation) to be more favorable from a financial point of view to the holders of the Company Common Stock than the Merger, and in respect of which external financing, if required to be obtained by the acquiring person or entity, either then is fully committed

(pursuant to a customary commitment letter) or, in the good faith judgment of the Company Board (based upon the advice of said investment banking firm), obtainable by the acquiring person or entity based upon the creditworthiness of such person or entity.

                           (iii) In addition to the obligations of the Company
set forth in Sections 4.1(e)(i) and (ii), the Company shall notify CSLC in writing (by facsimile) within three days of the Company's receipt of any request for information or of the receipt of any Acquisition Proposal, or any communication with respect to (or which reasonably would be expected to result in) an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or communication (to the same extent set forth parenthetically in the proviso to the second sentence of Section 4.1(e)(ii)). The Company shall inform CSLC of the status and details of (including amendments or proposed amendments to) any such request, Acquisition Proposal or communication. In addition, the Company promptly shall provide to CSLC any due diligence information in respect of the Company furnished to the party making the Acquisition Proposal.

                           (iv) In the event that the Company releases any third
party from its obligations under any standstill agreement or arrangement relating to an Acquisition Proposal or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its Subsidiaries, the Company shall simultaneously release CSLC from its obligations and restrictions under the CSLC Letter Agreement.

                  (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, limited liability entity, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

                  (g) No Dispositions. The Company shall not, nor shall the Company permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material to the Company and its Subsidiaries taken as a whole.

                  (h) Indebtedness. Other than the indebtedness and the transactions contemplated by that certain Term Loan Agreement dated September 29, 1998, between the Company, ILM II Holding, ILM II Lease Corporation ("ILM II Lease Co") and Fleet National Bank (the "Fleet Agreement"), a true and complete copy of which agreement has been made available to CSLC for inspection, the Company shall not, nor shall the

Company permit any of its Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money.

                  (i) Other Actions. Neither the Company, CSLC, or Sub shall, nor shall the Company, CSLC, or Sub permit any of its Subsidiaries to, take any action that would or reasonably would be likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited) or any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

                  (j) Advice of Changes; SEC Filings. Each of the Company and CSLC shall confer on a regular basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect or a CSLC Material Adverse Effect. Each of the Company and CSLC promptly shall provide the other with true and complete copies of all filings made by it with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                  (k) Certain Other Actions.

                           (i) The Company shall, and shall cause each of its
Subsidiaries to, duly and timely file all reports, Federal, state and local tax returns and other documents required to be filed with Federal, state, local and other authorities, subject to extensions permitted by applicable law; provided that, in the case of the Company and ILM II Holding, such extensions do not adversely affect the status of the Company or ILM II Holding as a qualified REIT under the Code.

                           (ii) The Company shall not and the Company shall
cause its Subsidiaries not to, make or rescind any express or deemed election relative to taxes (unless, in the case of the Company or ILM II Holding, it is required by law or necessary to preserve the status of the Company or ILM II Holding as a REIT for Federal income tax purposes).

                           (iii) The Company shall promptly notify CSLC of any
action, suit, proceeding, claim or audit pending against or with respect to such party or its Subsidiaries in respect of any Federal, state or local taxes where there is a reasonable probability of a determination or decision by a relevant authority which would materially increase the tax liabilities of such party, and the Company shall not change any of the tax elections, accounting methods, conventions or principles which relate to it or its Subsidiaries that insofar as reasonably could be foreseen would materially increase such party's liabilities.

                           (iv) The Company shall, and shall cause ILM II
Holding to, take (or refrain from taking, as applicable) such action(s) as are necessary to maintain the status of each of the Company and ILM II Holding as a REIT for Federal income tax purposes, through the Closing Date.

                  (l) Facilities Lease Agreement. Immediately prior to the Effective Time, the Company shall cause that certain Facilities Lease Agreement, dated September 1, 1995 (the "Lease Agreement"), between ILM II Holding and ILM II Lease Co. to be terminated without any cost or expense to any of the Company, ILM II Holding, CSLC, Sub or the Surviving Entity. From the date hereof, through and including the date of termination of the Lease Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, amend the Lease Agreement or waive the performance by ILM II Lease Co. of any of its duties or obligations under the Lease Agreement.

                  (m) Fleet Agreement. From the date hereof through and including the Effective Time, neither the Company nor any of its Subsidiaries shall draw down or borrow any monies pursuant to the Fleet Agreement for any purpose other than the reimbursement of expenses incurred by the Company or its Subsidiaries in respect of the construction of expansions on the existing Senior Housing Facilities.

                  (n) Contribution and Liquidation. All assets and properties owned, leased and operated by ILM II Holding and all receivables due to ILM II Holding from any person or entity, in each case shall be transferred, contributed and assigned to the Company, and immediately prior to the Merger, ILM II Holding shall be liquidated or merged with and into the Company in a transaction pursuant to Section 332 of the Code, and as a result of such merger or liquidation, the separate corporate existence of ILM II Holding shall have been terminated and the Company thereupon shall own all of the assets of ILM II Holding.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1 Preparation of the Company Proxy Statement and the Schedule 13E-3. CSLC and the Company shall cooperate to mutually prepare, file with the SEC and have reviewed and "cleared" by the SEC, as promptly as reasonably practicable after the date hereof, the Company Proxy Statement and the Schedule 13E-3 (including all exhibits, annexes and schedules thereto).

         SECTION 5.2 Access to Information. Upon reasonable notice, the Company and CSLC each shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other agents and representatives of the other, access, during normal business hours during the period from the date hereof until the Effective

Time, to all of its properties, books, contracts, commitments and records (including, without limitation, using its best efforts to afford access to, the audit work papers of the independent auditor of each of the Company and CSLC) and, during such period, the Company and CSLC each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Securities Act, the Exchange Act and the Trust Indenture Act and (b) all other information concerning its business, properties and personnel as such other party reasonably may request. Each of the Company and CSLC shall waive any accountant/client privilege that may exist, and take all other necessary action, to ensure the delivery by the independent auditor of the Company and CSLC of audit work papers to the party requesting such information. Unless otherwise required by law, the parties shall hold all such information which is non-public or otherwise proprietary in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party. In the event of termination of this Agreement for any reason, each party promptly shall return all non-public and proprietary information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents, to such other party.

         SECTION 5.3 Stockholder's Meeting. The Company shall duly notice and convene as promptly as practicable after the date hereof the Company Stockholders' Meeting for the purpose of voting upon the adoption of this Agreement and the Merger (and the transactions contemplated hereby and thereby). The Company (through the Company Board) shall recommend to the holders of Company Common Stock the approval and adoption of all such matters; and shall use its best efforts to solicit and, if necessary, resolicit the vote of the holders of not less than 66-2/3% of the Company Common Stock in favor of adoption of this Agreement and the Merger (including, if necessary, adjourning or postponing, and subsequently reconvening, the Company Stockholders' Meeting for the purpose of obtaining such votes and engaging proxy solicitation firms and other "street" professionals); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company Board may withdraw, modify or change such recommendation (including in a manner adverse to CSLC) under the circumstances set forth in the second sentence of Section 4.1(e)(ii) without any liability or obligation to CSLC (except as set forth in Section 5.6(b)).

         The Company may, if it withdraws, modifies or changes its recommendation under the circumstances set forth in the second sentence of
Section 4.1(e)(ii), delay the filings or mailing, as the case may be, of the Company Proxy Statement or the convening of the Company Stockholders' Meeting, in each case to the extent necessary to revise the Company Proxy Statement to reflect such withdrawal, modification or change and to provide the minimum notice thereof required under applicable law or the Company's Articles of Incorporation or By-laws.

         SECTION 5.4 Consents and Approvals. Each of the Company and CSLC shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information in connection with approvals of or filings with any Governmental Entity) and shall cooperate with and furnish information to each other in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with the Merger. Each of the Company and CSLC shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with the other in obtaining) each consent, authorization, order or approval of, and each exemption by, each Governmental Entity and other person or entity, required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with this Agreement and the Merger or the taking of any action contemplated hereby or thereby.

         SECTION 5.5 Intentionally omitted

         SECTION 5.6 Expenses; Liquidated Damages. (a) Except as hereinafter provided in this Section 5.6, all fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement (including all instruments and agreements prepared and delivered in connection herewith), the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated or abandoned.

                  (b) Provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, the Company shall pay or cause to be paid to CSLC all of "CSLC's Expenses" (as hereinafter defined) if this Agreement shall be terminated pursuant to Section 7.1(e).

                  Provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, if this Agreement shall be terminated pursuant to Sections 7.1(f) or 7.1(g), then the Company shall pay (or cause to be paid) to CSLC by wire transfer of same day funds to an account designated in writing by CSLC to the Company a termination fee in the amount of $1,858,200, together with CSLC's Expenses, which fee and expenses shall be payable by the Company not later than the third business day next following the date of termination of this Agreement pursuant to either
Section 7.1(f) or 7.1(g).

                  In addition, provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, if this Agreement shall be terminated pursuant to Section 7.1(b)(i) due to a material breach by the Company of Section 4.1(e) (and not in respect of any other material breach by the

Company of any other provision of this Agreement) and prior to the expiration of the 16-month period next following the date of such termination, a "Third Party Acquisition" (as hereinafter defined) is consummated, then the Company shall pay or cause to be paid to CSLC by wire transfer of same day funds to an account designated in writing by CSLC to the Company, a termination fee in the amount of $1,858,200, together with CSLC's Expenses which fee and expenses shall be payable by the Company on the date of consummation of such Third Party Acquisition (if and only if such Third Party Acquisition shall be consummated prior to the expiration of the 16-month period next following the date of such termination).

                  It is expressly agreed that the amounts to be paid pursuant to this Section 5.6(b) and Section 5.6(e) constitute liquidated damages negotiated at arm's-length and do not constitute, and are not intended by the parties to operate as, a penalty.

                  (c) Intentionally Omitted.

                  (d) The Company shall promptly pay or cause to be promptly paid (not later than 10 days after submission of reasonably itemized invoices or other reasonable documentary evidence therefor) by wire transfer of same day funds to CSLC, CSLC's Expenses if this Agreement shall be terminated under any of the circumstances set forth in this Section 5.6(b).

                  (e) Subject to the provisions of Sections 7.1(d) and 7.1(e) and provided that the Company is not then in material breach of any of its representations, warranties or agreements under this Agreement, the conditions set forth in Sections 6.1 and 6.2 have been satisfied or (to the extent waiveable under applicable law) waived, and this Agreement has not been terminated by CSLC or Sub pursuant to Section 7.1 (i)(i), if the Merger and the transactions contemplated by this Agreement shall not, for any reason, be consummated by CSLC and Sub, then CSLC and Sub shall pay (or cause to be paid) to the Company by wire transfer of same day funds to an account designated in writing by Company to CSLC, a termination fee in the amount of $1,540,000 not later than the third business day next following the termination of this Agreement pursuant to Section 7.1(h).

                  (f) For purposes of this Section 5.6, (i) "Third Party Acquisition" means the occurrence of any of the following events: (A) the acquisition of the Company by means of merger, business combination or otherwise by any person or entity (including any "group" within the meaning of Rule 13d-5 under the Exchange Act) other than CSLC, Sub, or any Subsidiary or affiliate thereof ("Third Party"), (B) the transfer, lease, sale or other similar disposition to or acquisition by a Third Party of 20% or more of the consolidated assets of the Company, or (C) the transfer to or acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock; and (ii) "CSLC's Expenses" means fees and out-of-pocket expenses reasonably and actually incurred and paid by or on behalf of CSLC in connection with this Agreement, the Merger and the consummation of the transactions contemplated hereby or thereby, including all financing commitment fees and expenses, reasonable fees and expenses of outside legal counsel, accountants, experts, financial advisors and consultants to CSLC, in an aggregate amount not to exceed $2,000,000.

         SECTION 5.7 Brokers or Finders. Each of CSLC and the Company covenants as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to receive any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Schroder & Co. Inc. and Cohen & Steers, Inc., whose fees and expenses shall be fully paid for by the Company in accordance with the Company's agreement with such firms (true and complete copies of which have been delivered by the Company to CSLC), and Lehman Brothers, whose fees and expenses shall be fully paid for by CSLC in accordance with CSLC's agreement with such firm (true and complete copies of which have been delivered by CSLC to the Company). Each of CSLC and the Company hereby agrees to indemnify and hold harmless the other from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         SECTION 5.8 CSLC Advisory Board . Prior to the Effective Time, CSLC shall have taken all requisite corporate action (i) to authorize the creation of and to establish an advisory board (the " CSLC Advisory Board"), the members of whom, from time to time after the Effective Time, shall be invited to attend, but not to vote at, meetings of the CSLC Board of Directors (at the pleasure and discretion of such Board) and (ii) to cause three nominees designated by the Company (as set forth in that certain Letter Agreement dated February 7, 1999, as amended on the date hereof, between CSLC and the Company) to serve as members of the CSLC Advisory Board, for an initial term commencing at the Effective Time and expiring on the third anniversary thereof, until their successors are duly appointed by the CSLC Board of Directors. Each member of the Advisory Board shall receive a $7,000 annual retainer fee for membership on the Advisory Board and a fee of $200 for attendance or participation at each meeting of the Advisory Board and shall be entitled to participate in the same stock option and similar programs made available by CSLC to CSLC's directors (provided that each member of the Advisory Board otherwise satisfies the eligibility requirements thereof).

         SECTION 5.9 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, CSLC and the Surviving Entity shall, indemnify, defend and hold harmless each person who is now, or at any time prior to the date hereof has been or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") from and against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not unreasonably be withheld) of or in connection with any claim, action, suit, proceeding, case or investigation ("Action") based in whole or in part on or arising in whole or in part out of or in connection with the fact that such person is or was a director, officer or employee of the Company or any Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities") and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of or in connection with this Agreement, the Merger or any of the transactions contemplated hereby or thereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors, officers and employees, as the case may be and CSLC and the Surviving Entity, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law upon receipt of any undertaking contemplated by applicable law. Without limiting the foregoing, if any such claim, action, suit, proceeding or investigation is commenced or instituted against any Indemnified Party (whether arising before or after the Effective
Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or satisfactory to them and CSLC and the Surviving Entity after the Effective Time); (ii) the Company (or after the Effective Time, CSLC and the Surviving Entity) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as reasonably itemized statements therefor are received; and (iii) the Company (or after the Effective Time, CSLC and the Surviving Entity) shall use best efforts to assist in the vigorous defense of any such matter, provided that neither the Company, CSLC nor the Surviving Entity shall be liable for any settlement of any claim effected without its written consent (which consent shall not unreasonably be withheld). Any Indemnified Party electing to claim indemnification under this Section 5.9, upon learning of any such Action, shall promptly notify the Company, CSLC or the Surviving Entity of such election (but the failure so to notify the Company shall not relieve it from any liability which it may have under this Section 5.9, except to the extent such failure materially prejudices it or if it otherwise forfeits substantive rights and defenses as a result of such failure), and shall deliver to the Company (or after the Effective Time, to CSLC and the Surviving Entity) the undertaking contemplated by applicable law. The Indemnified Parties as a group may retain only one firm of legal counsel to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in respect of any significant issue between the positions of any two or more Indemnified Parties.

                  (b) For a period of seven years after the Effective Time, CSLC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that CSLC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available on commercially reasonable terms; provided, however, that CSLC shall not be obligated to incur in excess of $400,000 in the aggregate under this
Section 5.9(b).

                  (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

         SECTION 5.10 Proposed Simultaneous Acquisition.

                  (a) The Company hereby acknowledges that it has been advised by CSLC that CSLC, substantially simultaneously with the execution and delivery of this Agreement, is entering into an Agreement and Plan of Merger (the "ILM Merger Agreement") of even date herewith, among CSLC, Sub, and ILM Senior Living, Inc. ("ILM"), pursuant to which, upon the terms and subject to the conditions thereof, ILM will merge with and into Sub and Sub will be the surviving corporation in such merger (the "ILM Merger").

                  (b) CSLC, the Company and Sub hereby acknowledge and agree that it shall not be a condition to the respective obligations of any party to this Agreement to effect the Merger (and the transactions contemplated thereby) that the ILM Merger Agreement shall have been approved by the stockholders of ILM or CSLC, as applicable, or that the ILM Merger (and the transactions contemplated thereby) shall have been consummated.

                  (c) Notwithstanding anything to the contrary contained herein, the Company shall cooperate with all reasonable requests of CSLC to coordinate the timing of the Company Stockholders' Meeting and the meeting of stockholders required in respect of the ILM Merger; provided, however, that the Company shall not be required to agree to any material delay of the Company Stockholders' Meeting for any reason relating to the timing of the ILM stockholders meeting or any other matters related to the ILM Merger. The Company and CSLC shall cooperate and promptly provide each other with all financial and other data regarding the Company and CSLC as reasonably may be requested and required in connection with the preparation of any proxy statement and Transaction Statement on Schedule 13E-3 relating to the ILM Merger.

                  (d) (i) If this Agreement is terminated and the ILM Merger has been consummated, the Company covenants and agrees to sell, transfer and convey, or cause to be sold, transferred and conveyed, all of its or its Subsidiary's right, title and interest in that certain property owned 25% in fee by ILM II Holding and situated in Santa Barbara, California (the "Santa Barbara Property") to the surviving entity (or its designee) in the ILM Merger. The purchase price to be paid for the Santa Barbara Property shall be the appraised value of the Santa Barbara Property (as hereinafter defined) multiplied by the percentage ownership of the Santa Barbara Property held by the Company or its Subsidiary.

                  (ii) The closing of the sale of the Santa Barbara Property shall occur at such time and place as shall be mutually agreed upon by the parties; but in no event later than 90 days subsequent to the consummation of the ILM Merger. At such closing, upon receipt of the purchase price for the Santa Barbara Property, the Company shall, or shall cause, the Santa Barbara Property to be conveyed, free and clear of all liens, claims and encumbrances, pursuant to customary documentation.

                  (iii) For purposes of this Section 5.10(d), the "appraised value of the Santa Barbara Property" shall mean the fair market value of the Santa Barbara Property as determined by the appraisal process set forth herein. The Company and CSLC shall each appoint one independent nationally recognized asset appraisal firm within 15 days of consummation of the ILM Merger. If one party fails to appoint an appraiser within such 15-day period, the appraiser appointed by the other party shall determine the fair market value of the Santa Barbara Property. If the two appraisers fail to agree upon the fair market value of such property within 60 days of their appointment and the difference between the appraisals is 10% or less of the amount of the higher appraisal, then the appraisals shall be averaged and that average shall be the fair market value of the Santa Barbara Property. If the difference between the appraisals is greater than 10% of the higher appraisal, such two appraisers shall then mutually appoint a third independent nationally recognized asset appraisal firm and the amount designated by such mutually selected appraiser shall be the fair market value of the Santa Barbara Property.

         SECTION 5.11 Additional Agreements; Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, CSLC and Sub agrees to use its best efforts to take (or cause to be taken or cause to be done), all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the receipt of the Company Stockholder Approval Condition, including, without limitation, cooperating fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any Governmental Entity approval. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall promptly take all such necessary action.

         SECTION 5.12 Conveyance Taxes. CSLC and the Company shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any conveyance taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed prior to the Effective Time.

         SECTION 5.13 Public Announcements. The Company and CSLC shall consult with each other prior to issuing any press release or making any public statement or announcement (whether or not jointly made) with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable regulations of any national securities exchange registered pursuant to Section 6 of the Exchange Act or U.S. inter-dealer quotation system of a registered national securities association, the Company or CSLC, as the case may be, shall not issue any such press release or make any such public statement or announcement prior to such consultation.

         SECTION 5.14 Notification of Certain Matters. The Company shall give prompt notice to CSLC and Sub, and CSLC and Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty given by them and contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, CSLC, or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default (or an event which with notice, lapse of time or both, would become a default) received by it or any of its Subsidiaries subsequent to the date hereof and prior to the Effective Time, under any material agreement or instrument, (iv) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect or CSLC Material Adverse Effect (other than changes resulting from general economic conditions or conditions relating generally to the senior living industry) shall have occurred or reasonably be likely to occur; provided, however that the delivery of any notice pursuant to this
Section 5.14 shall not cure any breach or noncompliance under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.15 Company Taxes. The actual distributions from the Company to its shareholders following its most recent taxable year end through the Closing Date plus its deemed liquidating distribution of the Company resulting from the Merger for federal income tax purposes will eliminate its "REIT taxable income" (as that term is defined in Section 857(b)(2)) from its most recent taxable year end through the Closing Date, including, without limitation, gain from the deemed sale of assets by the Company to CSLC for federal income tax purposes.

         SECTION 5.16 Original Agreement. As of the date hereof, this Agreement amends and restates the Original Agreement in its entirety.

         SECTION 5.17 Intentionally Omitted.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the affirmative vote of the holders of not less than 66-2/3% of the outstanding Company Common Stock.

                  (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity the failure to obtain which insofar as reasonably can be foreseen would have a Material Adverse Effect or a CSLC Material Adverse Effect, shall have been duly and timely filed and obtained and all applicable waiting periods, if any, pursuant to the HSR Act shall have expired or been early terminated.

                  (c) The Company Proxy Statement on Schedule 14A and the
Schedule 13E-3 shall be filed in definitive form with the SEC and shall not be the subject of any stop order or similar proceeding.

                  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other similar order issued by any court of competent jurisdiction or Governmental Entity preventing, materially delaying or impairing consummation of the Merger shall be in effect.

                  (e) Redemption of Holding Preferred Stock. All shares of Holding Preferred Stock shall have been redeemed at a price per share not to exceed the stated liquidation preference thereof, together with all unpaid dividends thereon accrued through the date next preceding the Closing Date.

                  (f) State Takeover Laws. Consummation of the transactions contemplated by this Agreement and the Merger shall not be subject to the provisions of any State Takeover Laws.

         SECTION 6.2 Conditions of Obligations of CSLC and Sub. The obligations of CSLC and Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by CSLC and Sub (to the extent waiveable under applicable law):

                  (a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time and
(ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.2(a), shall have to be true and correct in all respects), and CSLC shall have received a certificate signed on behalf of the Company by its chief executive officer or the chief financial officer to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CSLC shall have received a certificate signed on behalf of the Company by its chief executive officer or chief financial officer to such effect.

                  (c) Consents. The Company shall have obtained the consent or approval of each person or entity whose consent or approval shall be required to permit the succession by the Surviving Entity to any obligation, right or interest of the Company or any Subsidiary of the Company under any agreement or instrument, except for those the failure of which so to obtain would not in the reasonable opinion of CSLC have a Material Adverse Effect or upon consummation of the transactions contemplated by the Agreement and the Merger, a CSLC Material Adverse Effect.

                  (d) Nonforeign Status. The Company shall have delivered a certificate of Non-Foreign Status which meets the requirements of Treasury Regulation Section 1.1445-2, duly executed and acknowledged, certifying that the Company is not a foreign person for United States income tax purposes.

                  (e) Domestically Controlled Status Certificate. The Company shall have delivered a certificate certifying that the Company is a domestically controlled REIT within the meaning of Section 897(h)(4)(B).

         SECTION 6.3 Conditions of Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by the Company (to the extent waiveable under applicable law):

                  (a) Representations and Warranties. The representations and warranties of CSLC and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time and (ii) that, by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.3 (a), shall have to be true and correct in all respects) and the Company shall have received a certificate signed on behalf of CSLC by its chief executive officer or the chief financial officer to such effect.

                  (b) Performance of Obligations of CSLC and Sub. CSLC and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of CSLC by its chief executive officer or chief financial officer to such effect.

                  (c) Consents. CSLC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a CSLC Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby.

                  (d) Payment of Exchange Funds. CSLC shall have received the proceeds of the Financing Commitment, or otherwise shall have obtained and segregated for payment to the Company sufficient cash funds, to pay in full at the Effective Time to the holders of the Company Common Stock, the Exchange Funds.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of CSLC Common Stock:

                  (a) by the mutual written consent of CSLC and the Company;

                  (b) by (i) CSLC, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which has not been cured within 20 business days next following receipt by the Company of notice of such breach, or (ii) the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of CSLC or Sub set forth in this Agreement which has not been cured within 20 business days next following receipt by CSLC of notice of such breach;

                  (c) by either CSLC or the Company if any permanent injunction or other order of a court, Governmental Entity or other competent authority preventing consummation of the Merger shall have been issued;


                  (d) by either CSLC or the Company if the Merger shall not have been consummated at or prior to 5:00 p.m., Eastern time, on September 30, 2000;

                  (e) by CSLC or the Company, if the Company Stockholder Approval Condition shall not have been satisfied by September 29, 2000.

                  (f) by CSLC or Sub if (i) the Company Board (or any special or other committee thereof) shall have withdrawn, modified or changed in a manner adverse to CSLC its recommendation of approval (by the holders of Company Common Stock) of this Agreement or the Merger, or shall have approved or recommended (to the holders of Company Common Stock) a Superior Proposal or (ii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

                  (g) by the Company, upon entering into a definitive agreement in respect of a Superior Proposal pursuant to Section 4.1(e) hereof; provided that the Company has complied with all provisions of Section 4.1(e), including the notice provisions thereof, and satisfies its payment obligations as provided in Section 5.6;

                  (h) by the Company if the Merger and the transactions contemplated by this Agreement shall not, for any reason, be consummated by CSLC and Sub; provided that the Company is not then in material breach of any of its representations, warranties or agreements under this Agreement, the conditions set forth in Sections 6.1 and 6.2 have been satisfied or (to the extent waiveable under applicable law) waived, and this Agreement has not been terminated by CSLC or Sub pursuant to Section 7.1(i)(i); or

                  (i) (i) by CSLC or Sub if there shall have occurred or there shall exist any events, changes, set of circumstances or conditions having or which reasonably could be likely to have a Material Adverse Effect or (ii) the Company, if there shall have occurred or there shall exist any events, changes, set of circumstances or conditions having or which reasonably could be likely to have a CSLC Material Adverse Effect.

         SECTION 7.2 Effect of Termination. If this Agreement is terminated either by the Company or CSLC as provided in Section 7.1, this Agreement forthwith shall become null and void and there shall be no liability or obligation on the part of CSLC, Sub, or the Company, or any of their respective officers or directors, except (a) with respect to the last sentence of Section 5.2, and Sections 5.6, 5.7 and 5.9 and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, except as provided in Section 8.7.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of CSLC Common Stock, but, after any such approval, no amendment shall be made which by law requires further approval by such holders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II and Sections 5.6, 5.7, 5.9, 5.10 and 5.11, the last sentence of Section 7.3 and this Article VIII in its entirety which shall survive termination indefinitely.

         SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

                  (a)      if to CSLC or Sub, to:
                           Capital Senior Living Corporation
                           237 Park Avenue, 21st Floor
                           New York, New York
                           (212) 551-1770 (telephone)
                           (212) 551-1774 (facsimile)

                           Attention:  Lawrence A. Cohen,
                           Vice Chairman and Chief Executive Officer,

                           with copies (which shall not constitute
                           notice pursuant to this Section 8.2) to:

                           Capital Senior Living Corporation
                           14160 Dallas Parkway
                           Suite 300
                           Dallas, Texas  75240
                           (972) 770-5600 (telephone)
                           (972) 661-5403 (facsimile)

                           Attention: James A. Stroud, Chairman of the Company


                                            - and -


                           Jenkens & Gilchrist, P.C.
                           1445 Ross Avenue, Suite 2900
                           Dallas, Texas  75202
                           (214) 855-4500 (telephone)
                           (214) 855-4300 (facsimile)

                           Attention:  Winston W. Walp, II, Esq.


                                            - and -


                  (b)      if to the Company, to:
                           ILM II Senior Living, Inc.
                           28 State Street, Suite 1100
                           Boston, Massachusetts  02109
                           (617) 573-5035 (telephone)
                           (617) 573-5036 (facsimile)
                           Attention:  J. William Sharman,
                                       Chairman and Chief Executive Officer,

                           with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

                           Greenberg Traurig
                           The MetLife Building
                           200 Park Avenue, 15th Floor
                           New York, New York  10166
                           (212) 801-9200 (telephone)
                           (212) 801-6400 (facsimile)
                           http://www.neimethc@gtlaw.com (electronic mail)

                           Attention:  Clifford E. Neimeth, Esq.

         SECTION 8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 19, 1999.

         SECTION 8.4 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all of the parties hereto and delivered to the other parties; it being hereby understood that all parties need not sign the same counterpart.

         SECTION 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein), the Management Agreement between ILM II Lease Co. and Capital Senior Management 2, Inc. and Capital Senior Living Inc., and the CSLC Letter Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, applicable to contracts executed and performed entirely in such jurisdiction.

         SECTION 8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court, or Governmental Entity or other competent authority hold any provision of this Agreement or portion hereof to be null, void or unenforceable, or order or direct any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including, without limitation, limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or portion hereof as a result of such holding or order.

         SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to CSLC or to any direct or indirect wholly-owned Subsidiary of CSLC; provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         SECTION 8.9 Gender and Number Classification. All words used herein, irrespective of the number and gender specifically used, shall be deemed and construed to include or mean any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         SECTION 8.10 Knowledge. For purposes of this Agreement, "knowledge" "to its knowledge", or analogous expressions, when used with reference to the Company, CSLC and/or any of their respective Subsidiaries, means knowledge of a particular fact or set of circumstances, events or conditions by any executive officer (or employee acting in an analogous capacity) or director of the Company, CSLC or any of their respective Subsidiaries, as applicable, to the extent actually known by any one or more of such persons or, after due inquiry and reasonable investigation by one or more of such persons, should have been known.

         IN WITNESS WHEREOF, CSLC, Sub, and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all on this 19th day of October 1999.

                                 CAPITAL SENIOR LIVING CORPORATION


                                 By:   /s/ James A. Stroud
                                    --------------------------------------------
                                    Name:  James A. Stroud
                                    Title: Chairman of the Company


                                 CAPITAL SENIOR LIVING ACQUISITION, LLC


                                 By:   /s/ Lawrence A. Cohen
                                    --------------------------------------------
                                    Name:  Lawrence A. Cohen
                                    Title: Chief Executive Officer


                                 ILM II SENIOR LIVING, INC.


                                 By:   /s/ J. William Sharman, Jr
                                    --------------------------------------------
                                    Name:  J. William Sharman, Jr
                                    Title: Chairman of the Board of Directors,
                                           President and Chief Executive Officer


With respect to Section 5.16, the undersigned agrees and consents:


CAPITAL SENIOR LIVING TRUST I


By:   /s/ Lawrence A. Cohen
   --------------------------------------------
   Name:  Lawrence A. Cohen
   Title: Trustee

May 18, 2000

Board of Directors
ILM II Senior Living, Inc.
1750 Tysons Boulevard; Suite 1200
Tysons Corner, Virginia  22102



Members of the Board of Directors:

         On April 17, 2000, Cohen & Steers Capital Advisors LLC ("Cohen & Steers") delivered to you its oral opinion as of said date, confirmed in writing by Cohen & Steers' letter to you dated April 18, 2000 (the "April 18 Letter") that, subject to the matters stated below, the merger consideration of $13.041483 per share in cash (the "Merger Consideration") provided for in the then proposed First Amendment to be dated as of April 18, 2000 (the "First Amendment") to the Amended and Restated Agreement and Plan of Merger among ILM II Senior Living, Inc., a Virginia finite life corporation (the "Company"), Capital Senior Living Corporation, a Delaware corporation ("CSLC") and Capital Senior Living Acquisition, LLC, a Delaware limited liability company ("Sub"), dated October 19, 1999 (as amended, the "Merger Agreement") was fair to the stockholders of the Company, from a financial point of view.

         We understand that the Company, CSLC and Sub, entered into the First Amendment on April 18, 2000. Pursuant to the Merger Agreement, the Company will merge with and into Sub (the "Merger"), and the separate corporate existence of the Company shall cease. In the Merger, each outstanding share of common stock of the Company ("Company Common Stock") shall be converted into the right to receive $13.041483 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

         The Board of Directors of the Company (the "Board") has requested our opinion as at the date hereof as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (the "Stockholders").

         In arriving at our opinion expressed herein, we have, among other things:

                  (1) reviewed the First Amendment and the Merger Agreement;

                  (2) reviewed certain publicly available historical consolidated financial and operating data with respect to the Company and ILM II Lease Corporation;

                  (3) reviewed certain internal business plans and financial and operating forecasts with respect to the Company and ILM II Lease Corporation, as prepared by management;

                  (4) reviewed certain pro forma historical financial information of the Company on a C-corporation basis prepared by the Company, and certain projected financial information of the Company on a C-corporation basis prepared by management;

                  (5) reviewed publicly available information of certain companies engaged in businesses we deemed comparable to the Company;

                  (6) considered the terms, to the extent publicly available, of selected recent transactions we deemed comparable;

                  (7) visited certain facilities of the Company and held discussions with the Company and its representatives and consultants regarding its business, operations and prospects;

                  (8) performed various financial analyses, as we deemed appropriate, using generally accepted analytical methodologies; and

                  (9) conducted such other financial studies, analyses and financial investigations as we deemed appropriate.

         We were not requested to and, therefore, did not verify independently the accuracy or completeness of any information furnished by the Company or any publicly available information which we reviewed in arriving at our opinion expressed herein. With the permission of the Board, we assumed and relied, without independent verification, upon the accuracy and completeness of all such information and upon the assurance of the Company that it was not aware of any information or facts that would make the information provided to us materially incomplete or misleading. With the permission of the Board, we assumed further that the financial and operating forecasts of the Company reviewed by us were reasonably prepared on a basis reflecting the best current estimates and good faith judgment of management as to its anticipated future financial condition and operating results, and we express no opinion with respect to such forecasts. We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of the Company and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting or tax aspects of the Merger.

         Our opinion herein is necessarily based on our assessment of economic, monetary, market and regulatory conditions as they exist and which can be evaluated on the date hereof. The Board has not requested that we conduct any review or analysis with respect to the Company after the date hereof, and we disclaim any undertaking or obligation to update or revise our opinion or advise the Board of any matter affecting our opinion after the date hereof unless we are specifically requested to do so pursuant to an agreement with the Company. We express no opinion concerning the future financial condition and operating results of the Company or the price or trading range at which the Company Common Stock may trade following the date hereof. Our opinion does not address and we hereby make no recommendation as to the Company's underlying decision to proceed with the Merger or the relative merits of its decision not to proceed with any alternative financial strategies that may be available to the Company.

         Our opinion expressed herein is provided at the Board's request and for its use in connection with evaluating the Merger Consideration, and for no other purpose. We have not been engaged as an agent or fiduciary of the Stockholders or any third person. Our opinion does not constitute a recommendation concerning any action the Board, any Stockholder or any third person should take concerning the Merger, the Merger Agreement or any aspect thereof or alternative thereto (including whether to vote in favor of the Merger or take or refrain from taking any other action), and should not be relied upon as such. We express no opinion with respect to the desirability of pursuing any alternative to the Merger.

         The Company and ILM Senior Living, Inc. ("ILM") agreed to pay Cohen & Steers fees in the total amount of $125,000 at the time we rendered the opinion expressed in the April 18 Letter and a similar opinion addressed to the Board of Directors of ILM in connection with the merger involving ILM (the "ILM Merger"). In addition, the Company and ILM have agreed to pay us a $900,000 cash success fee conditional upon consummation of the Merger and the ILM Merger. In the past, Cohen & Steers has provided financial advisory services to the Company and has received fees for such services. In the ordinary course of business, we and our affiliates may actively trade the securities of CSLC for the accounts of our clients and, accordingly, they may at any time hold a long or short position in such securities.

         Neither this letter nor our opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company, CSLC or Sub without our prior written approval; provided, however, that this letter may be submitted to and filed with the Securities Exchange Commission in connection with its review of the Merger, and may be reproduced without alteration in the definitive proxy statement disseminated to the Stockholders relating to the Merger and referred to in such proxy statement if reproduced without alteration therein.

         Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair to the Stockholders, from a financial point of view.

                                            Very truly yours,



                                            Cohen & Steers Capital Advisors LLC

                              [FACE SIDE OF PROXY]                 FORM OF PROXY


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ILM II SENIOR
                                  LIVING, INC.
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                  MAY 18, 2000



     The undersigned hereby appoints Jeffry R. Dwyer and J. William
Sharman, Jr., or either of them, as attorneys-in-fact and proxies to vote all the shares of common stock, $.01 par value, of ILM II Senior Living, Inc., a Virginia finite-life corporation, which are outstanding and issued in the name of the undersigned and which the undersigned is entitled to vote at the special meeting of shareholders of ILM II, to be held at 12:30 p.m., local time, on July 22, 2000, at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209, and at any adjournment or postponement of the special meeting. The undersigned hereby instructs and authorizes these attorneys-in-fact to vote the shares as indicated on the reverse side of this proxy.



     The shares represented by this proxy will be voted in accordance with the instructions contained on the reverse side. If no instructions are given, the shares will be voted "FOR" approval of the merger agreement as fully described in the notice of special meeting of shareholders and accompanying proxy statement, which the undersigned has received together with this proxy.



     If there is proposed any adjournment or postponement of the special meeting to permit further solicitation of proxies with respect to approval of the merger agreement, the shares will be voted "FOR" adjournment or postponement if the shares represented by this proxy were to be voted "FOR" approval of the merger agreement (including if there were no specifications), and "AGAINST" adjournment sor postponement if the shares represented by this proxy were to be voted "AGAINST" approval of the merger agreement.


                  (Continued and to be signed on reverse side)

 ...............................................................................
                              FOLD AND DETACH HERE

                                                               Please mark  /X/
                           [REVERSE SIDE OF PROXY]             your vote as
                                                               indicated in
                                                               the example


              FOR      AGAINST    ABSTAIN
              / /        / /        / /     1. Approval of the Amended and Restated Agreement and Plan of Merger, dated October 19,
                                               1999, as amended on April 18 , 2000, among ILM II Senior Living, Inc., a Virginia finite-life corporation, Capital Senior Living Corporation, a Delaware corporation, and Capital Senior Living Acquisition, LLC, a Delaware limited liability company; and

              / /        / /        / /     2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

                                            AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES DESCRIBED IN THE
                                            ACCOMPANYING PROXY STATEMENT YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS
                                            FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE MERGER IS ADVISABLE.

                                            YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU
                                            VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                            WHETHER OR NOT YOU INTEND TO COME TO THE SPECIAL MEETING YOU ARE URGED TO COMPLETE,
                                            DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED SELF-ADDRESSED, PREPAID
                                            RETURN ENVELOPE SO THAT YOUR SHARES CAN BE REPRESENTED AT THE SPECIAL MEETING.



THIS PROXY MAY BE REVOKED PRIOR TO ITS USE. PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

        SIGNATURES OF SHAREHOLDER(S) _______________         DATED _____________

        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.